As filed with the Securities and Exchange Commission on July 11, 2005

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM SB-2

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

OPTICAL SENSORS INCORPORATED

(Name of small business issuer in its charter)

Delaware	3841	41-1643592
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

7615 Golden Triangle Drive, Suite C

Minneapolis, MN 55344-3733

Telephone No.: (952) 944-5857

Wesley G. Peterson

Chief Financial Officer

Optical Sensors Incorporated

7615 Golden Triangle Drive, Suite C

Minneapolis, MN 55344-3733

Telephone No.: (952) 944-5857

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Thomas A. Letscher, Esq.

Oppenheimer Wolff & Donnelly LLP

45 South Seventh Street, Suite 3300

Minneapolis, Minnesota 55402

(612) 607-7000

Approximate date of commencement of proposed sale to the public:

From time to time after this registration statement becomes effective.

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Number of shares to be registered (1)	Proposed maximum offering price per unit (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee (2)(3)
Common Stock, par value $0.01 per share	7,452,361	$2.50	$18,630,902.50	$2,192.86

(1)	The amount to be registered hereunder consists of an aggregate of 7,452,361 shares of common stock to be sold by the selling stockholders named in this registration statement. Of the 7,452,361 shares of common stock 5,041,052 are issuable upon the conversion of convertible preferred stock held by the selling stockholders and 488,335 shares are issuable upon the exercise of warrants issued to the selling stockholders.
(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, based upon the last sale of the registrant’s common stock on July 6, 2005, as reported by the Over-the-Counter Bulletin Board.
(3)	Pursuant to Rule 457(p), filing fee offset with $837.38 fee paid upon filing Form S-3 by this Registrant (File No. 333-34362) and subsequently used to offset filing fees for Form SB-2 (File No. 333-71076), which shares will be automatically de-registered upon filing of this Form SB-2 with no sales of securities having been made pursuant thereto.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the Securities and Exchange Commission declares our registration statement effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated July 11, 2005

PROSPECTUS

7,452,361 Shares

OPTICAL SENSORS INCORPORATED

Common Stock

This Prospectus relates to shares of common stock, par value $.01, of Optical Sensors Incorporated d/b/a väsamed. These shares of common stock are being offered solely by the selling stockholders listed beginning on page 13 of this Prospectus. We will not receive any proceeds from the sale of shares offered by the selling stockholders.

The selling stockholders consist of Circle F Ventures, LLC, Circle F Ventures II, LLC, and their affiliates who are offering 6,502,308 shares of common stock under this Prospectus, Barth Investment Company II, L.P. who is offering 466,720 shares of common stock under this Prospectus, Dr. Glen J. Tanner who is offering 58,333 shares of common stock under this Prospectus and eighty-two additional selling stockholders who are offering an aggregate of 425,000 shares of common stock under this Prospectus. We sometimes collectively refer to Circle F Ventures, LLC, Circle F Ventures II, LLC and their affiliates as Circle F in this prospectus, and they beneficially own approximately 75.28% of our common stock.

The shares of common stock offered will be sold as described under the heading “Plan of Distribution,” beginning on page 18.

Our common stock is currently traded in the over-the-counter market on the NASD “Electronic Bulletin Board” under the symbol “OPTL.OB.” On July 6, 2005, the closing sale price of the common stock in the over-the-counter market was $2.50 per share.

The shares of common stock offered involve a high degree of risk.

See “Risk Factors” beginning on page 6 of this prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY

STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF

THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS

TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY

IS A CRIMINAL OFFENSE.

The date of this prospectus is                     , 2005.

You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. This prospectus may only be used where it is legal to sell these securities. The information in this prospectus is accurate as of the date on the front cover. You should not assume that the information contained in this prospectus is accurate as of any other date.

PROSPECTUS SUMMARY

The items in the following summary are described in more detail later in this prospectus. This summary provides an overview of selected information and does not contain all the information you should consider. Therefore, you should also read the more detailed information set out in this prospectus, including the consolidated financial statements.

Our Company

Since our initial public offering in 1996, we have evolved from a company focused on arterial blood gas monitoring in the intensive care unit to one that is focused on non-invasive hemodynamic monitors that are useable in hospital point-of-care, office-based physician practices and certain other non-hospital settings. In early 2004 we announced that we would begin doing business as väsamed. We believe the name “väsamed” underscores our mission to provide non-invasive diagnostic tools for a variety of vascular and cardiovascular conditions.

We develop, manufacture and market low-cost, noninvasive peripheral and cardio vascular diagnostic systems for hemodynamic assessment. Currently, we manufacture and sell PV2000 and SensiLaseTM PAD 3000 skin perfusion pressure and pulse volume waveform diagnostic systems for quantitative evaluation of small vessel disease in patients with chronic foot ulcers, diabetes and other peripheral arterial disease. Skin Perfusion Pressure (SPP) is a precise quantitative reading of the pressure at which the blood flow in capillaries overcomes a controlled occlusion. SPP delivers a valuable diagnostic tool by measuring blood flow to capillaries to determine microvascular health. SPP is particularly useful for applications such as wound healing prediction, amputation planning and microvascular assessment. SPP goes beyond traditional diagnostic tools by delivering accurate, reproducible clinical information regardless of vessel calcification, edema, physiology, skin type, or hyperbaric conditioning. As such, it provides unparalleled clinical value across the entire spectrum of patient types and disease states. The core technology for SPP originally came from Vasamedics LLC. In 2002, we acquired PV2000 and other assets related to medical instrumentation for patient monitoring of laser Doppler blood flow (LaserFlo BPM2) and related measurements from Vasamedics. We then developed an improved and fully automated version of PV2000 - the SensiLase PAD 3000 - and received U.S. Food and Drug Administration (FDA) clearance for it in mid-2004. The acquisition also provided us direct sales contact with customers in areas of current and future market interest.

We acquired R-wave triggered ensemble averaging (RteaTM) Impedance Cardiography (ICG) in 2004. This clinically proven ICG platform, originally referred to as SteorraTM, is a non-invasive monitoring platform that provides the hemodynamic data required to better assess and direct the treatment of advanced heart failure, hypertension and other cardiovascular diseases. The product has been re-named AcQtracTM ICG and has been re-configured to provide the configuration and mobility options that are required for the multiple call points where this technology will be used. Completely non-invasive, we believe that AcQtrac ICG, augmented by other non-invasive technologies that we are developing, will provide reliable information for optimal diagnosis and drug therapy management. We believe AcQtrac ICG will be a welcome addition within hospitals because non-invasive monitors are believed to be safer, more efficient and cost-effective to use than invasive counterparts. Outside the hospital setting, clinicians have limited information available to them when treating cardiovascular and vascular disease patients, so we believe AcQtrac ICG will be readily incorporated into the familiar physical assessment routine of blood pressure and heart rate monitoring found in most doctors’ offices. We are in the process of improving AcQtrac user aesthetics and have obtained CE Mark status. AcQtrac is currently in clinical evaluation and, we expect it to be commercially available in 2005. Our approach to ICG monitoring is intended to represent an important step in defining the next generation of ICG monitoring principally due to the future inclusion of our tissue capnometry technology. Tissue capnometry enables the determination of tissue health and viability. Our technology has broad patent protection and versatile utility. We are developing applications of this tissue capnometry that are specifically relevant to cardiac function and we will use it to position our AcQtrac platform as one of the most effective ICG platforms available.

We licensed a single application of our tissue capnometry technology, the CapnoProbeTM Sublingual (SL) System to Nellcor® Tyco Healthcare in 2001. The application limits the use of the product to its ability to evaluate CO2 in the gastrointestinal tract in order to alert healthcare providers to pending or actual tissue hypoperfusion and possible organ failure. The license agreement we negotiated with Nellcor, made Nellcor the exclusive, worldwide manufacturer and distributor of the CapnoProbe System and resulted in payments to us of over $3 million in license, development and supply fees from 2001 through 2003. In late 2003, we transferred CapnoProbe System manufacturing to Nellcor’s manufacturing facility in Mexico. The license agreement provided that we receive royalties on net sales of the disposable components and on aggregate gross margins for the CapnoProbe instrument.

On August 24, 2004, Nellcor initiated a voluntary recall of the CapnoProbe Sublingual Sensor. According to Nellcor’s press release, the recall was prompted following the finding of pathogenic bacteria in the buffered saline solution of inventory samples Nellcor manufactured and the heightened risks the bacteria poses to individuals with compromised immune systems. We stopped manufacturing the CapnoProbe in June 2003 and, since that time, we have not managed any aspect of the product.

On July 7, 2005, we entered into a termination agreement and mutual release with Nellcor to terminate the license agreement and reaffirm the termination of the supply agreement with Nellcor. The termination agreement provides for the transfer of certain tooling and unused monitoring devices from Nellcor to us, subject to certain restrictions on their use. Subject to certain exclusions, the parties have also agreed to release each other from any and all claims related to, among other things, the license agreement, the supply agreement and the recall of the CapnoProbe. As consideration for the termination agreement, we have agreed to issue 175,000 shares of our common stock to Nellcor.

Corporate Information

We were incorporated in Minnesota in May 1989 and reincorporated in Delaware in January 1996.

In this prospectus, references to “väsamed,” “Optical Sensors,” “the company,” “we,” and “our,” unless the context otherwise requires, refer to Optical Sensors Incorporated d/b/a väsamed.

Office Location

Our principal executive offices are located at 7615 Golden Triangle Drive, Suite C, Technology Park V, Minneapolis, Minnesota 55344, and our telephone number at that location is (952) 944-5857.

Summary Financial Data

The statement of operations data shown below for the years ended December 31, 2003 and 2004 and the balance sheet data as of December 31, 2004 are derived from our audited financial statements included elsewhere in this prospectus. The statement of operations data as of December 31, 2002 and the balance sheet data as of December 31, 2002 and 2003 are derived from our audited financial statements not included elsewhere in this prospectus. The statement of operations data and balance sheet data for the three months ended March 31, 2004 and 2005 are derived from our unaudited consolidated financial statements included elsewhere in this prospectus. When you read this financial data, it is important that you also read the historical financial statements and related notes included in this prospectus, as well as “Management’s Discussion and Analysis or Plan of Operation.” Historical results are not necessarily indicative of future results.

	Year Ended December 31,			Three Months Ended March 31,
	2002	2003	2004	2004	2005
	(in thousands, except per share data)
				(unaudited)	(unaudited)
Statement of Operations Data:

Net revenues	$1,575	$2,124	$1,069	$185	$273
Costs and expenses	3,457	4,411	7,364	1,218	1,225
Interest income	1	—	—	—	—
Interest expense	—	—	147	—	97
Net loss	(1,853)	(2,281)	(6,422)	(1,014)	(1,050)
Net loss per share	(.67)	(.71)	(1.85)	(.32)	(.29)

	December 31,			Three Months Ended March 31,
	2002	2003	2004	2004	2005
	(in thousands)
				(unaudited)	(unaudited)
Balance Sheet Data:

Working capital	$(1,873)	$(146)	$(4,317)	$(1,152)	$(5,438)
Total assets	2,615	1,695	1,021	1,662	1,301
Total liabilities	2,915	610	4,716	1,569	6,047
Shareholders’ equity (deficit)	(299)	1,084	(3,695)	93	(4,746)

RISK FACTORS

This offering involves a high degree of risk. You should carefully consider the risks and uncertainties described below and the other information contained in this prospectus before deciding whether to invest in shares of our common stock. If any of the following risks actually occur, our business, financial condition or operating results could be harmed. In that case, the trading price of our common stock could decline, and you may lose part or all of your investment. These risks and uncertainties described below are not the only ones facing väsamed. Additional risks and uncertainties not currently known to us or that we currently deem immaterial may also impair our business operations and adversely affect the market price of our common stock.

Risks Relating to Our Company

We have incurred substantial losses, and without further funding or technological development fees, we will not have enough cash resources to continue operations, which has resulted in the report of the independent registered public accounting firm on our 2004 financial statements containing an explanatory paragraph regarding our ability to continue as a going concern.

The report of the independent registered public accounting firm on our 2004 financial statements contains an explanatory paragraph regarding our ability to continue as a going concern. We currently have limited revenue from operations that is supplemented in large part by equity infusions, loans and cash advances from Circle F, our largest stockholder. From March of 2000 through June 30, 2005, Circle F has provided $12,965,005 of capital to fund ongoing operations through a series of equity financings, bridge loans and cash advances. We estimate our projected total cash needs for 2005, including $1,539,000 in funds already advanced from Circle F and $1,050,000 from the sale of preferred stock in May and June of 2005, to be $3,500,000. We believe that we will be able to raise additional equity investments and, if need be, Circle F will continue to advance sufficient funds to us to enable us to continue operations and product development in order for Circle F to obtain a return on its significant investment to date. However, there can be no assurance that Circle F will do so. There can be no assurance that we will be able to obtain sufficient product sales, royalty revenues, contract development fees from other sources and additional funding. If we are unable to obtain additional financing and revenues when needed, we will likely be forced to cease operations.

Our ability to receive meaningful revenues in the future is dependent in part upon the successful marketing of the SPP Systems for Wound Healing Management and the AcQtrac ICG for Hemodyanmic Monitoring.

We currently distribute the PV2000 and SensiLase PAD 3000 Systems through a combination of direct sales and dealer and distributor representatives. The distribution for AcQtrac ICG will rely on some of the same representatives as well as new dealers and distributors. Current dealer and distributor channels are under usual and customary contracts with us and as such, failure to perform is not immediately rectifiable. There can be no assurance that the product sales will meet forecasted expectations in 2005.

Our ability to sell our current and future products depends upon receipt and maintenance of U.S. and international regulatory approvals of our products and business activities.

Our ability to market our current products and any products that we may develop in the future requires clearances or approvals from the FDA and other governmental agencies, including, in some instances, foreign and state agencies. The process for maintaining and obtaining necessary regulatory clearances and approvals can be expensive and time consuming. There can be no assurance that we will be able to maintain or obtain necessary regulatory approvals and clearances in the future.

Our ability to obtain meaningful revenues will likely be directly related to the level of reimbursement for our current and proposed products.

Physicians, hospitals and other health care providers are less likely to purchase our products if they do not receive reimbursement from third-party payers for the cost of our products. While each third-party payer has its own process and rules for determining whether it will pay for a particular treatment, the ability to get Medicare reimbursement is usually a significant gating issue for selling a new product. Obtaining a product-specific reimbursement code from Medicare requires a significant amount of published clinical research data and takes several years. When a Medicare reimbursement code is assigned, Medicare also assigns a reimbursement amount. Once assigned, this amount dictates the future revenue opportunities for a particular product, and there is a risk that the assigned rate could be at a level which makes it impossible or difficult to market the product at a profit. We are investing significant time and resources into the development of our SensiLase and AcQtrac ICG products and if we are unable to obtain product-specific reimbursement code for them or maintain their existing product codes, or if the established reimbursement amount is low, we will be unable to achieve meaningful sales of our these products.

If we are unable to protect our intellectual property, the value of our products could be diminished, and we may be unable to prevent other companies from using our technology in competitive products.

Our success depends in large part on our proprietary technology. We rely on a combination of patent, copyright, trademark and trade secret laws, confidentiality procedures and licensing arrangements to establish and protect our proprietary rights. If we fail to successfully enforce our intellectual property rights, the value of our products could be diminished and our competitive position may suffer. Our competitors could copy or otherwise obtain and use our technology without authorization or develop similar technology independently that may infringe our proprietary rights. We may not be able to detect infringement and may lose competitive position in the market before we do so. In addition, competitors may design around our technology or develop competing technologies. Intellectual property protection may also be unavailable or limited in some foreign countries.

Claims by others that our products infringe their patents or other intellectual property rights could adversely affect our financial condition.

The medical device industry has been characterized by frequent litigation regarding patent and other intellectual property rights. Patent applications are maintained in secrecy in the United States until the patents are issued and also are maintained in secrecy for a period of time outside the United States. Accordingly, we can conduct only limited searches to determine whether our technology infringes any patents or patent applications of others. Any claims of patent infringement would be time-consuming and could likely:

•	result in costly litigation;

•	divert the time and attention of our technical personnel and management;

•	cause product development delays;

•	require us to develop non-infringing technology; or

•	require us to enter into royalty or licensing agreements.

Although patent and intellectual property disputes in the medical device industry often have been settled through licensing or similar arrangements, costs associated with these arrangements may be substantial and often require the payment of ongoing royalties, which could hurt our gross margins. In addition, we cannot be sure that the necessary licenses would be available to us on satisfactory terms, or that we could redesign our products or processes to avoid infringement, if necessary. Accordingly, an adverse determination in a judicial or administrative proceeding, or the failure to obtain necessary licenses, could prevent us from developing, manufacturing and selling some of our products, which could harm our business, financial condition and operating results.

We may be subject to product liability and warranty claims, and we have limited insurance coverage.

The future manufacture and sale of our products could expose us to product liability claims and product recalls, including those that may arise from misuse, malfunction or design flaws. Product liability claims or product recalls, regardless of their ultimate outcome, could require us to spend significant time and money in litigation or to pay significant damages. We have product liability insurance; however, it might not cover the costs of any product liability claim made against us. Furthermore, we may not be able to obtain additional insurance at satisfactory rates or in adequate amounts.

Risks Relating to Our Industry

We operate in an extremely competitive and rapidly changing marketplace, and virtually all of our competitors have greater resources than us, which may allow them to more quickly react to changes in the market place.

Competition among medical device companies is intense and increasing. There can be no assurance that our competitors will not succeed in developing or marketing technologies and products that are more effective or less expensive than our products or that would render our products obsolete or non-competitive.

The loss of key personnel could harm our business.

Our success is substantially dependent on the ability, experience and performance of our senior management and other key personnel, including, in particular, Paulita M. LaPlante, our President and Chief Executive Officer. We cannot guarantee that she will remain employed with us. If we lose one or more of the members of our senior management or other key employees, our business could suffer.

Risks Relating to Our Common Stock

Our common stock is traded on the Over-The-Counter Bulletin Board, which may make it more difficult for you to sell your shares and may cause the market price of our common stock to decrease.

Our common stock is traded on the Over-The-Counter (“OTC”) Bulletin Board. Consequently, the liquidity of our common stock is impaired, not only in the number of shares that are bought and sold, but also through delays in the timing of transactions, and coverage by security analysts and the news media, if any, of our company. As a result, prices for shares of our common stock may be lower than might otherwise prevail if our common stock was traded on Nasdaq or a national securities exchange.

Because our shares are “penny stocks,” you may have difficulty selling them in the secondary trading market.

Federal regulations under the Securities Exchange Act of 1934 regulate the trading of so-called “penny stocks,” which are generally defined as any security not listed on a national securities exchange or Nasdaq, priced at less than $5.00 per share and offered by an issuer with limited net tangible assets and revenues. Since our common stock currently trades on the OTC Bulletin Board at less than $5.00 per share, our common stock is a “penny stock” and may not be traded unless a disclosure schedule explaining the penny stock market and the risks associated therewith is delivered to a potential purchaser prior to any trade.

In addition, because our common stock is not listed on Nasdaq or any national securities exchange and currently trades at less than $5.00 per share, trading in our common stock is subject to Rule 15g-9 under the Exchange Act. Under this rule, broker-dealers must take certain steps prior to selling a “penny stock,” which steps include:

•	obtaining financial and investment information from the investor;

•	obtaining a written suitability questionnaire and purchase agreement signed by the investor; and

•	providing the investor a written identification of the shares being offered and the quantity of the shares.

If these penny stock rules are not followed by the broker-dealer, the investor has no obligation to purchase the shares. The application of these comprehensive rules will make it more difficult for broker-dealers to sell our common stock and our stockholders, therefore, may have difficulty in selling their shares in the secondary trading market.

Sales of a substantial number of shares of our common stock in the public market, including the shares offered hereby, could lower our stock price and impair our ability to raise funds in new stock offerings.

Future sales of a substantial number of shares of our common stock in the public market, including the shares offered hereby, or the perception that such sales could occur, could adversely affect the prevailing market price of our common stock and could make it more difficult for us to raise additional capital through the sale of equity securities.

Our stock price may be volatile and your investment in our common stock could suffer a decline in value.

The market price of our common stock may fluctuate significantly in response to a number of factors, some of which are beyond our control. These factors include:

•	progress of our products through the regulatory process;

•	announcements of technological innovations or new products by us or our competitors;

•	government regulatory action affecting our products or our competitors’ products in both the United States and foreign countries;

•	developments or disputes concerning patent or proprietary rights;

•	actual or anticipated fluctuations in our operating results;

•	general market conditions for emerging growth and medical device companies;

•	broad market fluctuations; and

•	economic conditions in the United States or abroad.

We may incur significant costs from class action litigation due to our expected stock volatility.

In the past, following periods of large price declines in the public market price of a company’s stock, holders of that stock occasionally have instituted securities class action litigation against the company that issued the stock. If any of our stockholders were to bring this type of lawsuit against us, even if the lawsuit is without merit, we could incur substantial costs defending the lawsuit. The lawsuit also could divert the time and attention of our management, which would hurt our business. Any adverse determination in litigation could also subject us to significant liabilities.

Our stockholder rights agreement, provisions in our corporate documents and Delaware law could discourage or prevent a takeover, even if an acquisition would be beneficial to our stockholders.

Our stockholder rights agreement under which we distributed to our stockholders preferred stock purchase rights may cause substantial dilution to a person or group that attempts to acquire our company in a manner or on terms not approved by our board of directors.

Provisions of our certificate of incorporation and bylaws, as well as provisions of Delaware law, could also make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders. These provisions include prohibiting cumulative voting in the election of directors, which would otherwise allow less than a majority of stockholders to elect director candidates.

We refer you to “Description of Securities – Rights Agreement” for more information on our stockholder rights agreements. We also refer you to “Description of Securities —Anti-Takeover Provisions of Delaware Law” for more information on the specific provisions of our certificate of incorporation, our bylaws and Delaware law that could discourage, delay or prevent a change of control of our company.

Circle F owns a sufficient number of shares of our common stock to potentially control our company, which could discourage or prevent a takeover, even if an acquisition would be beneficial to our stockholders.

Circle F owns or controls approximately 75.28% of our outstanding common stock, assuming the conversion or exercise of all Series A convertible preferred stock, Series B convertible preferred stock, Series C convertible preferred stock and warrants held by Circle F. In addition, Charles D. Snead, Jr., one of our directors, is a consultant and attorney for Circle F and Hayden R. Fleming and their affiliates and related companies. Accordingly, these stockholders may be able to influence the outcome of stockholder votes, involving votes concerning the election of directors, the adoption or amendment of provisions in our certificate of incorporation and bylaws and the approval of certain mergers or other similar transactions, such as sales of substantially all of our assets. Such control by existing stockholders could have the effect of delaying, deferring or preventing a change in control of our company.

Exercise of outstanding warrants, stockholder options and other rights will dilute existing stockholders and could decrease the market price of our common stock.

As of June 30, 2005, we had issued and outstanding 3,633,289 shares of common stock, 4,333,334 shares of Series A convertible preferred stock, which are currently convertible into our common stock on a six-for-one basis, 236,934 shares of Series B convertible preferred stock, which are currently convertible into our common stock on a one-for-five basis, 78,354 shares of Series C convertible preferred stock, which are currently convertible into our common stock on a one-for-forty basis, and outstanding warrants and options to purchase 1,401,956 shares of common stock. The existence of the convertible preferred stock, warrants and options may adversely affect the market price of our common stock and the terms under which we could obtain additional equity capital.

We do not intend to pay any cash dividends in the foreseeable future and, therefore, any return on your investment in our common stock must come from increases in the fair market value and trading price of the common stock.

We do not intend to pay any cash dividends in the foreseeable future and, therefore, any return on your investment in our common stock must come from increases in the fair market value and trading price of our common stock.

We likely will issue additional equity securities, which will dilute your share ownership.

We likely will issue additional equity securities to raise capital. These additional issuances will dilute your share ownership.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements, primarily in the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” Generally, you can identify these statements because they use phrases like “anticipates,” “believes,” “expects,” “future,” “intends,” “plans,” and similar terms. These statements are only predictions. Although we do not make forward-looking statements unless we believe we have a reasonable basis for doing so, we cannot guarantee their accuracy, and actual results may differ materially from those we anticipated due to a number of uncertainties, many of which are unforeseen. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus. Our actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including, among others, the risks we face as described on the previous pages and elsewhere in this prospectus.

We believe it is important to communicate our expectations to our investors. There may be events in the future, however, that we are unable to predict accurately or over which we have no control. The risk factors listed on the previous pages, as well as any cautionary language in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Before you invest in our common stock, you should be aware that the occurrence of the events described in the previous risk factors and elsewhere in this prospectus could negatively impact our business, operating results, financial condition and stock price.

We are not obligated to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as otherwise required by law. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus and other statements made from time to time from us or our representatives, might not occur.

USE OF PROCEEDS

väsamed will not receive any of the proceeds from the sale of shares offered under this prospectus by the selling stockholders. This offering is intended to satisfy our obligations to register, under the Securities Act of 1933, the resale of the shares of our common stock, including shares of our common stock that will be issued to certain selling stockholders upon the conversion of convertible preferred stock and the exercise of warrants to be issued to them. The net proceeds from our sale of these securities to the selling stockholders has been and will continue to be used for general corporate purposes, including working capital.

DIVIDEND POLICY

We have never paid cash dividends on our common stock and currently intend to retain all future earnings, if any, for the continued growth and development of our business and have no plans to pay cash dividends in the future. Any payment of cash dividends on our common stock will be at the discretion of our Board of Directors and will depend upon our results of operations, earnings, capital requirements, contractual restrictions and other factors deemed relevant by our Board of Directors.

SELLING STOCKHOLDERS

Circle F and its affiliates, Barth Investment Company, II and Dr. Glen J. Tanner acquired or have the right to acquire upon the conversion of convertible preferred stock or upon the conversion and exercise of warrants the shares of our common stock being offered under this prospectus directly from us in private transactions.

The remaining eighty-two shareholders acquired their shares as consideration in a transaction whereby the Company acquired from SORBA Medical Systems, Inc. all of its assets related to SORBA’s Steorra™ impedance cardiograph device and RTea™ advanced signal processing technology, consisting primarily of intellectual property rights and other ancillary equipment and supplies. The Company acquired the technology for consideration consisting of cash in the amount of $300,000 and 425,000 shares of common stock. As part of the agreement, the Company issued 403,750 shares of common stock on May 14, 2004 with the remaining 21,250 shares of common stock issued September 1, 2004 upon completion of certain post-closing matters. The selling shareholders acquired the shares upon the subsequent dissolution of SORBA. The Company has agreed to file with the SEC this Prospectus covering the resale of up to 425,000 shares of common stock of the Company. These selling shareholders executed agreements containing lock-up provisions prohibiting them from selling any of our common stock until six months after the date of this prospectus, which the Company has agreed to decrease to two months.

The following table sets forth information known to the Company with respect to the beneficial ownership of the Company’s common stock as of June 30, 2005 by the selling stockholders. In accordance with the rules of the SEC, beneficial ownership includes the shares issuable upon the conversion of convertible preferred stock or upon the conversion and exercise of warrants or exercise of options that are exercisable or convertible within 60 days of June 30, 2005. Shares issuable upon the conversion of convertible preferred sock or upon the conversion and exercise of warrants or exercise of options are considered outstanding for computing the percentage of the person holding the warrants and options, but are not considered outstanding for computing the percentage of any other person.

The percentage of beneficial ownership for the following table is based on 3,633,289 shares of common stock outstanding as of June 30, 2005. To our knowledge, except as indicated in the footnotes to this table, each person named in the table has sole voting and investment power with respect to all shares of common stock shown in the table to be beneficially owned by such person.

Except as set forth below, none of the selling stockholders has had any position, office or other material relationship with väsamed within the past three years. The table assumes that the selling stockholders sell all of the shares offered by them in this offering. However, väsamed is unable to determine the exact number of shares that will actually be sold or when or if these sales will occur. väsamed will not receive any of the proceeds from the sale of the shares offered under this prospectus.

	Shares of Common Stock Beneficially Owned Prior to the Offering	Number of Shares Being Offered	Shares of Common Stock Beneficially Owned After Completion of the Offering
Selling Shareholder			Number	% of Class
Circle F (1)	6,502,308	6,502,308	0	0%
Dr. Glen J. Tanner	58,333	58,333	0	0%
Hayden R. Fleming and LaDonna M. Fleming Revocable Trust Dated 7/19/95 (2)	429,430	429,430	0	0%
Barth Investment Company, II (3)	466,720	466,720	0	0%
George P. Messina	40,500	40,500	0	0%

	Shares of Common Stock Beneficially Owned Prior to the Offering	Number of Shares Being Offered	Shares of Common Stock Beneficially Owned After Completion of the Offering
Selling Shareholder			Number	% of Class
Glenn H. Isensee	27,000	27,000	0	0%
Patricia M. Ackmann	295	295	0	0%
Allen Management Inc.	2,198	2,198	0	0%
John H. Allen	698	698	0	0%
Barbara Allen Revocable Trust dtd 11/19/92, John H. Allen Trustee	10,098	10,098	0	0%
Howard P. Apple	1,069	1,069	0	0%
Thomas E. Aul	2,483	2,483	0	0%
Ann Bardeen-Henschel	5,188	5,188	0	0%
Jill A. Barney	21,042	21,042	0	0%
Mark Barre & Cheryl Barre Jt Ten.	691	691	0	0%
James Baumgartner	214	214	0	0%
Don Berndt	4,490	4,490	0	0%
Duane H. Blemke	3,857	3,857	0	0%
Jack W. Boettcher	7,214	7,214	0	0%
Deanna Braeger	513	513	0	0%
Jerome W. Braier	534	534	0	0%
Ronald G. Braier	478	478	0	0%
Thomas J. Braier	2,677	2,677	0	0%
Beverly J. Britzzalaro	713	713	0	0%
Brian P. Buggy	620	620	0	0%
Robert B. Bush	11,641	11,641	0	0%
Tom Christman	378	378	0	0%
Pasquale J. Costa	1,069	1,069	0	0%
Mark Elliot	363	363	0	0%
Robert J. Flemming	18,894	18,894	0	0%
The Milton Frater Family Trust dtd 1/14/03, James J. Frater, Mary M. Frater and Robert W. Frater Trustees	764	764	0	0%
Jerome W. Fritsch	14,671	14,671	0	0%
Douglas M. Gabble	5,821	5,821	0	0%
Jack Geunther	120	120	0	0%
Betty A. Guenther	120	120	0	0%
John Hall	5,630	5,630	0	0%
Lyle Hamilton	6,098	6,098	0	0%
Steven D. Hamilton	1,710	1,710	0	0%
Jeffrey Heath	43	43	0	0%
Philip J. Hendrickson	11,641	11,641	0	0%
Elizabeth Hopkins Rev. Trust, John H. Allen Trustee	2,507	2,507	0	0%

	Shares of Common Stock Beneficially Owned Prior to the Offering	Number of Shares Being Offered	Shares of Common Stock Beneficially Owned After Completion of the Offering
Selling Shareholder			Number	% of Class
Harland W. Huston	4,265	4,265	0	0%
Glenn H. Isenee and Susan N. Isensee, Jt Ten.	5,764	5,764	0	0%
R.P. James L.P. 2001 Intangible Asset Management Trust dtd 8/20/01, Robert C. James Trustee	5,821	5,821	0	0%
James Jandl	1,069	1,069	0	0%
Judy Jungen	2,672	2,672	0	0%
James Kandler	954	954	0	0%
Jeffrey Kernen	5,345	5,345	0	0%
Joseph Kircher	455	455	0	0%
Thomas J. Kuesel	14,351	14,351	0	0%
Christine Lavera	737	737	0	0%
James Leibsohn	3,364	3,364	0	0%
Thomas M. Linnan	764	764	0	0%
Patricia M. Locante and Frank G. Locante, Jt Ten.	12,874	12,874	0	0%
Kathleen A. Locke	713	713	0	0%
Dante D. Lucas	1,164	1,164	0	0%
Raymond Lueck	342	342	0	0%
Darlene Macur	770	770	0	0%
Louise E. MacVie	713	713	0	0%
George P. & Cheryl A. Messina Trust u.a.d. 10/3/97, George P. Messina & Cheryl A. Messina Trustees	8,860	8,860	0	0%
Kathleen M. Moeschberger	342	342	0	0%
Andrew K. Morris	2,586	2,586	0	0%
Robert W. Moser	14,233	14,233	0	0%
Daniel M. Muchin 1999 Rev. Trust dtd. 1/14/99, Daniel M. & Natalie L. Muchin Trustee	2,672	2,672	0	0%
Daniel M. & Natalie L. Muchin 2002 Rev. Trust dtd 1/30/02, Daniel M. Muchin Trustee	3,741	3,741	0	0%
Peyton A. Muehlmeier	2,789	2,789	0	0%
Leonard R. Noll	2,672	2,672	0	0%
Bruno V. Nordberg	513	513	0	0%
John W. Orth	11,859	11,859	0	0%
Carol M. Porth Trust dtd 7/29/99, Carol M. Porth Trustee	8,526	8,526	0	0%

	Shares of Common Stock Beneficially Owned Prior to the Offering	Number of Shares Being Offered	Shares of Common Stock Beneficially Owned After Completion of the Offering
Selling Shareholder			Number	% of Class
William R. Puchner	2,761	2,761	0	0%
Timothy S. Radtke	1,146	1,146	0	0%
William A. Rose Rev. Trust dtd 11/16/88, William A. Rose Trustee	18,696	18,696	0	0%
Susan F. Rose Rev. Trust dtd. 9/22/88, Susan F. Rose Trustee	6,026	6,026	0	0%
Thomas Schoenauer	5,345	5,345	0	0%
Karen Searle	2,764	2,764	0	0%
Lucy Shaker	15,779	15,779	0	0%
Eileen Short Trust dtd 1/25/94, Eileen Short Trustee	11,641	11,641	0	0%
Phillip Smith	16,471	16,471	0	0%
Richard A. Smith	4,321	4,321	0	0%
Donald Taylor	1,133	1,133	0	0%
Donald Valentine	363	363	0	0%
Barbara Von Briesen Trust dtd. 11/9/90, Asha Greer Trustee	916	916	0	0%
Terence M. Walsch	713	713	0	0%
Walter Welsch	727	727	0	0%
Susanna Williams	513	513	0	0%
The Virginia M. Wiltberger Living Trust dtd 4/23/04, Virginia M. Wiltberger, Trustee	713	713	0	0%

*	Less than 1% of the outstanding shares.
(1)	Based on Schedule 13D/A filed by Circle F May 16, 2005. Includes 23,412 shares held by an individual retirement account for the benefit of Mr. Fleming’s spouse, 3,333 shares held by an individual retirement account for the benefit of Mr. Fleming and 429,430 shares are owned by a trust for the benefit of Mr. Fleming and his wife. Of the shares owned by the trust, 33,333 shares are issuable upon the exercise of a warrant and 184,280 shares are issuable upon the conversion of 4,607 shares of Series C convertible preferred stock. Also includes 1,259,328 shares of common stock, 83,333 shares are issuable upon the exercise of a warrant, 722,222 shares issuable upon the conversion of 4,333,334 shares of Series A convertible preferred stock, 281,665 shares issuable upon the conversion of 56,333 shares of Series B convertible preferred stock and 206,280 shares issuable upon the conversion of 5,157 shares of Series C convertible preferred stock held by Circle F Ventures, LLC as well as 903,005 shares issuable upon the conversion of 180,601 shares of Series B convertible preferred stock and 2,276,880 shares issuable upon the conversion of 56,922 shares of Series C convertible preferred stock held by Circle F Ventures II, LLC. Also includes 313,420 shares issuable upon the exercise of warrants held by Fleming Securities, Inc. Mr. Fleming is the managing member of Circle F Ventures, LLC and Circle F Ventures II, LLC. The address of Circle F and Mr. Fleming is 17797 North Perimeter Drive, Scottsdale, Arizona 85255. See “Certain Relationships and Related Transactions.”

(2)	Based on Schedule 13D/A filed May 16, 2005. Includes 33,333 shares of common stock that are issuable upon the exercise of a warrant and 184,280 shares issuable upon the conversion of 4,607 shares of Series C convertible preferred stock. This does not include the beneficial ownership of certain affiliates of the Fleming Trust. The address of the Fleming Trust is 17797 North Perimeter Drive, Scottsdale, Arizona 85255.
(3)	Based on Schedule 13D/A filed by Barth Investment Company II, LP July 8, 2005. Includes 466,720 shares issuable upon the conversion of 11,668 shares of Series A convertible preferred stock. The address of Barth Investment Company II, LP is 4201 Lenmar Drive, Coplay, Pennsylvania 18037.

Circle F and the Hayden R. Fleming and LaDonna M. Fleming Revocable Trust Dated 7/19/95 are both affiliated with, and customers of, Fleming Securities, Inc., a New Mexico Corporation, that is a registered broker-dealer. However, both Circle F and the Hayden R. Fleming and LaDonna M. Fleming Revocable Trust Dated 7/19/95 purchased their shares of common stock in the ordinary course of business and at the time of purchase, had no agreements or understandings, directly or indirectly, with any person to distribute them.

PLAN OF DISTRIBUTION

The selling stockholders now own or have the right to acquire the shares of väsamed common stock being offered under this prospectus upon the conversion of convertible preferred stock and the conversion and exercise of outstanding warrants held by the selling stockholders. To our knowledge, none of the selling stockholders has entered into any agreement, arrangement or understanding with any particular broker or market maker with respect to the shares offered under this prospectus, nor do we know the identity of the brokers or market makers that will participate in the offering. The shares of common stock may be offered and sold from time to time by the selling stockholders or by their respective pledgees, donees, transferees and other successors in interest, although certain selling shareholders executed agreements containing lock-up provisions prohibiting them from selling any of our common stock until six months after the date of this prospectus, which the Company has agreed to decrease to two months.

The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Sales may be made over the OTC Bulletin Board, in the over-the-counter market, in privately negotiated transactions or otherwise, at then prevailing market prices, at prices related to prevailing market prices or at negotiated prices. Sales may be made directly or through agents designated from time to time or through dealers or underwriters to be designated or in negotiated transactions. The shares may be sold by one or more of, or a combination of, the following methods:

•	a block trade in which the broker-dealer engaged by a selling shareholder will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by the broker-dealer as principal and resale by the broker or dealer for its account pursuant to this prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

•	privately negotiated transactions.

väsamed has been advised by the selling stockholders that they have not, as of the date of this prospectus, entered into any arrangement with a broker-dealer for the sale of shares through a block trade, special offering, or secondary distribution of a purchase by a broker-dealer. In effecting sales, broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate. Broker-dealers will receive commissions or discounts from the selling stockholders in amounts to be negotiated immediately prior to the sale.

In connection with distributions of the shares or otherwise, the selling stockholders may, if permitted by law, also enter into hedging transactions. For example, the selling stockholders may:

•	enter into transactions involving short sales of the shares of common stock by broker-dealers;

•	sell shares of common stock short and redeliver these shares to close out the short position;

•	enter into option or other types of transactions that require the selling stockholders to deliver shares of common stock to a broker-dealer, who will then resell or transfer the shares of common stock under this prospectus; or

•	loan or pledge shares of common stock to a broker dealer, who may sell the loaned shares or, in the event of default, sell the pledged shares.

Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from the selling stockholders or the purchasers of the common stock in amounts to be negotiated in connection with the sale. Broker-dealers and any other participating broker-dealers may be deemed to be underwriters within the meaning of the Securities Act of 1933 in connection with the sales, and any commission, discount or concession may be deemed to be underwriting discounts or commissions under the Securities Act. In addition, any securities covered by this prospectus which qualify for sale under Rule 144 of the Securities Act may be sold under Rule 144 rather than under this prospectus. No period of time has been fixed within which the shares covered by this prospectus may be offered and sold.

We have advised the selling stockholders that the anti-manipulation rules under the Exchange Act of 1934 may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates.

This offering will terminate on the earlier to occur of:

•	the date on which all shares offered have been sold by the selling stockholders; or

•	the date on which all shares held by a selling shareholder may be sold by such selling shareholder in compliance with Rule 144(k) under the Securities Act.

We will pay the expenses of registering the shares under the Securities Act, including registration and filing fees, printing expenses, fees and disbursements of our counsel and accountants, all of our internal expenses, and all legal fees and disbursements and other expenses of complying with state securities or blue sky laws of any jurisdictions in which the securities to be offered are to be registered or qualified. The selling stockholders will bear all discounts, commissions or other amounts payable to underwriters, dealers or agents.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution or a corporate development. At the time a particular offer of shares is made, if required, a prospectus supplement will be distributed that will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

SELECTED FINANCIAL DATA

The selected statement of operations data shown below for the years ended December 31, 2003 and 2004 and the balance sheet data as of December 31, 2004 are derived from our audited financial statements included elsewhere in this prospectus. The statement of operations data and balance sheet data for the three months ended March 31, 2004 and 2005 are derived from our unaudited consolidated financial statements included elsewhere in this prospectus. The selected statement of operations data shown below for the years ended December 31, 2000, 2001 and 2002 and the balance sheet data as of December 31, 2000, 2001, 2002 and 2003 are derived from our audited financial statements not included elsewhere in this prospectus. When you read this selected consolidated financial data, it is important that you also read the historical financial statements and related notes included in this prospectus, as well as “Management’s Discussion and Analysis or Plan of Operation.” Historical results are not necessarily indicative of future results.

	Year Ended December 31,					Three Months Ended March 31,
	2000	2001	2002	2003	2004	2004	2005
	(in thousands, except per share data)					(unaudited)	(unaudited)
Statement of Operations Data:

Net revenues	$—	$688	$1,575	$2,124	$1,069	$185	$273
Costs and expenses	3,707	3,416	3,457	4,411	7,364	1,218	1,225
Interest income	36	1	1	—	—	—	—
Interest expense	1,474	786	—	—	147	—	97
Net loss	(5,302)	(3,400)	(1,853)	(2,281)	(6,422)	(1,014)	(1,050)
Net loss per share	(3.54)	(2.24)	(.67)	(.71)	(1.85)	(.32)	(.29)

	December 31,					Three Months Ended March 31,
	2000	2001	2002	2003	2004	2004	2005
	(in thousands)
Balance Sheet Data:

Working capital	$50	$(1,614)	$(1,873)	$(146)	$(4,317)	$(1,152)	$(5,438)
Total assets	2,716	2,158	2,615	1,695	1,021	1,662	1,301
Long-term obligations	6	—	—	—	—	1,569	6,047
Shareholders’ equity (deficit)	992	(193)	(299)	1,084	(3,695)	93	(4,746)

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

The following Management’s Discussion and Analysis or Plan of Operation contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “expect,” “believe,” “anticipate,” or “estimate,” identify such forward-looking statements. These statements by their nature involve substantial risks and uncertainties, and actual results may differ materially from those expressed in such forward-looking statements. Some of the factors that could cause such material differences are identified in “Risk Factors.” We undertake no obligation to correct or update any forward-looking statements, whether as a result of new information, future events, or otherwise. You are advised, however, to consult any future disclosures we make on related subjects in future filings with the SEC.

Overview

Since our initial public offering in 1996, we have evolved from a company focused on arterial blood gas monitoring in the intensive care unit to one that is focused on non-invasive hemodynamic monitors that are useable in hospital point-of-care, office-based physician practices and certain other non-hospital settings. In early 2004 we announced that we would begin doing business as väsamed. We believe the name “väsamed” underscores our mission to provide non-invasive diagnostic tools for a variety of vascular and cardiovascular conditions.

We develop, manufacture and market low-cost, noninvasive peripheral and cardio vascular diagnostic systems for hemodynamic assessment. Currently, we manufacture and sell PV2000 and SensiLaseTM PAD 3000 skin perfusion pressure and pulse volume waveform diagnostic systems for quantitative evaluation of small vessel disease in patients with chronic foot ulcers, diabetes and other peripheral arterial disease. Skin Perfusion Pressure (SPP) is a precise quantitative reading of the pressure at which the blood flow in capillaries overcomes a controlled occlusion. SPP delivers a valuable diagnostic tool by measuring blood flow to capillaries to determine microvascular health. SPP is particularly useful for applications such as wound healing prediction, amputation planning and microvascular assessment. SPP goes beyond traditional diagnostic tools by delivering accurate, reproducible clinical information regardless of vessel calcification, edema, physiology, skin type, or hyperbaric conditioning. As such, it provides unparalleled clinical value across the entire spectrum of patient types and disease states. The core technology for SPP originally came from Vasamedics LLC. In 2002, we acquired PV2000 and other assets related to medical instrumentation for patient monitoring of laser Doppler blood flow (LaserFlo BPM2) and related measurements from Vasamedics. We then developed an improved and fully automated version of PV2000 - the SensiLase PAD 3000 - and received U.S. Food and Drug Administration (FDA) clearance for it in mid-2004. The acquisition also provided us direct sales contact with customers in areas of current and future market interest.

We acquired R-wave triggered ensemble averaging (Rtea™) Impedance Cardiography (ICG) in 2004. This clinically proven ICG platform, originally referred to as SteorraTM, is a non-invasive monitoring platform that provides the hemodynamic data required to better assess and direct the treatment of advanced heart failure, hypertension and other cardiovascular diseases. The product has been re-named AcQtrac™ ICG and has been re-configured to provide the configuration and mobility options that are required for the multiple call points where this technology will be used. Completely non-invasive, we believe that AcQtrac ICG, augmented by other non-invasive technologies that we are developing, will provide reliable information for optimal diagnosis and drug therapy management. We believe AcQtrac ICG will be a welcome addition within hospitals because non-invasive monitors are believed to be safer, more efficient and cost-effective to use than invasive counterparts. Outside the hospital setting, clinicians have limited information available to them when treating cardiovascular and vascular disease patients, so we believe AcQtrac ICG will be readily incorporated into the familiar physical assessment routine of blood pressure and heart rate monitoring found in most doctors’ offices. We are in the process of improving AcQtrac user aesthetics and have obtained CE Mark status. AcQtrac is currently in clinical evaluation and, we expect it to be commercially available in 2005. Our approach to ICG monitoring is intended to represent an important step in defining the next generation of ICG monitoring principally due to the future inclusion of our tissue capnometry technology. Tissue capnometry enables the determination of tissue health and viability. Our technology has broad patent protection and versatile utility. We are developing applications of this tissue capnometry that are specifically relevant to cardiac function and we will use it to position our AcQtrac platform as one of the most effective ICG platforms available.

We licensed a single application of our tissue capnometry technology, the CapnoProbeTM Sublingual (SL) System to Nellcor® Tyco Healthcare in 2001. The application limits the use of the product to its ability to evaluate CO2 in the gastrointestinal tract in order to alert healthcare providers to pending or actual tissue hypoperfusion and possible organ failure. The license agreement we negotiated with Nellcor, made Nellcor the exclusive, worldwide manufacturer and distributor of CapnoProbe and resulted in payments to us of over $3 million in license, development and supply fees from 2001 through 2003. In late 2003, we transferred CapnoProbe manufacturing to Nellcor’s manufacturing facility in Mexico. The license agreement provided that we receive royalties on net sales of the disposable components and on aggregate gross margins for the CapnoProbe instrument.

On August 24, 2004, Nellcor initiated a voluntary recall of the CapnoProbe Sublingual Sensor. According to Nellcor’s press release, the recall was prompted following the finding of pathogenic bacteria in the buffered saline solution of inventory samples Nellcor manufactured and the heightened risks the bacteria poses to individuals with compromised immune systems. We stopped manufacturing the CapnoProbe in June 2003 and, since that time, we have not managed any aspect of the product.

On July 7, 2005, we entered into a termination agreement and mutual release with Nellcor to terminate the license agreement and reaffirm the termination of the supply agreement with Nellcor. The termination agreement provides for the transfer of certain tooling and unused monitoring devices from Nellcor to us, subject to certain restrictions on their use. Subject to certain exclusions, the parties have also agreed to release each other from any and all claims related to, among other things, the license agreement, the supply agreement and the recall of the CapnoProbe. As consideration for the termination agreement, we have agreed to issue 175,000 shares of our common stock to Nellcor.

Our current cash balances, anticipated revenues from net sales, royalty payments from Nellcor, and contract development revenues are insufficient to fund our operations on a short-term and long-term basis. We will need to obtain additional loans or equity funding in order to continue to fund operations on both a short-term and long-term basis.

We estimate our projected total cash needs for 2005 to be $3,500,000, of which Circle F has advanced us $1,539,000 through June 30, 2005. In addition, in May and June of 2005 we received $1,050,000 for the sale of preferred stock in private placement transactions. We sometimes collectively refer to Circle F Ventures, LLC, Circle F Ventures II, LLC and their affiliates as “Circle F”, and they beneficially own approximately 75.28% of our common stock. These projected total cash needs include expenditures for enhancements to and marketing of the AcQtrac ICG plus continued sales launch of the SensiLase product. We often do not have funds available to pay current obligations without receiving advances from Circle F or securing funds through other investors Although we believe that Circle F will continue to provide financing to us in order to obtain a return on its significant investment to date, there can be no assurance that Circle F will continue to do so. Furthermore, there can be no assurance that we will be able to obtain additional loans, equity funding or development fees from other sources. If we are unable to obtain additional financing and revenues when needed, we will likely be forced to cease operations.

We do not expect to incur any significant liabilities for equipment, real estate or leasehold improvements during 2005 nor do we plan to significantly increase or decrease our current number of employees. We do expect to increase spending for patent filings in major countries around the world and for sales activities related to our SensiLase product and for development of an enhanced AcQtrac ICG product.

Critical Accounting Policies and Estimates

General

The following discussion and analysis of our financial condition and results of operations is based upon our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of our financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an ongoing basis, we evaluate our estimates, including those related to bad debts, inventories, income taxes, and contingencies and litigation. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

We believe the following critical accounting policies affect our more significant judgments and estimates used in the preparation of our financial statements.

Revenue Recognition

We recognize revenue in accordance with the Securities and Exchange Commission’s Staff Accounting Bulletin No. 101, or SAB 101, “Revenue Recognition in Financial Statements”, as amended by SAB 104. SAB 104 requires that four basic criteria must be met before revenue can be recognized: (1) persuasive evidence of an agreement exists; (2) delivery has occurred or services rendered; (3) the fee is fixed and determinable; and (4) collectibility is reasonably assured. Revenues from our business activities are recognized from net sales of manufactured products upon delivery to the customer; from product development fees as the contracted services are rendered; from product development milestones upon completion and acceptance; from up-front product development license fees as they are amortized over the expected development term of the proposed products; and from royalties on the sales of products sold by companies under license from us. The determination of SAB 104 criteria (3) and (4) for each source of revenue is based on our judgments regarding the fixed nature and collectibility of each source of revenue. Revenue recognized for any reporting period could be adversely affected should changes in conditions cause us to determine that these criteria are not met for certain future transactions.

Research and Development Supplies

At December 31, 2003, research and development supplies with a carrying value of $414,332 consisted of electro-optical modules. These modules were originally a component of our proprietary SensiCath Arterial Blood Gas System. We discontinued sales of the SensiCath product in January of 1999 and subsequently disposed of all related inventories, with the exception of these modules, which we utilize from time to time in prototyping new applications of our technologies, as components of test equipment, and for use in performing clinical studies. We believed these modules were important to our development of products for ourselves and other companies by allowing us to respond quickly and economically to such needs as they arise. However, in the first three quarters of 2004 we experienced declining spending patterns on the part of our business partners plus lower internal consumption of the modules. In particular, we had believed Nellcor would purchase a significant quantity of the modules to be used in test stations in their production of CapnoProbe Sensors. However, in August of 2004, Nellcor experienced a recall of the CapnoProbe product. At that time, Nellcor has given no indication as to when, if ever, it would re-launch the product. In addition, towards the end of the third quarter of 2004 we made a strategic decision to re-direct our research and development resources towards the recently acquired Steorra technology and away from contract development work, further limiting the anticipated usage of the modules. We concluded at that time that future use of the modules would most likely not be at a level sufficient to consume significant quantities of the modules. Accordingly, we recognized an impairment expense of $387,766 in the third quarter of 2004. We have assigned no value to research and development supplies since the third quarter of 2004.

Patents and Impairment Review

At March 31, 2005, we reported patents on our balance sheet, net of amortization, of $470,897. Accumulated amortization was $510,041 at March 31, 2005. After an individual patent is issued, we amortize the accumulated costs on a straight-line basis over an estimated average useful life of 60 months. Periodically we evaluate each patent as to whether it enhances or helps secure our overall intellectual property portfolio. Whenever events or changes in circumstances indicate impairment has occurred, values are adjusted appropriately. Should we not achieve our expectations of the net realizable value of our investment in patents, potential future losses may occur to the extent of the carrying value at March 31, 2005 of $470,897. In October of 2004 and again in April of 2005, we decided to abandon certain foreign patent applications and issued patents. As a result, we recognized patent impairment expenses of $151,657 in the third quarter of 2004 and $3,610 in the first quarter of 2005.

Variable Accounting Rules and Compensation Expense

Certain stock options issued by us have been re-priced thereby resulting in our option plan being subject to variable accounting rules. Application of these rules results in recognizing compensation expense or reductions to compensation expense whenever the market price of our stock varies from that of the prior quarter-end. Additional compensation charges and credits will most likely be recorded in future periods. We are unable to predict the extent of these charges and credits.

Purchased In-Process Research and Development (IPR&D)

When we acquire technology from another entity, the purchase price is allocated, as applicable, between purchased in-process research and development expense (“IPR&D”), other identifiable intangible assets and net tangible assets. Our policy defines IPR&D as the value assigned to those projects for which related products have not received regulatory approval and have no alternative future use. Determining the portion of the purchase price allocated to IPR&D requires us to make significant estimates. The amount of the purchase price allocated to IPR&D is determined in accordance with accepted valuation methods, and includes consideration of the assessed risk of the project not being developed to a stage of commercial feasibility.

Results of Operations

Comparison of three months ended March 31, 2005 to three months ended March 31, 2004

Our revenues consist of sales, product development fees and royalties.

Net sales in the first quarter of 2005 increased $61,653 to $204,568, or 43%, from $142,915 in the first quarter of 2004. We expect that sales for our products will increase further as we expand sales of our enhanced Skin Peripheral Perfusion product, the SensiLase and introduce our AcQtrac non-invasive cardiac monitor product in the second half of 2005.

Product development fee revenues for the first quarter of 2005 decreased $31,848 to $6,400, or 83%, from $38,248 for the first quarter of 2004. Because we continue to shift our efforts away from third party development to our own technologies, we do not expect to earn significant development fee revenues in 2005.

We recognized royalty revenues of $62,500 in the first quarter of 2005, under our CapnoProbe licensing agreement with Nellcor, as compared to $3,596 in the first quarter of 2004. The $62,500 recognized in the first quarter of 2005 consists of a minimum royalty payment under the agreement. This royalty is a varying percentage of Nellcor’s CapnoProbe sales, less a royalty to be paid by Nellcor on our behalf to the Institute of Critical Care Medicine, or ICCM, pursuant to a July 1998 license agreement between us and ICCM and subsequent agreements among us, ICCM and Nellcor. Cash receipts from minimum royalties owed to us by Nellcor for sales of CapnoProbe are contractually set at $125,000 in the first half of 2005.

On August 24, 2004, Nellcor initiated a voluntary recall of the CapnoProbe Sublingual Sensor. According to Nellcor’s press release, the recall was prompted following the finding of pathogenic bacteria in the buffered saline solution of inventory samples manufactured by Nellcor and the heightened risks the bacteria poses to individuals with compromised immune systems. We do not expect the recall to affect our current revenues in the near term because we had not expected to receive royalty revenue for CapnoProbe sales beyond the minimum royalties. On July 7, 2005, we entered into a termination agreement and mutual release with Nellcor to terminate the license agreement and reaffirm the termination of the supply agreement with Nellcor. At this time, we do not know the long-term impact this event will have on CapnoProbe sales.

Cost of goods sold in the first quarter of 2005 increased $41,826 to $346,391, or 14%, from $304,565 in the first quarter of 2004. Cost of goods sold for both the first quarter of 2005 and the first quarter of 2004, included $100,000 in minimum royalty payments to ICCM. Under our license agreement with ICCM, we are required to pay ICCM a royalty, based on sales by Nellcor of the CapnoProbe product. We are required under the license agreement to pay ICCM an annual minimum royalty of $400,000 through 2005, after which we may elect to continue to pay an annual minimum royalty of $400,000 for an exclusive license or to forego the minimum royalty payment and retain the license on a non-exclusive basis. Cost of goods sold exceeded sales and royalty revenues in the first quarters of 2005 and 2004 because volumes were below that necessary to cover fixed costs and royalty revenues were less than minimum royalty payments to ICCM. We expect margins will improve towards the end of 2005 as sales of the Sensilase product continue to improve from quarter to quarter and we launch our AcQtrac non-invasive cardiac output monitor in the later half of 2005.

Cost of product development decreased $17,241 to $1,235, or 93% in the first quarter of 2005 compared to $18,476 in the first quarter of 2004. The decrease in cost of product development revenues between the first quarters of 2005 and 2004 were a result of lower product development revenues.

Research and development costs in the first quarter of 2005 decreased $51,203 to $360,946, or 12%, from $412,149 in the first quarter of 2004. Efforts in the first quarter of 2005 were directed towards development of our AcQtrac product whereas research and development efforts in the first quarter of 2004 were directed towards the SensiLase product We do not expect our research and development costs to decrease materially in the foreseeable future as we continue to direct our efforts to our existing products and new product applications of our technologies.

The following table sets forth the principal components of research and development expenses for the periods indicated:

	Q1 2005	Q1 2004
Compensation and Benefits	$219,247	$246,938
Third party engineering firms, consultants and other professional fees	47,572	70,965
Materials and supplies consumed in development projects	36,635	48,778
All other costs of research and development	57,492	45,468

	$360,946	$412,149

In October of 2004, we completed our strategic planning process for 2005 and years thereafter. In conjunction with this process we reviewed future anticipated costs related to in process patent applications and in support of existing issued patents as compared to anticipated future revenues. We decided to not pursue certain foreign patent applications and to not support certain foreign patents having a total carrying value of $151,657. In addition, we decided to re-direct additional resources away from third party development projects, resulting in a decline in future anticipated usage of research and development supplies valued at $387,766. Also, we concluded that an August 2004 recall of Nellcor’s CapnoProbe product would impair our ability to sell instruments to Nellcor for use in their CapnoProbe manufacturing test equipment. As a result, we recognized impairment expense totaling $539,423 in the third quarter of 2004. In the third quarter of 2003, prepaid research and development supplies of $102,376 and patent costs of $56,887 were recognized as impairment expense due to a decline in third party interest for certain components. In the first quarter of 2005, we recognized additional write-offs of patent costs of $3,610.

Impairment Costs

	Q1 2005	Q1 2004
Impairment of research and development supplies	$—	$—
Impairment of patent costs	3,610	—

	$3,610	$0

Selling, general and administrative expenses in the first quarter of 2005 increased $29,664 to $512,885, or 6%, from $483,221 in 2004. This includes an expense credit of $98,194 in the first quarter of 2005 and expense charge of $23,342 in 2004 attributable to non-cash compensation expense reversals and expense related to variable accounting applicable to our stock option plan. Excluding the non-cash compensation credits and charges, selling, general and administrative expenses for 2004, the increase in selling, general and administrative expenses was primarily due to increased compensation, and promotional expenses related to increased marketing of our SensiLase product. Professional and consulting expenses decreased because the first quarter 2004 included costs of SEC staff reviews of prior filings and legal fees related to the acquisition of the AcQtrac technology. We expect selling expenses to increase through 2005 as we continue our launch of the SensiLase product and launch the AcQtrac product. We expect administrative expenses for 2005 to be approximately the same or be below 2004 levels.

The following table sets forth the principal components of selling, general and administrative expenses for the periods indicated:

Selling, General and Administrative Expenses

	Q1 2005	Q1 2004
Compensation and Benefits	$282,729	$170,124
Professional and consulting fees	101,979	194,205
Marketing promotional activities	117,480	22,842
Travel and Entertainment	55,399	19,954
All other SG&A costs	53,492	52,754

	611,079	459,879
Non-cash compensation (credit) related to options	(98,194)	23,342
	$512,885	$483,221

Interest expense for the first quarter of 2005 included imputed interest of $97,280 related to advances from Circle F. Other income in the first quarter of 2004 consisted of gains from the recovery of expensed expenditures from prior years. Other interest expense, interest income, and other income/expense for 2005 and 2004 were negligible.

Since our inception, we have experienced significant operating losses. We incurred a net loss of $1,049,801 in the first quarter of 2005 compared to a net loss of $1,014,307 in the first quarter of 2004. As of March 31, 2005, we had an accumulated deficit of $86,458,803. We anticipate that our operating losses will continue for the foreseeable future. Except for historical information contained herein, the disclosures in this report are forward looking statements. See “Risk Factors.”

Comparison of fiscal years ended December 31, 2004 and 2003

Our revenues consist of sales, product development fees and royalties.

Net sales for 2004 decreased $686,357 to $814,438, or 46%, from $1,500,795 in 2003. Net sales consisted of CapnoProbe product and väsamed branded products, as indicated in the table below. The reduction in net sales is due to declining CapnoProbe sales resulting from termination of our CapnoProbe supply agreement with Nellcor in the fourth quarter of 2003 when Nellcor, as planned, established its own manufacturing operations. However, sales of väsamed products increased 66% over väsamed product sales in 2003. We expect that sales for väsamed products will increase further as we expand sales of our enhanced Skin Peripheral Perfusion product, the SensiLase and introduce additional products resulting from our purchase of the Steorra technology.

Sales

	2004	2003
CapnoProbe sales to Nellcor	$32,768	$1,028,710
väsamed branded product sales	781,670	472,085

	$814,438	$1,500,795

Product development fee revenues for 2004 decreased $499,064 to $122,478, or 80%, from $621,542 in 2003. The first quarter of 2003 included $350,000 earned under our license agreement with Nellcor. This payment represented the final milestone payment of $2,000,000 in development fees under our license agreement with Nellcor. In 2005, we are directing our efforts primarily to the development of additional products based on our proprietary opto-chemical technology base and upgraded products for the väsamed product line, including our recently acquired Steorra technology. Because we are shifting our efforts away from third party development to our own technologies, we do not expect to earn significant development fee revenues in 2005.

We recognized royalty revenues of $132,223 in 2004, under our CapnoProbe licensing agreement with Nellcor, as compared to $1,524 in 2003. The $132,223 recognized in 2004 includes $125,000 of minimum payments under the agreement. This royalty is a varying percentage of Nellcor’s CapnoProbe sales, less a royalty to be paid by Nellcor on our behalf to the Institute of Critical Care Medicine, or ICCM, pursuant to a July 1998 license agreement between us and ICCM and subsequent agreements among us, ICCM and Nellcor. Cash receipts from minimum royalties owed to us by Nellcor for sales of CapnoProbe are contractually set at $125,000 in the first half of 2005 and $250,000 in the second half of 2005.

On August 24, 2004, Nellcor initiated a voluntary recall of the CapnoProbe Sublingual Sensor. According to Nellcor’s press release, the recall was prompted following the finding of potentially pathogenic bacteria in the buffered saline solution of inventory samples manufactured by Nellcor and the heightened risks the bacteria poses to individuals with compromised immune systems. We do not expect the recall to affect our current revenues in the near term because we had not expected to receive royalty revenue for CapnoProbe sales beyond the minimum royalties.

Cost of goods sold for 2004 decreased $331,406 to $1,338,700, or 20%, from $1,670,106 in 2003. The decrease in cost of goods sold related to products sold to Nellcor and väsamed branded product sales, except for $400,000 each in 2004 and 2003, which represented a minimum annual royalty payment to ICCM. Under our license agreement with ICCM, we are required to pay ICCM a royalty, based on sales by Nellcor of the CapnoProbe product. We are required under the license agreement to pay ICCM an annual minimum royalty of $400,000 through 2005, after which we may elect to continue to pay an annual minimum royalty of $400,000 for an exclusive license or to forego the minimum royalty payment and retain the license on a non-exclusive basis. Cost of goods sold exceeded sales and royalty revenues in 2004 and 2003 because volumes were below that necessary to cover fixed costs and royalty revenues were less than minimum royalty payments to ICCM. We expect margins will improve towards the end of 2005 as sales of väsamed products continue to improve from quarter to quarter.

Cost of product development revenues was $48,600 in 2004 compared to $137,800 in 2003. The decrease in cost of product development revenues between comparable periods from 2003 and 2004 were a result of lower product development revenues.

Research and development costs for 2004 increased $2,553,723 to $3,729,866, or 217%, from $1,176,143 in 2003. The 2004 expense of $3,729,866 includes $2,000,000 of expense related to the purchase of Steorra technology, which was recorded as purchased in-process research and development expense in the second quarter of 2004. The remaining increase in expenditures in 2004 is attributable primarily to additional personnel and other expenditures related to increased development efforts towards AcQtrac ICG and SensiLase product development and $81,678 in additional amortization expense recognized on previously issued patents. Notwithstanding in-process research and development expenses, we do not expect our research and development costs to decrease materially in the foreseeable future as we continue to direct our efforts to our existing products and new product applications of our technologies.

The following table sets forth the principal components of research and development expenses for the periods indicated:

Research and Development Expenses

	2004	2003
Compensation and benefits	$991,611	$837,734
Third party engineering firms, consultants and other professional fees	267,369	154,632
Materials and supplies consumed in development projects	133,693	49,350
Purchased In-Process Research and Development (IPR&D) expense	2,000,000	—
All other costs of research and development	337,193	134,427

	$3,729,866	$1,176,143

In October of 2004, we completed our strategic planning process for 2005 and years thereafter. In conjunction with this process we reviewed future anticipated costs related to in process patent applications and in support of existing issued patents as compared to anticipated future revenues. We decided to not pursue certain foreign patent applications and to not support certain foreign patents having a total carrying value of $151,657. In addition, we decided to re-direct additional resources away from third party development projects, resulting in a decline in future anticipated usage of research and development supplies valued at $387,766. Also, we concluded that an August 2004 recall of Nellcor’s CapnoProbe product would impair our ability to sell instruments to Nellcor for use in their CapnoProbe manufacturing test equipment. As a result, we recognized impairment expense totaling $539,423 in the third quarter of 2004. In the third quarter of 2003, prepaid research and development supplies of $102,376 were recognized as impairment expense due to a decline in third party interest for certain components. We also recognized in the third quarter of 2003 $56,887 in impairment costs resulting from the abandonment of certain patents.

Impairment Costs

	2004	2003
Impairment of research and development supplies	$387,766	$102,376
Impairment of patent costs	151,657	56,887

	$539,423	$159,263

Selling, general and administrative expenses for 2004 increased $439,836 to $1,707,422, or 35%, from $1,267,586 in 2003. This includes an expense credit of $204,304 in 2004 and expense charge of $71,037 in 2004 attributable to non-cash compensation expense reversals and expense related to variable accounting applicable to our stock option plan. Excluding the non-cash compensation credits and charges, selling, general and administrative expenses for 2004, the increase in selling, general and administrative expenses was primarily due to increased compensation, consulting and promotional expenses related to increased marketing of the väsamed product line and company wide quality systems certification plus costs related to SEC filings and staff reviews of prior filings and legal fees related to the acquisition of the Steorra technology. We expect selling expenses to increase through 2005 as we launch our new upgrades to the väsamed product line. We expect administrative expenses to increase only moderately in 2005 from the 2004 level.

The following table sets forth the principal components of selling, general and administrative expenses for the periods indicated:

Selling, General and Administrative Expenses

	2004	2003
Compensation and benefits	$783,955	$590,970
Professional and consulting fees	576,906	333,137
Marketing promotional activities	137,679	37,126
Travel and entertainment	162,793	63,046
All other SG&A costs	250,393	172,271

	1,911,726	1,196,549
Non-cash compensation (credit) related to options	(204,304)	71,037
	$1,707,422	$1,267,586

Interest expense for 2004 included imputed interest of $146,906 related to advances from Circle F. Other interest expense, interest income, and other income/expense for 2004 and 2003 were negligible.

Since our inception we have experienced significant operating losses. We incurred a net loss of $6,421,851 in 2004 compared to a net loss of $2,281,119 in 2003. As of December 31, 2004, we had an accumulated deficit of $85,409,002. We anticipate that our operating losses will continue for the foreseeable future. Except for historical information contained herein, the disclosures in this report are forward looking statements. See “Risk Factors.”

Comparison of fiscal years ended December 31, 2003 and 2002

We earned $621,542 in development fee revenues in 2003 compared to $1,055,914 in 2002. Development fees earned under our license agreement with Nellcor accounted for $350,000 or 56% of our total fees for 2003, compared to $962,500 or 91% of development fees for 2002. We have received and earned all of the $2,000,000 in development fees under our license agreement with Nellcor.

Royalty revenues of $1,524 from the sale of the CapnoProbe product were recognized in 2003. This royalty is a varying percentage of Nellcor’s CapnoProbe sales, less a royalty to be paid by Nellcor on behalf of us to the Institute of Critical Care Medicine, or ICCM, pursuant to a July 1998 license agreement between us and ICCM and subsequent agreements among us, ICCM and Nellcor.

Net sales were $1,500,795 in 2003 compared to $518,882 in 2002. These sales consisted of CapnoProbe product and väsamed product, as indicated in the table below. We had no sales in the first three quarters of 2002. Our production of the CapnoProbe product under our supply agreement with Nellcor ceased in the fourth quarter of 2003 due to the fact that Nellcor established its own manufacturing operations. We terminated our supply agreement with Nellcor in 2003 and received an early termination fee of $147,000, which was reported as sales revenue.

Sales

	2003	2002
CapnoProbe sales to Nellcor	$1,028,710	$277,530
väsamed product sales	472,085	241,352

	$1,500,795	$518,882

Cost of goods sold was $1,670,106 in 2003 compared to $422,034 in 2002. All cost of goods sold related to products sold to Nellcor and väsamed product sales, except for $400,000 in 2003, which represented a minimum annual royalty payment to ICCM. Under our license agreement with ICCM, we are required to pay ICCM a royalty, based on sales by Nellcor of the CapnoProbe product. We are required under the license agreement to pay ICCM an annual minimum royalty of $400,000 through 2005, after which we may elect to continue to pay an annual minimum royalty of $400,000 for an exclusive license or to forego the minimum royalty payment and retain the license on a non-exclusive basis. Beginning in the first quarter of 2003, we recorded royalty payments to ICCM as cost of sales. These payments were previously included in research and development expenses, because we had no CapnoProbe sales. There was no cost of goods sold in the first three quarters of 2002.

Research and development costs for 2003 decreased $652,892 to $1,176,143, or 36%, from $1,829,035 in 2002. The reduction was attributable primarily to the completion of CapnoProbe development efforts early in the first quarter of 2003 and reclassification to cost of goods sold of the $100,000 per quarter, beginning in the first quarter of 2003, of minimum royalties paid to ICCM. We recorded the minimum royalty payment to cost of goods sold as Nellcor began the initial phase of commercial release of the CapnoProbe product. Research and development activities in 2002 were directed primarily towards the CapnoProbe product. The table below sets forth the various research and development expenses.

Research and Development Expenses

	2003		2002
Third party engineering firms - CapnoProbe	$8,414		$218,504
Materials and supplies consumed in development of CapnoProbe	6,785		107,819
Royalty payments to ICCM	—	*	400,000
All other costs of research and development	1,160,944		1,102,712

	$1,176,143		$1,829,035

*	Beginning in the first quarter of 2003, we recorded royalty payments to ICCM as cost of sales. These payments were previously included in research and development expenses, because we had no CapnoProbe sales.

In 2003, we recognized impairment of $159,263 related to the abandonment of certain prepaid research and development supplies valued at $102,376 and capitalized patent costs of $56,887. These costs related to projects that were discontinued in 2003.

Selling, general and administrative expenses for 2003 increased $115,871 to $1,267,586, or 10%, from $1,151,715 in 2002. The increase is primarily the result of efforts in support of the väsamed product line added in the fourth quarter of 2002 and charges and reversals of non-cash compensation expenses related to variable accounting applicable to our stock option plan. Selling, general and administrative expenses consist primarily of the cost of ongoing administrative activities, costs of maintaining our public status, selling expenses related to the väsamed product line, and non-cash compensation related to variable accounting applicable to our stock option plan.

Selling, General and Administrative Expenses

	2003	2002
Non-cash compensation	$71,037	$257,402
väsamed selling and administrative costs	414,000	95,000
All other selling, general and administrative expenses	782,549	799,313

	$1,267,586	$1,151,715

Interest income, interest expense and other income/expense for 2003 and 2002 was negligible, except for gains on sales of furniture and equipment of $21,185 in 2002.

Liquidity and Capital Resources

Through June 30, 2005, we have financed our operations primarily through the sale of equity and debt securities. From inception through March 31, 2005, we have raised a cumulative total of approximately $83,450,000 from the sale of our equity securities, including the conversion of promissory notes into equity securities. From March of 2000 through June 30, 2005, Circle F has provided $12,965,005 of capital to fund ongoing operations through a series of equity financings, bridge loans and cash advances. Circle F beneficially owns approximately 75.28% of our outstanding common stock, including shares of Series A preferred stock, Series B preferred stock and Series C preferred stock which are convertible into common stock. Charles D. Snead, Jr., one of our directors, is a consultant and attorney for Circle F, Hayden R. Fleming and their affiliates and related companies.

Our current liabilities, not including advances from shareholders, were $535,562 at March 31, 2005 as compared to $533,011 at December 31, 2004, an increase of $2,551. The increase reflects normal operating fluctuations between trade payables, employee compensation and other accrued liability accounts.

Our cash was $175,832 at March 31, 2005 and $8,759 at December 31, 2004. We incurred cash expenditures of $1,060,719 for operations and $107,208 for capital expenditures in the first quarter of 2005. These expenditures were funded through advances from Circle F of $1,335,000 in the first quarter of 2005. As of April 29, 2005, the aggregate outstanding balance of cash advances from Circle F was $5,722,000. On May 6, 2005, the aggregate outstanding balance of cash advances from Circle F of $5,722,000 was converted into Series C preferred stock.

We estimate our projected total cash needs for 2005 to be $3,500,000, of which Circle F has advanced us $1,539,000 through June 30, 2005. In addition, in May and June of 2005, we received $1,050,000 for the sale of preferred stock in private placement transactions. We sometimes collectively refer to Circle F Ventures, LLC, Circle F Ventures II, LLC and their affiliates as “Circle F”, and they beneficially own approximately 75.28% of our common stock. These projected total cash needs include expenditures for enhancements to and marketing of the AcQtrac ICG plus continued sales launch of the SensiLase product. We often do not have funds available to pay current obligations without receiving advances from Circle F or securing funds through other investors Although we believe that Circle F will continue to provide financing to us in order to obtain a return on its significant investment to date, there can be no assurance that Circle F will continue to do so. Furthermore, there can be no assurance that we will be able to obtain additional loans, equity funding or development fees from other sources. If we are unable to obtain additional financing and revenues when needed, we will likely be forced to cease operations.

BUSINESS

General

Since our initial public offering in 1996, we have evolved from a company focused on arterial blood gas monitoring in the intensive care unit to one that is focused on non-invasive hemodynamic monitors that are useable in hospital point-of-care, office-based physician practices and certain other non-hospital settings. In early 2004 we announced that we would begin doing business as väsamed. We believe the name “väsamed” underscores our mission to provide non-invasive diagnostic tools for a variety of vascular and cardiovascular conditions.

We develop, manufacture and market low-cost, noninvasive peripheral and cardio vascular diagnostic systems for hemodynamic assessment. Currently, we manufacture and sell PV2000 and SensiLaseTM PAD 3000 skin perfusion pressure and pulse volume waveform diagnostic systems for quantitative evaluation of small vessel disease in patients with chronic foot ulcers, diabetes and other peripheral arterial disease. Skin Perfusion Pressure (SPP) is a precise quantitative reading of the pressure at which the blood flow in capillaries overcomes a controlled occlusion. SPP delivers a valuable diagnostic tool by measuring blood flow to capillaries to determine microvascular health. SPP is particularly useful for applications such as wound healing prediction, amputation planning and microvascular assessment. SPP goes beyond traditional diagnostic tools by delivering accurate, reproducible clinical information regardless of vessel calcification, edema, physiology, skin type, or hyperbaric conditioning. As such, it provides unparalleled clinical value across the entire spectrum of patient types and disease states. The core technology for SPP originally came from Vasamedics LLC. In 2002, we acquired PV2000 and other assets related to medical instrumentation for patient monitoring of laser Doppler blood flow (LaserFlo BPM2) and related measurements from Vasamedics. We then developed an improved and fully automated version of PV2000 - the SensiLase PAD 3000 - and received U.S. Food and Drug Administration (FDA) clearance for it in mid-2004. The acquisition also provided us direct sales contact with customers in areas of current and future market interest.

We acquired R-wave triggered ensemble averaging (Rtea™) Impedance Cardiography (ICG) in 2004. This clinically proven ICG platform, originally referred to as SteorraTM, is a non-invasive monitoring platform that provides the hemodynamic data required to better assess and direct the treatment of advanced heart failure, hypertension and other cardiovascular diseases. The product has been re-named AcQtrac™ ICG and has been re-configured to provide the configuration and mobility options that are required for the multiple call points where this technology will be used. Completely non-invasive, we believe that AcQtrac ICG, augmented by other non-invasive technologies that we are developing, will provide reliable information for optimal diagnosis and drug therapy management. We believe AcQtrac ICG will be a welcome addition within hospitals because non-invasive monitors are believed to be safer, more efficient and cost-effective to use than invasive counterparts. Outside the hospital setting, clinicians have limited information available to them when treating cardiovascular and vascular disease patients, so we believe AcQtrac ICG will be readily incorporated into the familiar physical assessment routine of blood pressure and heart rate monitoring found in most doctors’ offices. We are in the process of improving AcQtrac user aesthetics and have obtained CE Mark status. AcQtrac is currently in clinical evaluation and, we expect it to be commercially available in 2005. Our approach to ICG monitoring is intended to represent an important step in defining the next generation of ICG monitoring principally due to the future inclusion of our tissue capnometry technology. Tissue capnometry enables the determination of tissue health and viability. Our technology has broad patent protection and versatile utility. We are developing applications of this tissue capnometry that are specifically relevant to cardiac function and we will use it to position our AcQtrac platform as one of the most effective ICG platforms available.

We licensed a single application of our tissue capnometry technology, the CapnoProbeTM Sublingual (SL) System to Nellcor® Tyco Healthcare in 2001. The application limits the use of the product to its ability to evaluate CO2 in the gastrointestinal tract in order to alert healthcare providers to pending or actual tissue hypoperfusion and possible organ failure. The license agreement we negotiated with Nellcor, made Nellcor the exclusive, worldwide manufacturer and distributor of CapnoProbe and resulted in payments to us of over $3 million in license, development and supply fees from 2001 through 2003. In late 2003, we transferred CapnoProbe manufacturing to Nellcor’s manufacturing facility in Mexico. The license agreement provided that we receive royalties on net sales of the disposable components and on aggregate gross margins for the CapnoProbe instrument.

On August 24, 2004, Nellcor initiated a voluntary recall of the CapnoProbe Sublingual Sensor. According to Nellcor’s press release, the recall was prompted following the finding of pathogenic bacteria in the buffered saline solution of inventory samples Nellcor manufactured and the heightened risks the bacteria poses to individuals with compromised immune systems. We stopped manufacturing the CapnoProbe in June 2003 and, since that time, we have not managed any aspect of the product.

On July 7, 2005, we entered into a termination agreement and mutual release with Nellcor to terminate the license agreement and reaffirm the termination of the supply agreement with Nellcor. The termination agreement provides for the transfer of certain tooling and unused monitoring devices from Nellcor to us, subject to certain restrictions on their use. Subject to certain exclusions, the parties have also agreed to release each other from any and all claims related to, among other things, the license agreement, the supply agreement and the recall of the CapnoProbe. As consideration for the termination agreement, we have agreed to issue 175,000 shares of our common stock to Nellcor.

Tissue Capnometry

Tissue capnometry determines tissue health and viability. The ability to measure tissue carbon dioxide content can be used to demonstrate the inability of tissue to use oxygen. Once a “tissue-critical” state is detected, oxygen delivery to the tissues can be optimized by maintaining arterial oxygen saturation at more than 90% and hemoglobin at more than 8 g/dL (80 g/L) and by increasing the cardiac index to between 4.5 and 6 L/min per square meter of body surface area. The information provided by tissue capnometry can be incorporated into many other diagnostic systems such as those used to determine cardiac output and peripheral perfusion pressures.

One application of tissue capnometry is for use in evaluating changes in CO2 in the gastrointestinal tract in order to alert healthcare providers to pending or actual tissue hypoperfusion and possible organ failure. Systemic reduction in blood flow, or “hypoperfusion,” can be an early manifestation of clinical shock, even when traditional vital signs may still appear relatively normal, as in compensated shock cases. Changes in gastrointestinal tissue CO2 mirror changes in sublingual tissue CO2. This application is embodied by CapnoProbe, a disposable CO2 probe that is self-calibrating and provides CO2 readings from the sublingual tissue bed in approximately one minute.

SensiLase and Skin Perfusion Pressure

We entered this market by acquiring laser Doppler instrumentation. This technology is used to measure blood flow, intraluminal changes in connection with occlusive disease and skin perfusion pressure. Skin Perfusion Pressure (“SPP”) provides a quantitative evaluation of small vessel disease by measuring simple aspects of capillary function. Patients currently served by this technology include those with chronic foot ulcers, diabetics, and candidates for amputation. The wound management market is principally comprised of patients with foot ulcers. It is estimated that foot ulcers affect 15% (2.4 million) of all diabetics (16 million) in the United States. Five percent of patients with diabetes undergo toe or foot amputation secondary to intractable ulceration. On average, there are 34,000 toe amputations a year. Our products provide customers with quantitative and reliable prediction of wound healing, are user-friendly and can be used in a wider variety of vascular disease conditions than conventional technology.

We intend to also use skin perfusion technology as part of a non-invasive hemodynamic platform. We plan to develop a platform that includes multiple parameters, all of which are monitored non-invasively, moves the availability of these critical parameters from acute care only (intensive care units and operating room) to most non-acute care settings (general ward, emergency room, physician office, cardiology clinics, dialysis centers). This non-invasive monitoring system will be used to provide cardiac, metabolic and respiratory diagnostics for patients suffering from coronary artery and peripheral arterial disease. The nonacute care settings (approximately 50,000 sites) have a real need for this information because there are well over 100 million office visits for cardio-respiratory symptoms each year.

SensiLase is cleared-to-market as a 510(k) Class II device.

AcQtrac ICG and Non-Invasive Cardiac Output

The most commonly used method of measuring cardiac output in intensive care units is invasive and relies on the use of a pulmonary artery catheter to estimate cardiac output. The risks of pulmonary artery catheter use are well-documented and include infection and changes in heart rhythm, as well as increased risk of other problems and even death. It is no surprise that hospitals have come to reserve this invasive technique for only the most critically ill patients or have discontinued using it altogether. One noninvasive alternative method for determining cardiac output that is growing in popularity is that of impedance cardiography (ICG). ICG measures the beat-to-beat changes of thoracic bioimpedance via sensors applied on the neck and body in order to calculate stroke volume (SV).

AcQtrac ICG provides measurements of cardiac output (CO), systemic vascular resistance (SVRe) and thoracic fluid volume index (TFVI) using Impedance Cardiography (ICG). In addition, AcQtrac ICG provides numerous other parameters including heart rate, cardiac index, stroke volume, pre-ejection period, ejection time, systolic time quotient, maximum deflection of differentiated ICG and transthoracic impedance. The proprietary ensemble averaging algorithm, termed Cardiac Amplifier Technology, focuses on addressing the signal to noise challenges of ICG, resulting in a more reliable and reproducible measurement of stroke volume and derived parameters, including vascular resistance. This powerful technology enables a clean ICG waveform to be derived from a relatively un-analyzable raw impedance signal.

Estimates from one competing company state that the worldwide market potential for ICG products could be as much as $5 billion with an additional $800 million in recurring annual revenue for the disposable sensors that are used in making the cardiac output measurement. This is based upon the American Heart Association’s statistics that state that “64,400,000 Americans have one or more forms of cardiovascular disease.” The majority of this includes people with high blood pressure (50,000,000) followed by those with coronary heart disease (13,200,000). Obviously, non-invasive means of monitoring cardiac health and response to therapeutic drugs and treatments is highly desirable.

Sales and Marketing and Customers

We have sales and marketing personnel that support sales of the SensiLase and AcQtrac products through a group of five independent U.S. dealer representatives, three direct sales people and one independent contractor. We also have distributors that sell SensiLase product in Mexico, Germany, Turkey, Canada, Singapore and Japan. In January 2004, we hired a Vice President of Sales and Marketing to create and implement a market and sales distribution strategy for SensiLase and AcQtrac and anticipated upgrades to these systems that are currently under development.

Our four largest customers accounted for 10%, 10%, 15% and 24% of our revenue in 2004. We are dependent upon them and the loss of some or all of their business could have a material adverse effect on our results.

Research and Development

Our research and development staff is currently supporting the launch of the SensiLase and AcQtrac. They additionally continue to work on other non-invasive parameters to enable menu expansion for future versions of our hemodynamic assessment systems. The SensiLase technology complements these activities because the laser Doppler technology provides a means to assess mechanical blood flow. Tissue capnometry complements these activities because it provides means to interpret hemodynamic data. Our research and development expenses for the fiscal years ended December 31, 2004 and 2003 were $3,729,866 and $1,233,030, respectively, and the three months ended March 31, 2005 and 2004 were $360,946 and $412,149, respectively. We anticipate that we will continue to spend significant amounts on research and development activities for the foreseeable future.

Manufacturing and Supply

We maintain approximately 4,000 square feet of manufacturing space, which includes a Class 10,000 clean room. We use this space and capability to manufacture SensiLase and to provide prototype manufacturing for AcQtrac and other new products.

Competition

SensiLase has four main competitors: Perimed AB, Moor Instruments Ltd., Transonic Systems Inc. and Oxfor Optronix Ltd. Each company has different capabilities and approaches to the determination of local/regional tissue perfusion. We believe that the new features we have added to SensiLase and future incorporation of our other technology into the SensiLase instrument will result in a differentiable and improved perfusion diagnostic system in comparison to our competitors. There can be no assurance that our competitors will not succeed in developing or marketing technologies and products that are more effective or less expensive than those developed or marketed by us or that would render our technology and products obsolete or noncompetitive. Furthermore, there can be no assurance that the emergence of new products, technologies or procedures will not reduce the need for our product.

AcQtrac has two main competitors: Cardiodynamics Incorporated and Analogic Corporation. Each company has similar approaches to measuring non-invasive cardiac output. To our knowledge, neither company possesses intellectual property in the area of tissue perfusion and we believe that this will become a key differentiating feature in future versions of our hemodynamic monitor as we expand the AcQtrac menu and its clinical applications. Cardiodynamics and Analogic have significant financial and business resources. There can be no assurance that our competitors will not succeed in developing or marketing technologies and products that are more effective or less expensive than those developed or marketed by us or that would render our technology and products obsolete or noncompetitive. Furthermore, there can be no assurance that the emergence of new products, technologies or procedures will not reduce the need for our product.

To our knowledge, there are no commercially available products that would directly compete with the CapnoProbe. There are several systems that measure transcutaneous CO2 but these measure peripheral perfusion and are not deemed reliable indicators of core perfusion. The CapnoProbe would indirectly compete with the Datex-Ohmeda (Instrumentariun Corporation) TONOCAP system. This product measures CO2 in the tissue of the stomach wall as an indicator of regional perfusion. The TONOCAP system requires placement of a balloon catheter into the stomach and measures air or saline from the balloon at regular intervals. However, the administration of a histamine-2 receptor (e.g., Tagamet) and a stomach free of food are required for accurate measurements, making the TONOCAP a difficult product to use in emergency situations where it is most needed. Even with its limitations, there is a growing body of literature that reinforces the importance of measuring gastrointestinal CO2 as a method to arrive at a diagnosis of shock, since there is evidence that if elevated gut CO2 cannot be reversed within six to 24 hours, aggressive treatment will not be effective.

We believe that the principal competitive factors for the CapnoProbe will be accuracy, rapid results, cost-effectiveness and price. Our competitors have significantly greater financial, technical, research, marketing, sales, distribution and other resources than we do. There can be no assurance that our competitors will not succeed in developing or marketing technologies and products that are more effective or less expensive than those developed or marketed by us or that would render our technology and products obsolete or noncompetitive. Furthermore, there can be no assurance that the emergence of new products, technologies or procedures will not reduce the need for the CapnoProbe.

Patents and Proprietary Rights

We seek to protect technology, inventions and improvements that we consider important through the use of patents and trade secrets. We currently hold or have a license to practice 35 U.S. patents covering our technology, eight of which are specifically related to the CapnoProbe, three of which specifically cover SensiLase and one of which covers AcQtrac. One material patent will expire in 2013, and all of our other material patents expire in 2018 or later. We have filed a number of patent applications in the United States, Japan and key European countries. There can be no assurance, however, that our patents will provide competitive advantages for our products, or that such rights will not be challenged or circumvented by competitors. In addition, there can be no assurance that any patents covered under any pending patent applications will be issued. Claims made under patent applications may be denied or significantly narrowed and the issued patents, if any, may not provide significant commercial protection to us. We could incur substantial costs in proceedings before the U.S. Patent and Trademark Office, including interference proceedings. These proceedings could result in adverse decisions as to the priority of our inventions.

In July 1998, we entered into a patent license agreement with the Institute of Critical Care Medicine, or ICCM, which provides us with the exclusive, worldwide right under ICCM’s pending and issued patents to use our technology to assess tissue perfusion under the tongue (sublingually) and in the esophagus to aid in the diagnosis and monitoring of shock. The CapnoProbe product developed by us is subject to royalties under the license agreement. We are required under the license agreement to pay ICCM an annual minimum royalty of $400,000 through 2005, after which we may elect to continue to pay an annual minimum royalty of $400,000 for an exclusive license or to forego the minimum royalty payment and retain the license on a non-exclusive basis. We are also obligated to pay ICCM a customary royalty equal to a percentage of sales, which varies depending on the selling price to the customer of the CapnoProbe. ICCM, pursuant to a July 1998 license agreement (“ICCM License”) between us and ICCM and subsequent agreements among us, ICCM and Nellcor, sent us a letter in December of 2004 purporting to terminate the ICCM License. On July 7, 2005, we entered into a settlement agreement with ICCM, which, among other things, dismissed with prejudice claims that we were in default of the ICCM license and that the ICCM License as terminated.

On September 28, 2001, we entered into an exclusive license agreement with Nellcor Puritan Bennett under which Nellcor is the exclusive worldwide manufacturer and distributor of our CapnoProbe product. We granted Nellcor exclusive manufacturing and distribution rights to the CapnoProbe product for the “assessment of systemic hypoperfusion” or, in lay terms, shock. We excluded from the license we granted to Nellcor forward military applications of the CapnoProbe product. On July 7, 2005, we entered into a termination agreement and mutual release with Nellcor to terminate the license agreement and reaffirm the termination of the supply agreement with Nellcor.

On October 1, 2002, we acquired from Vasamedics LLC certain assets related to medical instrumentation for patient monitoring of laser Doppler blood flow and related measurements. As part of that acquisition we acquired four patents related to skin perfusion pressure and laser Doppler flow monitoring.

In May 2004, we acquired from SORBA Medical Systems, Inc. certain assets related to medical instrumentation for patient monitoring of impedance cardiography and related parameters. As part of that acquisition we acquired one patent related to ensemble averaging of relevant signals.

While we do not believe that any of our products infringe any valid claims of patents or other proprietary rights held by third parties, there can be no assurance that we do not infringe any patents or other proprietary rights held by third parties. If an infringement claim were made, the costs incurred to defend the claim could be substantial and adversely affect our business, even if we were ultimately successful in defending the claim. If our products were found to infringe any proprietary right of a third party, we could be required to pay significant damages or license fees to the third party or cease production. Litigation may also be necessary to enforce patent rights held by us, or to protect trade secrets or techniques owned by us. Any such claims or litigation could result in substantial costs and diversion of effort by management.

We also rely on trade secrets and other unpatented proprietary technology. There can be no assurance that we can meaningfully protect our rights in such unpatented proprietary technology or that others will not independently develop substantially equivalent proprietary products or processes or otherwise gain access to our proprietary technology. We seek to protect our trade secrets and proprietary know-how, in part, with confidentiality agreements with employees and consultants. There can be no assurance that the agreements will not be breached, that we will have adequate remedies for any breach or that our trade secrets will not otherwise become known to or independently developed by competitors.

Government Regulation

Our products, development activities and manufacturing processes are subject to regulation by numerous governmental authorities, principally the United States Food and Drug Administration (FDA) and corresponding foreign agencies. In the United States, the FDA administers the Federal Food, Drug and Cosmetics Act and amendments thereto, including the Safe Medical Devices Act of 1990. We are subject to the standards and procedures respecting manufacture and marketing of medical devices contained in the Federal Food, Drug and Cosmetics Act and the regulations promulgated thereunder and are subject to inspection by the FDA for compliance with such standards and procedures. Noncompliance with applicable requirements can result in, among other things, fines, injunctions, civil penalties, recall or seizure of products, total or partial suspension of production, failure of the government to grant premarket clearance or premarket approval for devices, withdrawal of marketing approvals and criminal prosecution.

In the United States, medical devices are classified into one of three classes (class I, II or III), on the basis of the controls deemed necessary by the FDA to reasonably assure their safety and effectiveness. Under FDA regulations, class I devices are subject to general controls (e.g., labeling, premarket notification and adherence to good manufacturing practices) and class II devices are subject to general and special controls (e.g., performance standards, postmarket surveillance, patient registries and FDA guidelines). In general, class III devices (e.g., life-sustaining, life-supporting and implantable devices, or new devices which have not been found substantially equivalent to a legally marketed device), in addition to being subject to general and special controls, must receive pre-market approval (“PMA”) by the FDA to ensure their safety and effectiveness.

Before a new or significantly modified device can be introduced into the market, the manufacturer must generally obtain marketing clearance through a 510(k) notification or approval of a PMA application. A 510(k) clearance will be granted if the proposed device is “substantially equivalent” to a predicate device (i.e., a legally marketed class I or class II medical device, or a class III medical device for which the FDA has not called for the submission of a PMA application). Commercial distribution of a device for which a 510(k) notification is required can begin only after the FDA issues a written determination that the device is “substantially equivalent” to a predicate device. The process of obtaining a 510(k) clearance typically can take several months to a year or longer. A PMA application must be filed if a proposed device is not substantially equivalent to a legally marketed class I or class II device, or if it is a class III device for which the FDA has called for a PMA application. Certain class III devices that were on the market before May 28, 1976 (“preamendments class III devices”), and devices that are substantially equivalent to them, can be brought to market through the 510(k) process until the FDA calls for the submission of PMA applications for preamendments class III devices. The process of obtaining a PMA can be expensive, uncertain and lengthy, frequently requiring anywhere from one to several years from the date the PMA is submitted to the FDA, if approval is obtained at all.

In April 2001, we received 510(k) clearance from the FDA to market the CapnoProbe. We also have 510(k) clearance to market for LASERDOPP PV2000, BPM2, SensiLase and AcQtrac products. All of the systems consist of reusable components and bench top instruments while AcQtrac additionally has disposable components.

We are also subject to regulation in each of the foreign countries in which we sell our products with regard to product standards, packaging requirements, labeling requirements, import restrictions, tariff regulations, duties and tax requirements. Many of the regulations applicable to our products in such countries are similar to those of the FDA. The national health or social security organizations of certain countries require our products to be qualified before they can be marketed in those countries. Delays in receipt of such approvals or clearances, or a failure to receive such approvals or clearances, or the loss of any previously received approvals or clearances, could have a material adverse effect on our business. To date, we have not experienced significant difficulty in complying with these regulations.

The CE mark enables our products to be marketed, sold and used throughout the European Union, subject to limited “safeguard” powers of member states. As a result of our acquisitions of the Vasamedics product line and the Steorra technology, we underwent a complete quality certification process in late 2004 and were recommended for certification to ISO 13485. We are awaiting final documentation of our approval from Underwriter’s Laboratories in the United Kingdom. Our CE application is pending for SensiLase and we expect approval in the near future. All future products will be subjected to a similar CE application process.

We are subject to periodic inspections by the FDA, which is charged with auditing our compliance with good manufacturing practices established by the FDA and other applicable government standards. Strict regulatory action may be initiated in response to audit deficiencies or to product performance problems. Although our manufacturing facility is not currently ISO 9001 certified, we believe that it is ISO 9001 compliant. We also believe that our manufacturing and quality control procedures are in compliance with the requirements of the FDA and MDD regulations. Failure to maintain good manufacturing practices could have a material adverse effect on our business.

Employees

As of June 30, 2005, we had 27 full-time employees, one part-time employee and one temporary part-time employee. None of our employees are covered by a collective bargaining agreement, and we consider our relationship with our employees to be good.

Properties

Our facilities are located at 7615 Golden Triangle Drive, Suite C, Technology Park V, Minneapolis, Minnesota, and consist of approximately 23,700 square feet. We lease these facilities pursuant to a lease that expires on March 31, 2008. The lease provides for rent of approximately $18,600 per month, including base rent and a pro rata share of operating expenses and real estate taxes.

Legal Proceedings

There are no material pending or threatened legal, governmental, administrative or other proceedings to which we are a party or of which any of our property is subject.

MANAGEMENT

Our executive officers and directors, their ages and the offices held, as of June 30, 2005, are as follows:

Name	Age	Title
Paulita M. LaPlante	48	President, Chief Executive Officer and Director

Wesley G. Peterson	57	Chief Financial Officer, Vice President of Finance and Administration and Secretary

Victor Kimball	42	Vice President of Business Development and Research

Terry J. Duesterhoeft	48	Vice President of Sales and Marketing

Richard B. Egen (1)	67	Director

Charles D. Snead, Jr. (1)	72	Director

(1)	Member of the Audit Committee

Paulita M. LaPlante has been our President and a Director since September 1998 and our Chief Executive Officer since December 1998. From June 1994 to September 1998, Ms. LaPlante served as our Vice President of Worldwide Sales, Marketing and Business Development and was Director of Marketing and Business Development from April 1992 to June 1994. She also served as our interim Vice President of Research and Development from January 1994 to September 1994. Ms. LaPlante served on the board of VidaMed, Inc. from November 1999 to August 2002, and has served on the board of Qualigen, Incorporated, a privately held provider of blood testing systems, since January of 2004.

Wesley G. Peterson has been our Chief Financial Officer since January 1992, Vice President of Finance and Administration since June 1994 and Secretary since July 1992. He was also our Director of Finance and Administration from January 1992 to June 1994.

Victor Kimball has been our Vice President of Business Development and Research since December 2003. From December 1998 to December 2003, Mr. Kimball served as our Vice President, Strategic Planning and Product Development. From June 1997 to October 1998, Mr. Kimball was Director of Engineering and Business Development and from January 1995 to June 1997, he was Director of Engineering. From June 1992 to January 1995 he was Engineering Manager.

Terry J. Duesterhoeft has been our Vice President of Sales and Marketing since January 2004. From March 2001 to November 2003, Mr. Duesterhoeft served as Vice President of Marketing and Business Development of ZONARE Inc., an ultrasound imaging company. From March 1998 to March 2001, Mr. Duesterhoeft served as Global Marketing Manager of General Electric Medical Systems ultrasound business.

Richard B. Egen has been our Director since June 1997. Mr. Egen currently serves as the Chairman of the Board of Directors of Aksys, Ltd. From January 1997 to July 2001, Mr. Egen served as President and Chief Executive Officer of NephRx Corporation, an early stage biotechnology company. From January

1996 to December 1996, he served as a consultant to Baxter International, Inc. (“Baxter”) and Nestlé, S.A. (“Nestlé”) for clinical nutrition and start up medical companies. From January 1989 to December 1995, he served as President and Chief Executive Officer of Clintec International, Inc., a joint venture between Baxter and Nestlé that develops, manufactures, markets and distributes clinical nutrition solutions and formulations. Prior to joining Clintec International, Inc., Mr. Egen served in several positions at Baxter, including Senior Vice President and a member of Baxter’s Senior Management Committee.

Charles D. Snead, Jr. has been our Director since June 2000. Mr. Snead is an attorney and has served in various legal, executive, and board of director positions in several New York and Nasdaq stock exchange listed companies over a period of 30 years. Mr. Snead has been self-employed as a consultant and attorney during the previous five years and includes Circle F Ventures, LLC and Hayden R. Fleming and their affiliates and related companies as one of his clients. From June 28, 1996 to April 15, 1999, Mr. Snead served as President, Chief Executive Officer, Director, Treasurer and Chief Financial Officer of FBR Capital Corporation, during its transition from a fragrance manufacturer to a time and attendance systems company.

Board Committees

The Board has established an Audit Committee and a Compensation Committee. The Audit Committee provides assistance to the Board in satisfying its fiduciary responsibilities relating to accounting, auditing, operating and reporting practices of väsamed, and reviews the annual financial statements of väsamed, the selection and work of independent auditors and the adequacy of internal controls for compliance with corporate policies and directives. The Compensation Committee makes recommendations to the Board of Directors concerning the compensation of väsamed’s directors, executive officers and key managers, and acts on such other matters relating to their compensation as it deems appropriate. In addition, the Compensation Committee administers väsamed’s stock option plans, pursuant to which incentive stock options and non-statutory stock options may be granted to eligible key employees, officers, directors and consultants of väsamed, and väsamed’s Employee Stock Purchase Plan, pursuant to which employees of väsamed may purchase shares of Common Stock directly from väsamed on favorable terms through payroll deductions.

Director Compensation

Our directors receive no cash compensation for their services as members of the Board of Directors, although their out-of-pocket expenses incurred on our behalf are reimbursed. We do, however, periodically compensate our directors through the granting of stock options.

On April 15, 1999, each director who was not an employee was granted an option to purchase 3,333 shares of common stock at an exercise price of $7.50 per share, the fair market value of our common stock on that date. These options become exercisable, on a cumulative basis, with respect to 25% of the shares covered by the option on each of the first four anniversary dates of the grant, and expire on April 14, 2009.

On July 26, 2001, we granted Richard Egen and Charles Snead each an option to purchase 11,435 shares of common stock at an exercise price of $2.25 per share. These options become exercisable, on a cumulative basis, with respect to 25% of the shares covered by the option, on each of the first four anniversary dates of the grant, and expire July 25, 2011. Additionally, we made two separate milestone grants. Under the first milestone grant, we granted Richard Egen and Charles Snead each a non-statutory stock option under our option plan to purchase 8,357 shares of common stock at an exercise price of $2.25 per share. The vesting timeframe for these options was, in part, contingent upon our executing an agreement with a major medical company for the distribution of our CapnoProbe product. This milestone was satisfied on September 28, 2001 when we entered into an exclusive license agreement with Nellcor

Puritan Bennett under which Nellcor will be the exclusive worldwide manufacturer and distributor of our CapnoProbe™ product. As a result, these options become exercisable, on a cumulative basis, with respect to 25% of the shares covered by such option on each of the first four anniversary dates of the grant, and expire July 25, 2011. Under the second milestone grant, we granted Richard Egen and Charles Snead each a non-statutory stock option under the plan to purchase 8,357 shares of common stock at an exercise price of $2.25 per share. The vesting timeframe for these options was, in part, contingent upon our completing an equity financing resulting in gross proceeds of at least $2 million. This milestone was satisfied on June 23, 2003, when Circle F converted an aggregate of $2,689,000 in cash advances into 179,267 shares of our Series B preferred stock at a conversion price of $15.00 per share and purchased 57,667 shares of our Series B preferred stock at a purchase price of $15.00 per share, or an aggregate purchase price of $865,005. As a result, these options become exercisable, on a cumulative basis, with respect to 25% of the shares covered by such option on each of the first four anniversary dates of the grant, and expire July 25, 2011.

We did not make any option grants to non-employee directors during 2003 or 2004.

Executive Compensation

The following table provides summary information concerning cash and non-cash compensation paid to or earned by our Chief Executive Officer and those executive officers who received or earned cash and non-cash salary and bonus of more than $100,000 for the fiscal year ended December 31, 2004.

Summary Compensation Table

		Annual Compensation		Long-Term Compensation
Name and Principal Position	Year	Salary($)	Bonus($)	Securities Underlying Options(#)
Paulita M. LaPlante President and Chief Executive Officer	2004 2003 2002	$180,000 180,000 180,000	$0 0 0	0 0 0

Victor Kimball Vice President, Strategic Planning and Product Development	2004 2003 2002	$139,650 139,600 133,000	$0 0 0	0 0 0

Wesley G. Peterson Chief Financial Officer, Vice President of Finance and Administration and Secretary	2004 2003 2002	$115,500 115,250 110,000	$0 0 0	0 0 0

Terry Duesterhoeft (1) Vice President of Sales and Marketing	2004 2003 2002	$156,923 — —	$24,000 — —	52,739 — —

Paul Maloney (2) Vice President of Product Development	2004 2003 2002	$130,308 — —	$0 — —	52,739 — —

(1)	Terry Duesterhoeft was hired as our Vice President of Sales and Marketing effective as of January 5, 2005.
(2)	Paul Maloney was hired as our Vice President of Product Development effective as of November 17, 2003. Paul Maloney resigned from his employment with us effective as of January 30, 2005.

Stock Option Grants

The following table shows stock options granted to the named executive officers in 2004.

	Individual Grants (1)
Name	Number of Securities Underlying Options Granted (#)	Percent of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price ($/Sh)	Expiration Date
Terry Duesterhoeft	52,739	37%	$4.00	1/19/14
Paul Maloney(2)	52,739	37%	$4.00	1/19/14

(1)	All options granted to the named executive officers were granted under our 2003 Stock Option Plan. Each option becomes exercisable at the rate of 1/4th of the number of shares covered by such option on the first four anniversaries of the grant date of such option. To the extent not already exercisable, options granted under the plan become immediately exercisable in full upon certain changes in control of the Company and remain exercisable for the remainder of their terms. See “Executive Compensation – Change in Control Arrangements.” The exercise price of each option is equal to the fair market value of a share of our common stock on the grant date.
(2)	Paul Maloney resigned from his employment with the Company effective as of January 30, 2005.

Aggregated Option Exercises In

Last Fiscal Year and Fiscal Year-End Option Values

The following table summarizes the potential realizable value of the options held by our executive officers named above at December 31, 2004.

	Number of Securities Underlying Unexercised Options at December 31, 2004		Value of Unexercised In-the-Money Options at December 31, 2004(1)
Name	Exercisable	Unexercisable	Exercisable	Unexercisable
Paulita M. LaPlante	161,480	30,472	$133,239	$22,854
Victor Kimball	35,209	6,953	28,892	5,215
Wesley G. Peterson	64,591	12,190	54,775	9,143
Terry Duesterhoeft	0	52,739	0	0
Paul Maloney(2)	0	52,739	0	0

(1)	Value based on the difference between the fair market value of the common stock on December 31, 2004 of $3.00 and the exercise price of the options. Options are in-the-money if the market price of the shares exceeds the option exercise price.
(2)	Paul Maloney resigned from his employment with the Company effective as of January 30, 2005.

Change in Control Arrangements

In August 1999, our Board of Directors approved three new severance pay plans for our employees, including a severance pay plan for our executive officers. Certain of our executive officers are covered by the severance pay plan. On November 10, 2004, our Board of Directors approved the termination of our three severance pay plans, which in accordance with the terms of the plans will be effective on November 10, 2005, one year from the date of the approval of each plan’s termination.

The severance pay plan, as amended, provides for the payment of certain benefits to our executives who experience a “Qualifying Termination of Employment.”

A “Qualifying Termination of Employment” occurs if and only if:

•	We terminate the executive’s employment, before or after a change in control, for any reason except “cause,” death or disability, or

•	The executive terminates his or her employment either (1) prior to a change in control if his or her termination was a condition of the change in control or was requested or insisted upon by an unrelated person involved with the change in control or (2) during the 12 months after the change in control due to any of the following reasons:

•	A change in the executive’s title, status, position, duties, authority or responsibilities as an employee in effect immediately prior to the change in control which in the executive’s reasonable judgment is material and adverse, other than a change caused by an insubstantial or inadvertent action that Optical Sensors promptly remedies after becoming aware of the change;

•	A reduction in the executive’s base pay or an adverse change in the form or timing of the payment of the base pay, as in effect immediately prior to the change in control or as thereafter increased;

•	Certain adverse changes to specified employee benefit plans;

•	Relocation of the executive’s place of work more than 30 miles from his or her work location immediately prior to the change in control;

•	The failure of the Optical Sensors to obtain the assent of the severance pay plan by an acquiror at least three days before a change in control occurs; or

•	Termination of employment for any reason other than death during the twelfth month following the month during which the change in control occurs.

If an executive has a “Qualifying Termination of Employment,” he or she will continue to receive his or her regular pay and continue to participate in all employee benefit plans until the date of termination specified in the notice of termination. In addition, the executive will receive the following:

•	A lump sum cash payment equal to 12 times the executive’s monthly base pay payable within 10 days after the date of termination;

•	A “gross up” payment for any excise tax liability; and

•	Indemnification and expense advances for damages, costs and expenses incurred in connection with all matters relating to the executive’s service with or for Optical Sensors.

The executive has no duty or obligation to seek or accept other employment in order to become or continue to be eligible for benefits under the severance pay plan.

Before a change in control, our Board of Directors may amend the severance pay plan at any time and in any manner but the effective date of any amendment that adversely affects a participant must be at least one year after the amendment is approved by our Board of Directors. If a change in control occurs before an amendment becomes effective, the amendment automatically becomes null and void. On and after a change in control, the severance pay plan may be amended only if the participant affected by the amendment consents to the amendment in writing.

Under our 1993 Stock Option Plan and the 2003 Stock Option Plan, upon the occurrence of a “change in control,” all outstanding options granted under the plans will become and remain exercisable in full during their remaining terms regardless of whether the plan participants remain our employees. The acceleration of the exercisability of options under the plans may be limited in certain circumstances, however, if the acceleration would be subject to an excise tax imposed upon “excess parachute payments.” In addition, the compensation committee of our Board of Directors may determine that some or all of the participants holding outstanding options will receive cash in an amount equal to the excess of the fair market value of such shares immediately before the effective date of the change in control over the exercise price per share of the options.

Under the August 10, 2001 Investment Agreement between us and Circle F Ventures, our Board of Directors approved and Circle F Ventures agreed that upon a change in control, our employees, in the aggregate, will be paid a bonus equal to (A) One Hundred Percent (100%) of the proceeds to us or our shareholders from the change in control transaction between Fifteen Million Dollars ($15,000,000) and Sixteen Million Dollars ($16,000,000) plus (B) Ten Percent (10%) of the proceeds to us or our shareholders from the change in control transaction between Sixteen Million Dollars ($16,000,000) and Twenty Million Dollars ($20,000,000).

Stock Option Plan

Our Board of Directors adopted our 2003 Stock Option Plan on September 11, 2003, subject to stockholder approval. Our stockholders approved the plan on March 11, 2004. From time to time we grant options under our 2003 Stock Option Plan as amended. The option plan provides for the grant to employees, officers, directors, consultants and independent contractors of our company and our subsidiaries of options to purchase shares of common stock that qualify as “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, as well as non-statutory options that do not qualify as incentive stock options. This plan is administered by the Compensation Committee of our Board of Directors, which determines the persons who are to receive awards, as well as the type, terms and number of shares subject to each award.

We have reserved a maximum of 1,050,000 shares of common stock for issuance under the 2003 Plan, less (x) the number of shares subject to awards outstanding, as of the effective date of the 2003 Plan, under the Company’s 1989 Omnibus Stock Option Plan and the Company’s 1993 Stock Option Plan, plus (y) the number of shares in the foregoing clause (x) which are not thereafter issued or are forfeited and which would otherwise have become available for issuance under the terms of such plans. Under the terms of the 2003 Plan, we generally may not grant option awards relating to more than 100,000 shares of common stock to any participant during any calendar year. As of June 30, 2005, options to purchase an aggregate of 911,553 shares of common stock were outstanding under the option plan and a total of 138,447 shares of common stock remained available for grant. As of June 30, 2005, the outstanding options under the plan were exercisable at an average price $3.01 per share of common stock.

The exercise price of an option may not be less than 100% of the fair market value of a share of our common stock on the option grant date (or 110% with respect to an incentive stock option if the participant beneficially owns more than 10% of our outstanding stock). Under the 2003 Plan, “fair market value” means the closing bid price of a share of our common stock at the close of a regular daily trading session on the over-the-counter market on the OTC Bulletin Board. Aside from the maximum number of shares of common stock reserved under the plan, there is no minimum or maximum number of shares that may be subject to options under the plan. However, the aggregate fair market value of the stock subject to incentive stock options granted to any optionee that are exercisable for the first time by an optionee during any calendar year may not exceed $100,000. Options generally expire when the optionee’s employment or other service is terminated with us. Options generally may not be transferred, other than by will or the laws of descent and distribution, and during the lifetime of an optionee, may be exercised only by the optionee. The term of each non-statutory option is fixed by our Compensation Committee at the time of grant. The term for each incentive stock option, which is fixed by our Compensation Committee at the time of grant, may not exceed ten years from the date the option is granted, except that an incentive option granted to a person holding more than 10% of our voting stock may be exercisable only for five years.

The option plan contains provisions under which options would become fully exercisable following certain changes in control of our company, such as (1) the sale, lease, exchange or other transfer of all or substantially all of the assets of our company to a corporation that is not controlled by us, (2) the sale, lease, exchange or other transfer of the assets comprising our CapnoProbe product line, (3) the approval by our stockholders of any plan or proposal for the liquidation or dissolution of our company, (4) certain merger or business combination transactions, or (5) certain changes in the composition of our Board of Directors.

Payment of an option exercise price may be made in cash, or at the Compensation Committee’s discretion, in whole or in part by tender of a broker exercise notice, a promissory note or previously acquired shares of our common stock having an aggregate fair market value on the date of exercise equal to the payment required.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Between March 8, 2001 and October 4, 2001, we entered into a series of Bridge Loan Agreements with Circle F under which Circle F advanced us $1,489,000 to fund our operations. These advances were evidenced by convertible promissory notes, and each advance was due and payable one year after the date of the advance. On June 12, 2002, Circle F converted these notes into 992,667 shares of common stock at a conversion price of $1.50 per share.

Between March 6, 2002 and June 19, 2003, Circle F had advanced $2,689,000 to us, $2,224,000 of which was advanced in 2002 and $465,000 in 2003. These advances were unsecured, bore no interest and contained no conversion features. On June 23, 2003, we entered into a Stock Purchase Agreement pursuant to which Circle F converted an aggregate of $2,689,000 in cash advances into 179,267 shares of our Series B preferred stock at a conversion price of $15.00 per share. Circle F also purchased 57,667 shares of our Series B preferred stock at a purchase price of $15.00 per share and an aggregate purchase price of $865,005. Each share of Series B preferred stock is currently convertible into five shares of our common stock.

On May 6, 2005, the Company executed a Stock Purchase Agreement with Circle F Ventures, LLC and its affiliates for the conversion of cash advances, outstanding interest and fees and expenses in the amount of $6,001,849 into 66,686 shares of the Company’s newly designated Series C preferred stock, par value $0.01 per share (the “Series C Preferred Stock”), and with Barth Investment Company II, LP for the private placement of 8,334 shares of Series C Preferred Stock in exchange for an investment of $750,000.

In connection with the issuance of the Series C Preferred Stock, the Company issued Fleming Securities, Inc. a five-year warrant to purchase 300,084 shares of the Company’s common stock, par value $0.01, at a per share exercise price of $2.70, subject to adjustment for issuances of certain other securities below the then current exercise price and in the event of certain capital adjustments or similar transactions, such as a stock split or merger. In addition, with respect to additional purchases of Series C Preferred Stock under the Stock Purchase Agreement, if any, the Company agreed to issue Fleming Securities, Inc. a warrant or warrants for a number of shares of common stock equal to 10% of the shares issuable upon conversion of the Series C Preferred Stock sold through Fleming Securities, Inc. to investors at a per share exercise price of $2.70.

On June 15, 2005, the Company executed a Joinder Agreement with Barth Investment Company II, LP for the private placement of 3,334 shares of Series C Preferred Stock in exchange for an investment of $300,000 pursuant to the terms of the Stock Purchase Agreement executed by the parties on May 6, 2005. Each share of Series C Preferred Stock is convertible into 40 shares of common stock at a conversion price of $2.25 per share. As a result of the transaction, Barth Investment Company II, LP now owns 11,668 shares of Series C Preferred Stock, which are currently convertible into approximately 466,720 shares of the Company’s Common Stock.

As a result of the conversions and issuance of warrants, Circle F Ventures, LLC and its affiliates now beneficially own 6,502,308 shares of the Company’s common stock on an as converted basis representing a 75.28% ownership interest in the Company. Charles D. Snead, Jr., one of our directors, is a consultant and attorney for Circle F and Hayden R. Fleming and their affiliates and related companies.

On May 14, 2004, the Company completed its acquisition from SORBA Medical Systems, Inc. of all assets related to SORBA’s Steorra™ impedance cardiograph device and RTea™ advanced signal processing technology, consisting primarily of intellectual property rights and other ancillary equipment and supplies. The Company did not acquire any cash, receivables or miscellaneous items not related to the technology. The Company acquired the technology for consideration consisting of cash in the amount of $300,000 and 425,000 shares of common stock. As part of the agreement, the Company issued 403,750 shares of common stock (95% of the total) on May 14, 2004 with the remaining 21,250 shares of common stock (5% of the total) issued September 1, 2004 upon completion of certain post-closing matters. The Company did not assume any debts or liabilities of SORBA. SORBA subsequently distributed the shares of common stock to its shareholders upon dissolution. The Company has agreed to amend and file with the SEC this Prospectus covering the resale of up to 425,000 shares of common stock of the Company held by the SORBA shareholders. These selling shareholders executed agreements containing lock-up provisions prohibiting them from selling any of our common stock until six months after the date of this prospectus, which the Company has agreed to decrease to two months.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

From February 14, 1996, the date of our initial public offering, through May 11, 2000, our common stock was traded on The Nasdaq National Market. Since May 12, 2000, our common stock has traded in the over-the-counter market on the OTC Bulletin Board currently under the symbol OPTL.OB. The following table sets forth the quarterly high and low bid prices for our common stock for the periods indicated as reported by the OTC Bulletin Board.

Quarter Ended	High	Low
June 30, 2005	$2.75	$1.01
March 31, 2005	$3.00	$2.45

December 31, 2004	$3.75	$2.40
September 30, 2004	4.00	2.85
June 30, 2004	4.30	3.50
March 31, 2004	4.40	3.90

December 31, 2003	$5.00	$3.75
September 30, 2003	4.75	3.00
June 30, 2003	4.00	3.00
March 31, 2003	4.90	3.00

The foregoing prices reflect inter-dealer prices, without dealer markup, markdown or commissions, and may not represent actual transactions.

As of June 30, 2005, we had approximately 94 stockholders of record and 2,200 beneficial owners of our common stock.

We have never paid any cash dividends on our common stock, and do not anticipate paying any cash dividends on our common stock in the foreseeable future.

See “Certain Relationships and Related Transactions” for a description of all sales of unregistered securities by väsamed since January 1, 2004. All such sales were made in reliance on an exemption from registration under Section 4(2) of the Securities Act, based on investment representations given by the purchasers of such securities. väsamed did not pay any commissions with respect to the sale of such securities.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information known to us with respect to the beneficial ownership of each class of our capital stock as of June 30, 2005 for (1) each person known by us to beneficially own more than 5% of any class of our voting securities, (2) each of the executive officers named in the Summary Compensation Table under the heading “Management”, (3) each of our directors, and (4) all of our executive officers and directors as a group. Except as otherwise indicated, we believe that each of the beneficial owners of our capital stock listed below, based on information provided by these owners, has sole investment and voting power with respect to its shares, subject to community property laws where applicable.

Unless otherwise noted, each of the stockholders listed in the table possesses sole voting and investment power with respect to the shares indicated. Shares not outstanding but deemed beneficially owned by virtue of the right of a person or member of a group to acquire them within 60 days are treated as outstanding only when determining the amount and percent owned by such person or group.

	Shares of Series A Convertible Preferred Stock(1)		Shares of Series B Convertible Preferred Stock(1)		Shares of Series C Convertible Preferred Stock(1)		Shares of Common Stock(1)
Name	Amount	Percent of Class	Amount	Percent of Class	Amount	Percent of Class	Amount	Percent of Class (2)
Circle F Ventures, LLC, Circle F Ventures II, LLC and Hayden R. Fleming (3)	4,333,334	100.0%	236,934	100.0%	66,686	85.1%	6,502,308	75.28%
Barth Investment Company II, LP(4)	0	0.0%	0	0.0%	11,668	14.9%	466,720	11.38%
Richard B. Egen (5)	0	0.0%	0	0.0%	0	0.0%	44,149	1.20%
Paulita M. LaPlante (6)	0	0.0%	0	0.0%	0	0.0%	192,299	5.03%
Victor Kimball (7)	0	0.0%	0	0.0%	0	0.0%	42,726	1.16%
Wesley G. Peterson (8)	0	0.0%	0	0.0%	0	0.0%	80,076	2.16%
Charles D. Snead, Jr. (9)	0	0.0%	0	0.0%	0	0.0%	44,382	1.21%
Terry J. Duesterhoeft (10)	0	0.0%	0	0.0%	0	0.0%	13,184	*
All directors and executive officers as a group (six persons) (11)	0	0.0%	0	0.0%	0	0.0%	416,816	10.30%

*	Less than 1% of the outstanding shares.
(1)	Except as otherwise indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of common stock and preferred stock. Shares of common stock subject to options or warrants currently exercisable or exercisable within 60 days are deemed outstanding for computing the percentage of the person or group holding such options but are not deemed outstanding for computing the percentage of any other person or group. Each share of Series A convertible preferred stock is currently convertible into one-sixth of a share of common stock, each share of Series B convertible preferred stock is currently convertible into five shares of common stock and each share of Series C convertible preferred stock is currently convertible into forty shares of common stock.
(2)	Based on 3,633,289 shares of common stock outstanding as of June 30, 2005.

(3)	Based on Schedule 13D/A filed by Circle F May 16, 2005. Includes 23,412 shares held by an individual retirement account for the benefit of Mr. Fleming’s spouse, 3,333 shares held by an individual retirement account for the benefit of Mr. Fleming and 429,430 shares are owned by a trust for the benefit of Mr. Fleming and his wife. Of the shares owned by the trust, 33,333 shares are issuable upon the exercise of a warrant and 184,280 shares are issuable upon the conversion of 4,607 shares of Series C convertible preferred stock. Also includes 1,259,328 shares of common stock, 83,333 shares are issuable upon the exercise of a warrant, 722,222 shares issuable upon the conversion of 4,333,334 shares of Series A convertible preferred stock, 281,665 shares issuable upon the conversion of 56,333 shares of Series B convertible preferred stock and 206,280 shares issuable upon the conversion of 5,157 shares of Series C convertible preferred stock held by Circle F Ventures, LLC as well as 903,005 shares issuable upon the conversion of 180,601 shares of Series B convertible preferred stock and 2,276,880 shares issuable upon the conversion of 56,922 shares of Series C convertible preferred stock held by Circle F Ventures II, LLC. Also includes 313,420 shares issuable upon the exercise of warrants held by Fleming Securities, Inc. Mr. Fleming is the managing member of Circle F Ventures, LLC and Circle F Ventures II, LLC. The address of Circle F and Mr. Fleming is 17797 North Perimeter Drive, Suite 105, Scottsdale, Arizona 85255. See “Certain Relationships and Related Transactions.”
(4)	Based on Schedule 13D/A filed by Barth Investment Company II, LP July 8, 2005. Includes 466,720 shares issuable upon the conversion of 11,668 shares of Series A convertible preferred stock. The address of Barth Investment Company II, LP is 4201 Lenmar Drive, Coplay, Pennsylvania 18037.
(5)	Includes 44,149 shares issuable upon exercise of outstanding stock options held by Mr. Egen.
(6)	Includes 191,952 shares issuable upon exercise of outstanding stock options held by Ms. LaPlante.
(7)	Includes 42,162 shares issuable upon exercise of outstanding stock options held by Mr. Kimball.
(8)	Includes 76,781 shares issuable upon exercise of outstanding stock options held by Mr. Peterson, 15,113 shares of which are subject to a marital lien.
(9)	Includes 44,149 shares issuable upon exercise of outstanding stock options held by Mr. Snead.
(10)	Includes 13,184 shares issuable upon exercise of outstanding stock options held by Mr. Duesterhoeft.
(11)	Includes shares beneficially owned by affiliates of our officers and directors, but does not include any shares beneficially owned by Circle F or Hayden R. Fleming. Also includes 412,377 shares issuable upon exercise of outstanding stock options held by officers and directors. The address for all current directors and executive officers is our executive offices: 7615 Golden Triangle Drive, Suite C, Technology Park VI, Minneapolis, Minnesota 55344.

DESCRIPTION OF SECURITIES

Authorized Shares

We are authorized to issue 30,000,000 shares of common stock, $0.01 par value per share and 5,000,000 shares of preferred stock, $0.01 par value per share, of which 4,333,334 shares have been designated as Series A convertible preferred stock, 250,000 shares have been designated as Series B convertible preferred stock, 115,000 shares have been designated as Series C convertible preferred stock and 250,000 have been designated as Series A junior preferred stock. The following is a summary of the material terms and provisions of our capital stock. Because it is a summary, it does not include all of the information that is included in our certificate of incorporation. The text of our certificate of incorporation, which is attached as an exhibit to this registration statement, is incorporated into this section by reference.

Common Stock

We are authorized to issue 30,000,000 shares of common stock, of which 3,633,289 shares were issued and outstanding as of June 30, 2005. Each share of our common stock entitles its holder to one vote per share. Holders of our common stock are entitled to receive dividends as and when declared by our Board of Directors from time to time out of funds properly applicable to the payment of dividends. Subject to the liquidation rights of any outstanding preferred stock, the holders of our common stock are entitled to share pro rata in the distribution of the remaining assets of our company upon a liquidation, dissolution or winding up of our company. The holders of our common stock have no cumulative voting, preemptive, subscription, redemption or sinking fund rights.

Series A Convertible Preferred Stock

We are authorized to issue up to 4,333,334 shares of Series A convertible preferred stock, all of which are issued and outstanding and held by Circle F. Each share of Series A convertible preferred stock entitles the holder thereof to vote on all matters submitted to holders of common stock, and each share of Series A convertible preferred stock has the number of votes equal to the number of shares of common stock into which it may be converted. As a result of the one-for-six reverse split of common stock on September 13, 2002, each share of Series A convertible preferred stock is currently convertible into one-sixth share of common stock. Upon a liquidation, dissolution or winding of our company, each holder of Series A convertible preferred stock is entitled to be paid, prior to any distribution or payment to holders of Series B convertible preferred stock or common stock, an amount equal to the weighted-average per share price at which we issued shares of Series A convertible preferred stock, or $0.346 per share. A sale of our company will be deemed to be a liquidation, dissolution or winding up for this purpose.

Series B Convertible Preferred Stock

We are authorized to issue up to 250,000 shares of Series B convertible preferred stock, 236,934 of which are issued and outstanding and held by Circle F. Each share of Series B convertible preferred stock entitles the holder thereof to vote on all matters submitted to holders of common stock, and each shares of preferred stock has the number of votes equal to the number of shares of common stock into which it may be converted. Each share of Series B convertible preferred stock is currently convertible into five shares of common stock. Upon a liquidation, dissolution or winding of our company, each holder of Series B preferred stock is entitled to be paid, prior to any distribution or payment to holders of common stock, an amount equal to the per share price at which we issued shares of Series B convertible preferred stock, or $15.00 per share. A sale of our company will be deemed to be a liquidation, dissolution or winding up for this purpose.

Series C Convertible Preferred Stock

We are authorized to issue up to 115,000 shares of Series C convertible preferred stock, 78,354 of which are issued and outstanding. Each share of Series C convertible preferred stock entitles the holder thereof to vote on all matters submitted to holders of common stock, and each shares of preferred stock has the number of votes equal to the number of shares of common stock into which it may be converted. Each share of Series C convertible preferred stock is currently convertible into forty shares of common stock. Upon a liquidation, dissolution or winding of our company, each holder of Series C preferred stock is entitled to receive $90 per share on a pari passu basis with the preferential amounts required to be paid the holders Company’s Series B preferred stock and prior to and in preference over any liquidation payment on the common stock. A sale of our company will be deemed to be a liquidation, dissolution or winding up for this purpose.

Series A Junior Preferred Stock

Our Board of Directors created a series of 250,000 shares of preferred stock designated as Series A junior preferred stock as part of our stockholders rights agreement under which we distributed to our stockholders preferred stock purchase rights, at a rate of six purchase rights for each share of common stock. When exercisable, each purchase right will entitle its holder to purchase from us one one-thousandth of a share of Series A junior preferred stock, with economic terms similar to one share of common stock, for $90, subject to adjustment for future events. Until they become exercisable, the purchase rights will automatically trade with shares of common stock. The rights will expire at the close of business on December 2, 2006, unless we terminate the rights earlier.

Options and Warrants

As of June 30, 2005, we had outstanding options to purchase an aggregate of 911,553 shares of common stock at a weighted average exercise price of $3.01 per share. All outstanding options provide for antidilution adjustments in the event of certain mergers, consolidations, reorganizations, recapitalizations, stock dividends, stock splits or other similar changes in our corporate structure and shares of our capital stock. We have outstanding warrants to purchase an aggregate of 490,403 shares of common stock at a weighted average exercise price of $2.52. The warrants provide for antidilution adjustments in the event of certain mergers, consolidations, reorganizations, recapitalizations, stock dividends, stock splits or other changes in our corporate structure of our company and, subject to certain exceptions, the issuance by our company of any securities for a purchase price of less than $3.00 and $1.50 per share.

Rights Agreement

In December 1996, our Board of Directors adopted a stockholder rights agreement under which we distributed to our stockholders preferred stock purchase rights. Each share of common stock has attached to it six stock purchase rights. Purchase rights have also attached to all shares of our common stock that we have issued thereafter and will attach to all shares that will issue in the future.

The purchase rights have anti-takeover effects. The purchase rights may cause substantial dilution to a person or group that attempts to acquire our company in a manner or on terms not approved by our Board of Directors. The purchase rights, however, should not deter any prospective offeror willing to negotiate in good faith with our Board of Directors, nor should the purchase rights interfere with any merger or other business combination approved by our Board of Directors.

The purchase rights will become exercisable 10 business days after:

•	a person or group announces an offer not approved by the board which would, if consummated, result in the person or group owning 15% or more of our common stock;

•	the first date of a public announcement that a person or group has acquired 15% or more of our common stock, not approved in advance by the board; or

•	the board determines that a person holding 12% or more of the common stock is an “adverse person”—in the board’s judgment the person acquired the shares intending for us to repurchase them or the person’s share ownership is likely to cause a material adverse impact on us.

When exercisable, each purchase right will entitle its holder to purchase from us one one-thousandth of a share of Series A junior preferred stock, with economic terms similar to one share of common stock, for $90, subject to adjustment for future events. Until they become exercisable, the purchase rights will automatically trade with shares of common stock. The rights will expire at the close of business on December 2, 2006, unless we terminate the rights earlier.

If any person becomes an owner of 15% or more of our common stock without prior board approval, or our board determines a person to be an adverse person, each holder of a purchase right, other than the acquiring person or adverse person (and certain related persons and transferees) will have the right to purchase, upon exercise of a right, a number of shares of preferred stock with a market value of twice the exercise price.

If at any time a person becomes a 15% stockholder, we enter into a merger or other business combination in which we are not the surviving entity or we sell one-half or more of our assets or earning power, in either case without prior board approval, each holder of a purchase right will have the right to purchase, upon exercise of a right, a number of shares of common stock of the acquiring company with a market value of twice the exercise price.

At any time after any person crosses the 15% threshold or is determined to be an adverse person, but before the acquisition by such person of 50% or more of the outstanding shares of common stock, our board of directors may exchange the purchase rights, other than purchase rights owned by the acquiring person, in whole or in part, at an exchange ratio of one preferred share fraction per purchase right. The board may also redeem the rights for a nominal price under certain circumstances.

Under amendments to the agreement, none of the foregoing rights will be triggered by any acquisition of common stock by Hayden R. Fleming, Circle F or any of their affiliates. Furthermore, the board cannot declare Hayden R. Fleming, Circle F or any of their affiliates to be adverse persons under the agreement.

Registration Rights

The holders of the Series A convertible preferred stock, Series B convertible preferred stock, Series C convertible preferred stock and common stock issued upon conversion of convertible notes purchased in our private placements and the Sorba shareholders are entitled to certain registration rights for the underlying securities under the Securities Act. We are required to file a registration statement to register under the Securities Act the resale of the shares of väsamed common stock acquired in the Sorba transaction and underlying the shares of Series A convertible preferred stock, Series B convertible preferred stock, Series C convertible preferred stock and convertible notes purchased in our private placements. The registration statement, of which this prospectus is a part, satisfies this requirement. We are required to use our reasonable best efforts to cause this registration statement to become effective under the Securities Act as promptly as practicable and to use our reasonable best efforts to cause this registration statement to remain effective until the earlier of (1) the sale of all the shares of väsamed common stock covered by this registration statement; or (2) such time as the selling stockholders named in this registration statement become eligible to resell the shares of väsamed common stock and the shares of väsamed common stock issuable upon the conversion of the notes or convertible preferred stock or the exercise of the warrants pursuant to Rule 144(k) under the Securities Act.

Lock-Up Arrangements

Each of our selling stockholders that acquired our common stock as a result of the SORBA transaction has entered into an investment agreement with us that provides for, among other things, a lock-up provision. These lock-up provisions generally prohibit these selling stockholders, from directly or indirectly selling, offering to sell, contracting to sell, pledging, granting an option to purchase, transferring or otherwise disposing of any shares of our common stock. These restrictions will be in effect for two months after the date of this Prospectus.

Anti-Takeover Provisions of Delaware Law and Our Certificate of Incorporation

We are subject to Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder, unless the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an interested stockholder is a person who, together with affiliates and associates, owns or, in the case of affiliates or associates of the corporation, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s voting stock. The existence of this provision could have anti-takeover effects with respect to transactions not approved in advance by the Board of Directors, such as discouraging takeover attempts that might result in a premium over the market price of the common stock.

There are several provisions of our certificate of incorporation that may have the effect of deterring or discouraging hostile takeovers or delaying changes in control of our company. Stockholders are not entitled to cumulative voting in the election of directors. Our certificate of incorporation has authorized undesignated preferred stock which could make it possible for our Board of Directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to effect a change of control of our company.

Limitations on Liability of Directors and Indemnification

Our certificate of incorporation limits our directors’ liability to the fullest extent permitted under Delaware’s corporate law. Specifically, our directors are not liable to us or our stockholders for monetary damages for any breach of fiduciary duty by a director, except for liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	dividends or other distributions of our corporate assets that are in contravention of restrictions in Delaware law, our amended and restated certificate of incorporation, bylaws or any agreement to which we are a party; and

•	any transaction from which a director derives an improper personal benefit.

This provision generally does not limit liability under federal or state securities laws.

Delaware law, and our certificate of incorporation, provide that we will, in some situations, indemnify any person made or threatened to be made a party to a proceeding by reason of that person’s former or present official capacity with our company against judgments, penalties, fines, settlements and reasonable expenses including reasonable attorney’s fees. Any person is also entitled, subject to some limitations, to payment or reimbursement of reasonable expenses in advance of the final disposition of the proceeding.

Transfer Agents and Registrars

The transfer agent for our common stock is Wells Fargo Bank, N.A.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

On June 9, 2004, the Audit Committee of the Board of Directors of väsamed dismissed Ernst & Young LLP (“Ernst & Young”) as the Company’s independent accountants.

The reports of Ernst & Young on the financial statements of the Company as of and for the years ended December 31, 2003 and December 31, 2002, did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. However, the reports did contain an explanatory paragraph wherein Ernst & Young expressed substantial doubt about the Company’s ability to continue as a going concern.

The Company’s Audit Committee recommended and approved the decision to change independent accountants.

In connection with its audits for the 2003 and 2002 fiscal years, and through June 9, 2004, there were no disagreements with Ernst & Young on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Ernst & Young, would have caused Ernst & Young to make reference to such disagreements in their reports on the financial statements for such years and subsequent interim period.

The Company requested that Ernst & Young furnish it with a letter addressed to the Securities and Exchange Commission (the “Commission”) stating whether or not it agrees with the above statements. A copy of such letter, dated June 10, 2004, is filed as Exhibit 16.1 hereto.

On June 9, 2004, the Audit Committee of the Board of Directors of the Company engaged Virchow, Krause & Company, LLP as its new independent accountants. In the Company’s 2003 and 2002 fiscal years, and any subsequent interim period through June 9, 2004, the Company had not consulted with Virchow, Krause & Company, LLP regarding the following:

(i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, and neither a written report was provided to the Company nor oral advice was provided that Virchow, Krause & Company, LLP concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or

(ii) any matter that was either the subject of a “disagreement,” as that term is defined in Item 304(a)(1)(iv) of Regulation S-B and the related instructions to Item 304 of Regulation S-B.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for väsamed by Oppenheimer Wolff & Donnelly LLP, Minneapolis, Minnesota.

EXPERTS

Virchow, Krause & Company, LLP, independent registered public accounting firm, have audited our financial statements at December 31, 2004, as set forth in their report (which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company’s ability to continue as a going concern as described in Note 15 to the financial statements). We’ve included our financial statements in the prospectus and elsewhere in the registration statement in reliance on Virchow, Krause & Company, LLP’s report, given on their authority as experts in accounting and auditing.

Ernst & Young LLP, independent registered public accounting firm, has audited our financial statements for the year ended December 31, 2003, as set forth in their report (which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company’s ability to continue as a going concern as described in Note 15 to the financial statements). We’ve included our financial statements in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are currently subject to the informational requirements of the Securities Exchange Act of 1934, as amended. As a result, we are required to file periodic reports and other information with the SEC, such as annual, quarterly, and current reports, and proxy and information statements. You are advised to read this Form SB-2 in conjunction with the other reports, proxy statements, and other documents we file from time to time with the SEC. If you would like more information regarding väsamed, you may read and copy the reports, proxy and information statements and other documents we file with the SEC, at prescribed rates, at the SEC’s public reference room at 450 Fifth Street, NW, Washington, DC 20549. You may obtain information regarding the operation of the SEC’s public reference rooms by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public free of charge at the SEC’s website under Optical Sensors Incorporated. The address of this website is http://www.sec.gov. We also maintain a link on our website at www.vasamed.com to the location on SEC’s website containing the reports, proxy and information statements and other documents we file with the SEC.

We have filed a registration statement on Form SB-2 with the SEC for the common stock offered by the selling stockholders under this prospectus. This prospectus does not include all of the information contained in the registration statement. You should refer to the registration statement and its exhibits for additional information that is not contained in this prospectus. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document.

This prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this prospectus or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make an offer, solicitation of an offer or proxy solicitation in that jurisdiction. Neither the delivery of this prospectus nor any distribution of securities pursuant to this prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated herein by reference or in our affairs since the date of this prospectus.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders, Audit Committee and Board of Directors

Optical Sensors Incorporated d/b/a väsamed

Eden Prairie, Minnesota

We have audited the accompanying balance sheet of Optical Sensors Incorporated d/b/a väsamed as of December 31, 2004, and the related statements of operations, shareholders’ deficit and cash flows for the year then ended. These financial statements are the responsibility of the company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Optical Sensors Incorporated d/b/a väsamed as of December 31, 2004 and the results of its operations and its cash flows for the year then ended, in conformity with U.S. generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 15 to the financial statements, the Company has recurring operating losses, negative cash flows from operations, a working capital deficit, and a shareholders’ deficit that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regards to these matters are also described in Note 15. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Virchow, Krause & Company, LLP

Minneapolis, Minnesota

February 25, 2005

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders

Optical Sensors Incorporated

Minneapolis, Minnesota

We have audited the accompanying statement of operations, shareholders’ equity (deficit), and cash flows for the year ended December 31, 2003. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Optical Sensors Incorporated for the year ended December 31, 2003, in conformity with U.S. generally accepted accounting principles.

As discussed in Note 15 to the financial statements, the Company’s recurring net losses from operations and its accumulated deficit raise substantial doubt about its ability to continue as a going concern. Management’s plans as to these matters are also described in Note 15. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Minneapolis, Minnesota	/s/ Ernst & Young LLP
February 27, 2004

Optical Sensors Incorporated d/b/a väsamed

Balance Sheet

December 31, 2004

Assets
Current assets:
Cash	$8,759
Accounts receivable	184,963
Inventories	194,216
Prepaid expenses and other current assets	10,641

Total current assets	398,579

Property and equipment:
Leased equipment	1,157,989
Research and development equipment	831,624
Leasehold improvements	340,802
Furniture and equipment	304,754
Production equipment	518,418

3,153,587
Less accumulated depreciation	(2,951,654)

201,933

Other assets:
Patents, net of accumulated amortization of 2004—$492,031	410,850
Other assets	9,723

420,573

Total assets	$1,021,085

Liabilities and shareholders’ equity (deficit)
Current liabilities:
Advances from shareholder	$4,183,000
Accounts payable	139,717
Employee compensation	234,525
Accrued royalties	100,000
Other liabilities and accrued expenses	3,920
Accrued interest payable	54,849

Total current liabilities	4,716,011

Shareholders’ equity (deficit):
Preferred stock, par value $0.01 per share (Series A and Series B: 4,333,334 and 236,934 shares issued and outstanding, $1,500,000 and $3,554,005 liquidation preference, respectively)
Authorized shares – 5,000,000
Issued and outstanding shares – 4,570,268	45,703
Common stock, par value $0.01 per share:
Authorized shares – 30,000,000
Issued and outstanding shares – 2004—3,633,289	36,333
Additional paid-in capital	81,648,978
Accumulated deficit	(85,409,002)
Unearned compensation	(16,938)

Total shareholders’ equity (deficit)	(3,694,926)

Total liabilities and shareholders’ equity (deficit)	$1,021,085

See accompanying notes.

Optical Sensors Incorporated d/b/a väsamed

Statements of Operations

	Years Ended December 31,
	2004	2003
Revenues:
Sales	$814,438	$1,500,795
Product development fees	122,478	621,542
Royalties	132,223	1,524

Total revenues	1,069,139	2,123,861

Costs and expenses:
Cost of goods sold	1,338,700	1,670,106
Cost of product development	48,600	137,800
Research and development expenses	3,729,866	1,176,143
Impairment of patents and research and development supplies	539,423	159,263
Selling, general and administrative expenses	1,707,422	1,267,586

Total costs and expenses	7,364,011	4,410,898

Operating loss	(6,294,872)	(2,287,037)

Interest income (expense), net	(146,978)	88
Other income (expense), net	19,999	5,830

	(126,979)	5,918

Net loss	$(6,421,851)	$(2,281,119)

Net loss per common share:
Basic and diluted	$(1.85)	$(0.71)

Shares used in calculation of net loss per share:
Basic and diluted	3,472,346	3,192,416

See accompanying notes.

Statements of Shareholders’ Equity (Deficit)

Years Ended December 31, 2004 and 2003

	Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Unearned Compensation	Total
	Shares	Amount	Shares	Amount
Balance at December 31, 2002	4,333,334	$43,333	3,190,047	$31,901	$76,367,608	$(76,706,032)	$(36,306)	$(299,496)
Issuance of preferred stock	57,667	577	—	—	864,423	—	—	865,000
Conversion of shareholder cash advances	179,267	1,793	—	—	2,687,207	—	—	2,689,000
Issuance of common stock upon exercise of options	—	—	18,242	182	39,718	—	—	39,900
Variable compensation on stock options	—	—	—	—	61,353	—	—	61,353
Amortization of unearned compensation	—	—	—	—	—	—	9,684	9,684
Net loss	—	—	—	—	—	(2,281,119)	—	(2,281,119)

Balance at December 31, 2003	4,570,268	45,703	3,208,289	32,083	80,020,309	(78,987,151)	(26,622)	1,084,322
Issuance of common stock	—	—	425,000	4,250	1,695,750	—	—	1,700,000
Variable compensation on stock options	—	—	—	—	(213,987)	—	—	(213,987)
Amortization of unearned compensation	—	—	—	—	—	—	9,684	9,684
Imputed interest on shareholder advances	—	—	—	—	146,906	—	—	146,906
Net loss	—	—	—	—	—	(6,421,851)	—	(6,421,851)

Balance at December 31, 2004	4,570,268	$45,703	3,633,289	$36,333	$81,648,978	$(85,409,002)	$(16,938)	$(3,694,926)

See accompanying notes.

Optical Sensors Incorporated d/b/a väsamed

Statements of Cash Flows

	Years Ended December 31,
	2004	2003
Operating activities
Net loss	$(6,421,851)	$(2,281,119)
Adjustments to reconcile net loss to net cash used in operating activities:
Loss on disposal of fixed assets	—	169,584
Purchase of Steorra Technology – recorded as in-process research and development expense	1,700,000	—
Non-cash compensation expense (credit) on stock options	(213,987)	71,037
Compensation expense related to stock options issued to consultant	9,684	—
Imputed interest on advances from shareholder	146,906	—
Depreciation and amortization	201,172	90,864
Impairment of research and development supplies	387,766	102,376
Impairment of patents	151,657	56,887
Changes in operating assets and liabilities net of acquisitions:
Accounts receivable	12,966	217,824
Inventories	43,097	22,393
Prepaid expenses, other current assets and other assets	(43,168)	140,849
Accounts payable and accrued expenses	72,562	(230,091)

Net cash used in operating activities	(3,953,196)	(1,639,396)

Investing activities
Purchases of property and equipment	(88,366)	(106,935)

Net cash used in investing activities	(88,366)	(106,935)

Financing activities
Advances from shareholder	4,033,000	615,000
Net proceeds from issuance of common stock	—	39,900
Net proceeds from issuance of preferred stock	—	865,000

Net cash provided by financing activities	4,033,000	1,519,900

Decrease in cash	(8,562)	(226,431)
Cash at beginning of year	17,321	243,752

Cash at end of year	$8,759	$17,321

Supplemental disclosure of noncash financing activities

In 2003, the Company had $2,689,000 of shareholder cash advances converted into preferred stock.

See accompanying notes.

Optical Sensors Incorporated d/b/a väsamed

Notes to Financial Statements

December 31, 2004 and 2003

1. Business Activity

Optical Sensors Incorporated d/b/a väsamed (the Company) designs, licenses, manufactures and distributes a range of non-invasive hemodynamic technologies for vascular, wound care, cardiovascular and emergency medicine diagnostics. Products presently include skin perfusion pressure systems, blood flow monitors, non-invasive cardiac output monitors and tissue capnometry. The Company is also developing an integrated hemodynamic monitoring system designed to improve the accessibility of its technologies to the physicians’ office, and other point-of-care locations. The Company’s customers are located throughout the world.

2. Summary of Significant Accounting Policies

Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. Investments classified as cash equivalents consist primarily of commercial paper and municipal bonds. The market value of investments is based on quoted market prices and approximates cost. The Company maintains its cash in high credit quality financial institutions. The balances, at times, may exceed federally insured limits.

Accounts Receivable

The Company establishes an allowance for uncollectible accounts based upon factors surrounding the credit risk of specific customers and other information. Invoices are due 30 days after presentation for direct customers and up to 65 days for distributors. Accounts receivable beyond previously agreed upon days are considered past due. The Company does not accrue interest on past due accounts receivable. Receivables are written off only after all collection attempts have failed and are based on individual credit evaluation and specific circumstances of the customer. At December 31, 2004, the Company had determined all accounts were collectible, with the exception of one account of $1,270. An allowance was set up for $1,270 at December 31, 2004.

Inventories

Inventories are stated at the lower of cost or market with cost determined using the first-in, first-out method. Inventories at December 31, 2004 included $70,587 of finished goods and $123,629 of raw materials.

Property and Equipment

Property and equipment are stated at cost. Depreciation is provided on a straight-line basis over three to five years. Leasehold improvements are amortized over the shorter of the term of the lease or the estimated life of the asset. Equipment under capital leases is depreciated over the lease term. Depreciation expense, including depreciation recorded under capital leases, was $51,738 and $59,927 for the years ended December 31, 2004 and 2003, respectively.

Optical Sensors Incorporated d/b/a väsamed

Notes to Financial Statements (continued)

2. Summary of Significant Accounting Policies (continued)

Financial Instruments

The carrying amounts for all financial instruments approximates fair value. The carrying amounts for cash, accounts receivable, accounts payable and accrued expenses approximate fair value because of the short maturity of these instruments. In addition, the advances from shareholder approximates the carrying amounts based upon the Company’s expected borrowing rate for debt with comparable risk.

Research and Development Supplies

At December 31, 2003, research and development supplies with a carrying value of $414,332 consisted of electro-optical modules. These modules were originally a component of the Company’s proprietary SensiCath Arterial Blood Gas System. The Company discontinued sales of the SensiCath product in January of 1999 and subsequently disposed of all related inventories, with the exception of these modules, which the Company utilizes from time to time in prototyping new applications of the Company’s technologies, as components of test equipment, and for use in performing clinical studies. The Company believed these modules were important to the Company’s development of products for itself and other companies by allowing the Company to respond quickly and economically to such needs as they arise. However, in the first three quarters of 2004 the Company experienced declining spending patterns on the part of the Company’s business partners plus lower internal consumption of the modules. In particular, the Company had believed Nellcor would purchase a significant quantity of the modules to be used in test stations in their production of CapnoProbe Sensors. However, in August of 2004, Nellcor experienced a recall of the CapnoProbe product and has given no indication as to when, if ever, it would re-launch the product. In addition, towards the end of the third quarter of 2004 the Company made a strategic decision to re-direct the Company’s research and development resources towards the recently acquired Steorra technology and away from contract development work, further limiting the anticipated usage of the modules. The Company concluded at that time that future use of the modules would most likely not be at a level sufficient to consume significant quantities of the modules. Accordingly, the Company recognized an impairment expense of $387,766 in the third quarter of 2004, reducing the carrying value to zero at December 31, 2004.

Patents

Patents are stated at cost and are amortized upon issuance of a patent on a straight-line basis over 60 months. Amortization expense was $149,434 and $30,937 for the years ended December 31, 2004 and 2003, respectively. Estimated amortization expense for the next five years of patents issued as of December 31, 2004 is as follows:

Year ending December 31:
2005	$77,292
2006	59,390
2007	52,040
2008	35,241
2009	4,935

$228,898

Optical Sensors Incorporated d/b/a väsamed

Notes to Financial Statements (continued)

2. Summary of Significant Accounting Policies (continued)

In addition, $151,657 and $56,887 of patents were written off and charged to expense in 2004 and 2003, respectively. The write offs resulted from management’s decision to abandon certain patent applications and discontinue financial support of other issued patents.

Impairment of Long-Lived Assets

Management reviews the Company’s long-lived assets for impairment when events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If impairment indicators are present and the estimated future undiscounted cash flows are less than the carrying value of the assets, the asset’s value will be adjusted appropriately.

Income Taxes

The Company accounts for income taxes using the liability method. Deferred income taxes are provided for temporary differences between the financial reporting and tax bases of assets and liabilities. Deferred tax assets are reduced by a valuation allowance to a net amount which the Company believes it more likely than not will realize, based on the Company’s estimates of its future taxable income.

Stock-Based Compensation

The Company follows Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees (APB No. 25), and related interpretations in accounting for its stock options. Under APB No. 25, when the exercise price of stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

The following table illustrates the effect on net loss and net loss per share if the Company had applied the fair value recognition provisions of SFAS No. 123, Accounting for Stock-Based Compensation, to its stock-based employee compensation.

	2004	2003
Net loss as reported	$(6,421,851)	$(2,281,119)
Add: stock-based compensation cost(credit) included in the determination of net loss as reported	(204,304)	61,354
Less: stock-based compensation that would have been included in the determination of net loss if the fair value method had been applied	(495,719)	(194,517)

Pro forma net loss	$(7,121,874)	$(2,414,282)

Net basic and diluted loss per share:
As reported	$(1.85)	$(0.71)
Pro forma	$(2.05)	$(0.76)

Optical Sensors Incorporated d/b/a väsamed

Notes to Financial Statements (continued)

2. Summary of Significant Accounting Policies (continued)

The weighted average fair value of options granted and the assumptions used in the Black-Scholes option-pricing model are as follows:

	2004	2003
Fair value of options granted	$3.76	$2.41

Assumptions used:
Expected life (years)	10.0	6.0
Risk-free rate of return	4.25%	2.8%
Volatility	130%	64%
Dividend yield	0%	0%

In December 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation – Transition and Disclosure – an Amendment of SFAS No. 123. This statement provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. This statement also amends the disclosure requirements of SFAS No. 123 and APB Opinion No. 28, Interim Financial Reporting, to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The Company implemented the annual reporting requirements for SFAS No. 148 at December 31, 2002 and has implemented the disclosure requirements for condensed financial statements for interim periods after January 1, 2003. The Company has determined at this time to continue to account for all stock-based employee compensation plans under APB Opinion No. 25. The Company currently only recognizes expense for repriced options, however, starting in January 2006 the Company will expense all stock-based employee compensation in accordance with SFAS No. 123 (revised 2004), “Share-Based Payment.”

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Advertising and Promotional Costs

Advertising and promotional costs are charged to expense as incurred. Advertising and promotional costs were $137,679 and $37,126 for the years ended December 31, 2004 and 2003, respectively, and are included in selling, general and administrative expenses in the statements of operations.

Optical Sensors Incorporated d/b/a väsamed

Notes to Financial Statements (continued)

2. Summary of Significant Accounting Policies (continued)

Shipping and Handling Costs

In accordance with Emerging Issues Task Force (EITF) Issue 00-10, Accounting for Shipping and Handling Fees and Costs,” the Company is including shipping and handling revenues in revenues and shipping and handling costs in cost of goods sold.

Revenue Recognition

Revenue is recognized in accordance with the guidance provided in Staff Accounting Bulletin (SAB) No. 101, Revenue Recognition in Financial Statements, as amended by SAB No. 104, “Revenue Recognition”. Sales revenues include sales of CapnoProbe products to Nellcor and sales of the väsamed product line to various customers. Sales are recognized as revenue upon delivery to the customer. Product shipments are supported by purchase orders received from the customer. Sales prices are fixed and final and collectibility from the customer is reasonably assured.

Product development fees include sales of research and development prototypes and services performed related to development projects. These fees are recognized as revenue as the research and development supplies are delivered or as the services are rendered. Related costs, including the carrying value of research and development supplies, labor, and overhead, are reported as costs of product development.

Royalties represent amounts earned pursuant to an Exclusive License Agreement (see Note 5) whereby Nellcor is the exclusive worldwide manufacturer and distributor of the CapnoProbe product. Royalties represent a varying percentage of Nellcor’s CapnoProbe sales, less a royalty paid by Nellcor on behalf of the Company to the Institute of Critical Care Medicine. Royalties are recognized as revenue upon the sale of CapnoProbe units by Nellcor.

Net Loss Per Share

The net loss per share has been computed in accordance with the provisions of the Financial Accounting Standards Board’s Statement No. 128, Earnings Per Share. All potential common shares from stock options and convertible promissory notes have been excluded from the computation of diluted net loss per share for the applicable periods presented because the effect would have been anti-dilutive.

Recent Accounting Pronouncements

In December 2003, the Financial Accounting Standards Board (FASB) issued FASB Interpretation No. 46 (Revised December 2003), “Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51” (FIN 46R). This standard replaces FIN 46, Consolidation of Variable Interest Entities” that was issued in January 2003. FIN 46R modifies or clarifies various provisions of FIN 46. FIN 46R addresses the consolidation of business enterprises of variable interest entities (VIEs), as defined by FIN 46R. FIN 46R exempts certain entities from its requirements and provides for special effective dates for entities that have fully or partially applied FIN 46 prior to issuance of FIN 46R. Otherwise, application of FIN 46R is required in

Optical Sensors Incorporated d/b/a väsamed

Notes to Financial Statements (continued)

2. Summary of Significant Accounting Policies (continued)

financial statements of public entities that have interest in structures commonly referred to as special purpose entities for periods ending after December 15, 2003. Application by the Company for all other types of VIEs is required in financial statements for periods ending no later than the quarter ended January 31, 2005. The Company does not expect the adoption of FIN 46R to have a material effect on the Company’s financial statements.

In November 2004, FASB issued SFAS No. 151 “Inventory Costs” which amends the guidance in ARB No. 43, Chapter 4 “Inventory Pricing,” to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). Paragraph 5 of ARB 43, Chapter 4, previously stated that under some circumstances, items such as idle facility expense, excessive spoilage, double freight, and rehandling costs may be so abnormal as to require treatment as current period charges.” SFAS No. 151 requires that those items be recognized as current-period charges regardless of whether they meet the criterion of “so abnormal.” In addition, SFAS No, 151 requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. SFAS No. 151 shall be effective for inventory costs incurred during fiscal years beginning after June 15, 2005. Earlier application is permitted for inventory costs incurred during fiscal years beginning after the date SFAS No. 151 was issued. SFAS No. 151 shall be applied prospectively. The Company does not expect the adoption of SFAS No. 151 to have a material effect on its financial statements.

In December 2004, FASB issued SFAS No. 153 “Exchanges of Nonmonetary Assets” amends APB Opinion No. 29, “Accounting for Nonmonetary Transactions.” APB No. 29 is based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. The guidance in that Opinion, however, included certain exceptions to that principle. SFAS No. 153 amends APB No. 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS No. 153 shall be effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. Earlier application is permitted for nonmonetary asset exchanges occurring in fiscal periods beginning after the date SFAS No. 153 was issued. SFAS No. 153 shall be applied prospectively. The Company does not expect the adoption of SFAS No. 153 to have a material effect on its financial statements.

In December 2004, FASB issued SFAS No. 123 (revised 2004), “Share-Based Payment”, that focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. This statement replaces SFAS No. 123, “Accounting for Stock-Based Compensation”, and supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees.” Beginning with the quarterly period that begins January 1, 2006, the Company will be required to expense the fair value of employee stock options and similar awards. As a public company, the Company is allowed to select from two alternative transition methods, each having different reporting implications. The impact of SFAS No. 123R has not been determined at this time.

Optical Sensors Incorporated d/b/a väsamed

Notes to Financial Statements (continued)

2. Summary of Significant Accounting Policies (continued)

Classification

Certain 2003 operating amounts have been reclassified to conform to the 2004 presentation.

3. Acquisition of Vasamedics LLC

In October 2002, the Company entered into an agreement with Vasamedics LLC whereby the Company purchased substantially all the assets and assumed certain specified balance sheet liabilities and contractual obligations of Vasamedics LLC. The total purchase price was $158,269 and consisted of paying off the debt and liabilities of Vasamedics. The purchase price was allocated primarily to accounts receivable, inventories, and fixed assets. Vasamedics was engaged in the business of medical instrumentation for patient monitoring of laser Doppler blood flow and related measurements. The operating results of Vasamedics are included in the Company’s financial statements from the date of acquisition.

Two former owners of Vasamedics are eligible for cash payments and options that vest if the Company achieves certain future sales milestones over the first three years following the acquisition. The maximum cash payment that can be earned is $220,000 and the maximum number of options that can be awarded is 75,000. Any amounts paid or options issued will be accounted for as additional purchase price when, and if, such milestones are met. As of December 31, 2004, no sales milestones had been met.

4. Purchase of Non-invasive Cardiac Output (NICO) Technology

On May 14, 2004, the Company completed its acquisition from SORBA Medical Systems, Inc. (“SORBA”) of all assets related to SORBA’s Steorra™ impedance cardiograph device and RTea™ advanced signal processing technology (the ”Technology”), consisting primarily of intellectual property rights and other ancillary equipment and supplies. The Company did not acquire any cash, receivables or miscellaneous items not related to the Technology. The Company acquired the Technology for consideration consisting of cash in the amount of $300,000 and 425,000 shares of common stock valued at $4.00 per share which was the stock closing price on the date of closing. As part of the agreement, the Company issued 403,750 shares of common stock (95% of the total) on May 14, 2004 and the remaining 21,250 shares of common stock (5% of the total) on September 1, 2004. The Company did not assume any debts or liabilities of SORBA. When the Company acquires technology from another entity, the purchase price is allocated, as applicable, between purchased in-process research and development expense (“IPR&D”), other identifiable intangible assets and net tangible assets. The Company’s policy defines IPR&D as the value assigned to those projects for which related products have not received regulatory approval and have no alternative future use. The Steorra device is an FDA regulated product currently being used in hospitals and clinics. The Company intends to revise the device’s user interface and aesthetics and re-launch in mid 2005 after receiving CE mark approval and ISO certification. However, the Company has concluded that the Steorra technology does not meet the definition of alternative future use and has classified the

Optical Sensors Incorporated d/b/a väsamed

Notes to Financial Statements (continued)

4. Purchase of Non-invasive Cardiac Output (NICO) Technology (continued)

Steorra technology purchase as IPR&D and written it off as research and development expense of $2,000,000 during the year ended December 31, 2004. Also, the Company has concluded that the ancillary equipment and supplies purchased with the Steorra technology are not of material value and no value has been assigned to those items.

5. Exclusive License Agreement

In September 2001, the Company entered into a Development and License Agreement and an Exclusive Supply Agreement with Nellcor. Under the terms of the Development and License Agreement, the Company granted Nellcor exclusive manufacturing and distribution rights to the Company’s CapnoProbe product.

Nellcor agreed to pay the Company milestone payments totaling $2,000,000 upon completion of various product development, manufacturing, and commercialization milestones. A payment of $750,000 was received in September 2001, a payment of $500,000 was received in December 2001, and a payment of $400,000 was received in November 2002. The final milestone payment of $350,000 was received in February 2003. Nellcor also agreed to pay the Company percentage royalties based on future product sales. The Company earned royalties of $132,223 in 2004 and $1,524 in 2003. The Company also entered into a Supply Agreement with Nellcor under which the Company was to manufacture the CapnoProbe for Nellcor for a transition period of up to one year, or until a certain quantity of units had been produced, while Nellcor established its own manufacturing operations. The Supply Agreement was mutually terminated in 2003 prior to the end of the one year transition period and prior to the Company producing the specified number of units. As a result, the Company charged Nellcor an early termination fee of $147,000, which was reported as sales revenue in 2003.

On August 24, 2004, Nellcor initiated a voluntary recall of the CapnoProbe Sublingual Sensor. According to Nellcor’s press release, the recall was prompted following the finding of potentially pathogenic bacteria in the buffered saline solution of inventory samples Nellcor manufactured and the heightened risks the bacteria poses to individuals with compromised immune systems.

Under the terms of a license agreement with Nellcor, the Company receives royalties on net sales of the disposable components and on aggregate gross margins for the CapnoProbe instrument. The Company does not expect the recall to affect the Company’s current revenues in the near term because the Company had not expected to receive royalty revenue for CapnoProbe sales beyond the minimum royalties. While the Company’s agreement with Nellcor provides for minimum royalty payments, Nellcor has the right to elect not to pay the minimum royalties. If Nellcor were to elect not to pay the minimum royalties, the Company would have certain additional rights to the technology. At this time, the Company does not know the long-term impact this event will have on Nellcor’s CapnoProbe sales, and Nellcor has given no indication as to when, if ever, it will re-launch the product.

In 2004 and 2003 revenues from Nellcor were 15% and 65%, respectively, of total revenues for the year.

Optical Sensors Incorporated d/b/a väsamed

Notes to Financial Statements (continued)

6. Warrants

In connection with the Company’s operating lease agreements, the Company has issued a warrant to the leasing company to purchase 1,984 shares of common stock at $18.90. This warrant expires in August of 2005.

In December 2001, the $700,000 principal amount of notes held by Circle F Ventures and certain of its affiliates converted into units at a conversion price equal to $12,500 per unit, each unit consisting of 8,333 shares of common stock and a five-year warrant to purchase 2,083 shares of common stock at an exercise price of $1.50 per share for a total of 466,667 shares of common stock and warrants to purchase 116,667 shares of common stock.

In December 2001, the $700,000 note held by Special Situations Funds III converted into units at a conversion price equal to $25,000 per unit, each unit consisting of 8,333 shares of common stock and a five-year warrant to purchase 2,083 shares of common stock at an exercise price of $3.00 per share for a total of 233,333 shares of common stock and a warrant to purchase 58,333 shares of common stock. The warrant was subsequently transferred to Dr. Glen J. Tanner.

7. Securities Purchase Agreements

In June 2003, the Company entered into a Stock Purchase Agreement pursuant to which Circle F converted $2,689,000 of cash advances into 179,267 shares of Series B preferred stock at a conversion price of $15.00 per share (see Note 8). Circle F also purchased 57,667 shares of Series B preferred stock at a purchase price of $15.00 per share, resulting in proceeds to the Company of $865,005. Each share of Series B preferred stock is convertible into five shares of the Company’s common stock. In the event of liquidation, all shares of Series B preferred stock are junior to shares of Series A preferred stock.

Optical Sensors Incorporated d/b/a väsamed

Notes to Financial Statements (continued)

7. Securities Purchase Agreements (continued)

The Company has been dependent upon cash advances from Circle F Ventures for continued funding of its operations. From December 11, 2003 through December 31, 2004, Circle F has advanced an aggregate of $4,183,000 to the Company in funds on a continuing basis to enable it to continue operations, $150,000 was advanced in December 2003 and $4,033,000 was advanced in the 2004. These advances bear no interest, are unsecured and contain no conversion features. The Company has imputed interest on the advances from Circle F at an interest rate of prime plus 2% (7.00% at December 31, 2004) and recorded interest expense of $146,906 for the year ended December 31, 2004.

8. Advances from Shareholder

The Company has been dependent upon cash advances from Circle F Ventures for continued funding of its operations. In 2003, advances totaling $2,689,000 were converted into 179,267 shares of Series B preferred stock at a conversion price of $15.00 per share (see Note 7). As of December 31, 2004, the Company had additional advances of $4,183,000. These advances are unsecured, bear no interest and contain no conversion features.

9. Common Stock

At December 31, 2004, the Company had 115,809 shares of common stock reserved for future issuance of stock options, 934,191 shares reserved for outstanding stock options and 176,984 shares reserved for outstanding warrants.

Shareholder Rights Plan

The Company’s Board of Directors has adopted a Shareholder Rights Plan that provides for six preferred share purchase rights (the Right) for each outstanding share of common stock. Under certain circumstances, a Right may be exercised to purchase 1/1000 of a share of series A junior preferred stock for $90. The Rights become exercisable if a person or group acquires 15% or more of the Company’s outstanding common stock, subject to certain exceptions. If a person or group (other than Circle F Ventures and its affiliates) acquires 15% or more of the Company’s outstanding common stock, subject to certain exceptions, each Right will entitle its holder to buy common stock of the Company having a market value of twice the exercise price of the Right. The Rights expire in December 2006 and may be redeemed by the Company for $0.001 per Right at any time before, or, in certain circumstances, within ten days (subject to extension) following the announcement that a person or group (other than Circle F Ventures and its affiliates) has acquired 15% or more of the Company’s outstanding common stock, subject to certain exceptions. Until a Right is exercised, the holder of a Right, as such, has no rights as a shareholder of the Company.

Optical Sensors Incorporated d/b/a väsamed

Notes to Financial Statements (continued)

9. Common Stock (continued)

In connection with the adoption of the Shareholder Rights Plan, the Company authorized 250,000 shares of series A junior preferred stock (the Preferred Stock). Subject to the rights of holders of any Senior Securities, if any, holders of the Preferred Stock are entitled to quarterly dividends when, as, and if declared by the Board of Directors, in the amount of 1,000 times the aggregate per share amount of dividends paid to common stock shareholders. Each preferred stock share is entitled to 1,000 votes on all matters submitted to a vote of the shareholders of the Company. The Preferred Stock has liquidation preference over the Company’s common stock. The liquidation rate on the Preferred Stock is the greater of (a) $1,000 per share plus accrued dividends, whether or not earned or declared, or (b) an amount equal to 1,000 times the amount distributed to the common stock shareholders.

10. Leases

Operating Leases

The Company leases its office and research and development facility under an operating lease that runs through March 31, 2006. The lease contains a renewal option for an additional three years. Operating expenses, including maintenance, utilities, real estate taxes, and insurance, are paid by the Company. The Company also leases certain office equipment under operating leases.

Total rent expense under operating leases was $126,123 and $140,419 for the years ended December 31, 2004 and 2003, respectively. Sublease rental income related to office facility month-to-month operating leases was $58,248 and $57,043 for the years ended December 31, 2004 and 2003, respectively.

Optical Sensors Incorporated d/b/a väsamed

Notes to Financial Statements (continued)

10. Leases (continued)

Future minimum lease payments under noncancelable operating leases with initial or remaining terms of one year or more as of December 31, 2004 are as follows:

Year ending December 31:
2005	$128,953
2006	23,446

$152,399

In connection with the operating lease agreements, the Company issued warrants to the leasing company to purchase 2,037 shares of common stock at $54.00 per share and 1,984 shares of common stock at $18.90 per share. The 2,037 shares of common stock at $54.00 expired in 2002 and the remaining 1,984 warrants expire in 2005. No expenses were recorded in the years ended December 31, 2004 and 2003 related to these warrants.

11. Income Taxes

The Company estimates that at December 31, 2004, it had cumulative net operating loss carryforwards for tax purposes of approximately $15,770,000 plus research and development tax credit carryforwards of approximately $227,000. These carryforwards are available to offset future taxable income through 2022. As a result of conversion of convertible promissory notes and cash advances into capital stock and the sale of capital stock prior to 2004, the Company experienced a change in ownership prior to 2004 under the net operating loss limitation rules. In the first quarter of 2005, the Company calculated a preliminary estimate of the net operating loss carryforward and research and development tax credit carryforward based upon the change in ownership. The net operating loss carryforward of approximately $15,770,000 and research and development tax credit carryforwards of approximately $227,000 at December 31, 2004 are based upon this preliminary calculation. The Company’s estimate at December 31, 2004 of the net operating loss carryforward and research and development tax credit carryforward is significantly lower than previously reported because the Company had not previously calculated an estimate since it experienced a change in control. The new estimate did not result in any change to the Company’s financial statements as a full valuation allowance was provided for against the net deferred tax assets at December 31, 2004 and 2003. Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s estimated deferred tax assets and liabilities at December 31, 2004 are as follows:

2004
Deferred tax assets:
Net operating loss carryforwards	$5,835,000
Tax credit carryforwards	227,000
Book over tax depreciation	879,000
Other	111,000

Total deferred tax assets	7,052,000
Valuation allowance	(7,052,000)

$—

Optical Sensors Incorporated d/b/a väsamed

Notes to Financial Statements (continued)

11. Income Taxes (continued)

At December 31, 2004, the Company fully reserved its net deferred tax assets totaling $7,052,000, recognizing that the Company has incurred losses during the last several years and there is no assurance that future years will be profitable.

12. Stock Options

The Company’s 2003 Stock Option Plan (the Plan) provides for the issuance of up to an aggregate of 1,050,000 shares of common stock to employees, directors, and consultants. The Plan provides for the issuance of incentive and nonqualified stock options.

Under the Plan, the exercise price for incentive stock options is at least 100% of the fair market value on the date of the grant. The exercise price for incentive stock options is at least 110% of the fair market value on the date of the grant for persons with greater than 10% of the voting power of all classes of stock. Options generally expire in ten years. Vesting periods are determined by the board of directors and generally provide for shares to vest ratably over four years. Option activity is summarized as follows:

	Shares Available for Grant	Options Outstanding	Weighted Average Exercise Price Per Share
Balance at December 31, 2002	57,852	810,657	$3.07
Granted	(1,250)	1,250	4.00
Expired	1,422	(1,422)	48.60
Exercised	—	(18,242)	2.19
Plan expiration	(58,024)	—	—

Balance at December 31, 2003	—	792,243	3.01
Plan Authorization	257,757	—	—
Granted	(143,478)	143,478	3.93
Expired	1,530	(1,530)
Exercised	—	—	—

Balance at December 31, 2004	115,809	934,191	$3.08

Optical Sensors Incorporated d/b/a väsamed

Notes to Financial Statements (continued)

12. Stock Options (continued)

In accordance with the terms of the Securities Purchase Agreement with Circle F Ventures executed in August 2000, all options then held by current employees and current directors were amended so that the exercise price was equal to the average price per share paid by Circle F Ventures, LLC for the Series A preferred stock. Accordingly, the exercise price has been reduced to $2.08 per share. This repricing has resulted in the plan being subject to variable accounting. The Company recognized $(213,987) and $61,354 of compensation expense (credit) under variable accounting for stock options for the years ended December 31, 2004 and December 31, 2003, respectively.

The exercise price of options outstanding at December 31, 2004 ranged from $2.08 to $54.00 per share, as summarized in the following table:

	Options Outstanding				Options Exercisable
Range of Exercise Price	Number		Weighted Average Exercise Price Per Share	Weighted Average Remaining Contractual Life	Number	Weighted Average Exercise Price Per Share
$ 2.08	222,183		$2.08	6.2 years	222,183	$2.08
2.25	386,447		2.25	6.7 years	287,469	2.25
3.32	135,688	(1)	3.32	7.7 years	30,188	3.32
3.75	38,000		3.75	9.8 years	0	3.75
4.00	106,728		4.00	9.0 years	312	4.00
5.40	1,018		5.40	.6 years	296	5.40
7.50	2,499		7.50	4.3 years	2,499	7.50
10.13	33,380		10.13	3.8 years	167	10.13
16.20	6,480		16.20	.7 years	6,480	16.20
27.00	1,333		27.00	2.5 years	1,333	27.00
54.00	435		54.00	0.3 years	435	54.00

	934,191		$3.08	7.0 years	551,362	$2.53

(1)	Includes 133,500 options granted to former owners of Vasamedics as discussed below.

The number of options exercisable at December 31, 2004 and 2003 was 551,362 and 410,887, respectively, at a weighted average exercise price per share of $2.53 and $2.77, respectively.

Optical Sensors Incorporated d/b/a väsamed

Notes to Financial Statements (continued)

12. Stock Options (continued)

The Company granted 106,800 options to a former owner of Vasamedics (see Note 3). The options were not deemed to be additional purchase price and were commensurate with his level of responsibility. A portion of the options, 46,800, vest over four years and the remaining 60,000 vest over three years depending on the net sales of the Vasamedics products each year. The performance-based options are subject to variable accounting and will be recognized when, and if, the criteria are met for vesting.

The Company also granted 26,700 options to another former owner of Vasamedics who became a consultant to the Company. 11,700 of the options vest over four years and the remaining 15,000 vest over three years depending on the net sales of the Vasamedics products each year. The fair value of the 11,700 options granted to the consultant was recorded as unearned compensation and is being amortized over the vesting period. Deferred compensation expense was $9,684 in each of the years ended December 31, 2004 and 2003, respectively. The performance-based options are subject to variable accounting and will be recognized when, and if, the criteria are met for vesting.

13. Technology Agreements

In July 1998, the Company entered into a patent license agreement with the Institute of Critical Care Medicine (ICCM), which provides the Company with the exclusive, worldwide right under ICCM’s pending and issued patents. In consideration for the technology, the Company paid ICCM minimum annual royalties of $400,000 in 2004 and 2003 and is obligated to pay ICCM minimum annual royalties of $400,000 in 2005 in order to maintain exclusivity. The Company may elect, on one year’s written notice, not to make the annual minimum payment but ICCM would then have the right to terminate the license agreement. After 2005, the Company may elect to continue to pay an annual minimum royalty of $400,000 for an exclusive license or to forego the minimum royalty payment and retain the license on a non-exclusive basis. The Company is obligated to pay ICCM a customary royalty equal to a percentage of sales, which varies depending on the selling price to the customer.

ICCM royalties of $400,000 in each of 2004 and 2003 were reported in cost of goods sold.

Optical Sensors Incorporated d/b/a väsamed

Notes to Financial Statements (continued)

14. Employee Benefit Plans

The Company has a 401(k) savings plan under which employees are eligible to participate after six months of service and attaining the age of 21. Employees may contribute up to the maximum amount that will not violate provisions of the plan or cause the plan to exceed the maximum amount allowable as a deduction to the employer. The Company, at its discretion, may make matching contributions equal to a percentage of the employee’s contribution. The Company did not contribute to the plan in 2004 or 2003.

15. Going Concern

Recurring net losses, including $6,421,851 in 2004, have resulted in an accumulated deficit of $85,409,002. The Company’s ability to continue as a going concern and the realization of its assets and the orderly satisfaction of its liabilities are dependent on obtaining additional funds from outside sources. We estimate our projected total cash needs for 2005 to be $3,500,000. These projected total cash needs include expenditures for enhancements to and marketing of the AcQtrac ICG plus continued sales launch of the SensiLase product. Currently, we receive advances from Circle F on a weekly basis sufficient to cover that week’s cash needs. We often do not have funds available to pay current obligations without receiving advances from Circle F. Although we believe that Circle F will continue to provide financing to us in order to obtain a return on its significant investment to date, there can be no assurance that Circle F will continue to do so. Although the Company plans to raise equity pursuant to private placements of securities that will satisfy its cash requirements for at least the next 12 months, there can be no assurance that the Company will be successful.

16. Significant Customer Information

During the year ended December 31, 2004, revenue from four customers accounted for 24%, 15%, 10% and 10% of net revenues. During the year ended December 31, 2003 revenue from two customers accounted for 65% and 11% of net revenues.

At December 31, 2004, two customers accounted for 37%, and 11% of total accounts receivable.

17. Stockholders’ Equity

Capital Stock Authorized

The Company is authorized to issue 30,000,000 shares of common stock, $0.01 par value per share and 5,000,000 shares of preferred stock, $0.01 par value per share, of which 4,500,000 shares have been designated as Series A convertible preferred stock, 250,000 shares have been designated as Series B convertible preferred stock and 250,000 have been designated as Series A junior preferred stock.

Optical Sensors Incorporated d/b/a väsamed

Notes to Financial Statements (continued)

17. Stockholders’ Equity (continued)

Series A Convertible Preferred Stock

The Company is authorized to issue up to 4,500,000 shares of Series A convertible preferred stock, 4,333,334 of which are issued and outstanding and held by Circle F. Each share of Series A convertible preferred stock entitles the holder thereof to vote on all matters submitted to holders of common stock, and each share of Series A convertible preferred stock has the number of votes equal to the number of shares of common stock into which it may be converted. As a result of the one-for-six reverse split of common stock on September 13, 2002, each share of Series A convertible preferred stock is currently convertible into one-sixth share of common stock. Upon a liquidation, dissolution or winding of the Company, each holder of Series A convertible preferred stock is entitled to be paid, prior to any distribution or payment to holders of Series B convertible preferred stock or common stock, an amount equal to the weighted-average per share price at which the Company issued shares of Series A convertible preferred stock, or $0.346 per share. A sale of the Company will be deemed to be a liquidation, dissolution or winding up for this purpose.

Series B Convertible Preferred Stock

The Company is authorized to issue up to 250,000 shares of Series B convertible preferred stock, 236,934 of which are issued and outstanding and held by Circle F. Each share of Series B convertible preferred stock entitles the holder thereof to vote on all matters submitted to holders of common stock, and each shares of preferred stock has the number of votes equal to the number of shares of common stock into which it may be converted. Each share of Series B convertible preferred stock is currently convertible into five shares of common stock. Upon a liquidation, dissolution or winding of the Company, each holder of Series B preferred stock is entitled to be paid, prior to any distribution or payment to holders of common stock, an amount equal to the per share price at which the Company issued shares of Series B convertible preferred stock, or $15.00 per share. A sale of the Company will be deemed to be a liquidation, dissolution or winding up for this purpose.

18. Subsequent Event

Subsequent to December 31, 2004 and through February 17, 2005, the Company received additional advances from Circle F of $715,000.

Optical Sensors Incorporated d/b/a väsamed

Balance Sheet

	March 31, 2005	December 31, 2004
	(Unaudited)	(Note)
Assets
Current assets:
Cash	$175,832	$8,759
Accounts receivable	132,833	184,963
Inventories	227,443	194,216
Prepaid expenses and other current assets	72,696	10,641

Total current assets	608,804	398,579

Property and equipment:
Leased equipment	1,157,989	1,157,989
Research and development equipment	831,624	831,624
Leasehold improvements	340,802	340,802
Furniture and equipment	312,486	304,754
Production equipment	526,330	518,418
Marketing equipment	8,799	—

	3,178,030	3,153,587
Less accumulated depreciation	(2,966,533)	(2,951,654)

	211,497	201,933

Other assets:
Patents, net of accumulated amortization of 2005—$510,041, 2004—$492,031	470,897	410,850
Other assets	9,723	9,723

	480,620	420,573

Total assets	$1,300,921	$1,021,085

Liabilities and shareholders’ equity (deficit)
Current liabilities:
Advances from shareholder	$5,518,000	$4,183,000
Accounts payable	161,447	139,717
Employee compensation	199,644	234,525
Accrued royalties	100,000	100,000
Other liabilities and accrued expenses	12,622	3,920
Accrued interest payable	54,849	54,849

Total current liabilities	6,046,562	4,716,011

Shareholders’ equity (deficit):
Preferred stock, par value $0.01 per share (Series A and Series B: 4,333,334 and 236,934 shares issued and outstanding, $1,500,000 and $3,554,005 liquidation preference, respectively)
Authorized shares – 5,000,000
Issued and outstanding shares – 4,570,268	45,703	45,703
Common stock, par value $0.01 per share:
Authorized shares – 30,000,000
Issued and outstanding shares –3,633,289	36,333	36,333
Additional paid-in capital	81,645,643	81,648,978
Accumulated deficit	(86,458,803)	(85,409,002)
Unearned compensation	(14,517)	(16,938)

Total shareholders’ equity (deficit)	(4,745,641)	(3,694,926)

Total liabilities and shareholders’ equity (deficit)	$1,300,921	$1,021,085

Note: The balance sheet at December 31, 2004 has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

See accompanying notes.

Optical Sensors Incorporated d/b/a väsamed

Statements of Operations

	Three Months Ended March 31,
	2005	2004
	(Unaudited)	(Unaudited)
Revenues:
Sales	$204,568	$142,915
Product development fees	6,400	38,248
Royalties	62,500	3,596

Total revenues	273,468	184,759

Costs and expenses:
Cost of goods sold	346,391	304,565
Cost of product development	1,235	18,476
Research and development expenses	360,946	412,149
Impairment of patents	3,610	—
Selling, general and administrative expenses	512,885	483,221

Total costs and expenses	1,225,067	1,218,411

Operating loss	(951,599)	(1,033,652)

Interest income (expense), net	(97,202)	(26)
Other income (expense), net	(1,000)	19,371

	(98,202)	19,345

Net loss	$(1,049,801)	$(1,014,307)

Net loss per common share:
Basic and diluted	$(.29)	$(.32)

Shares used in calculation of net loss per share:
Basic and diluted	3,633,289	3,208,289

See accompanying notes.

Optical Sensors Incorporated d/b/a väsamed

Statements of Cash Flows

	Three Months Ended March 31,
	2005	2004
Operating activities
Net loss	$(1,049,801)	$(1,014,307)
Adjustments to reconcile net loss to net cash used in operating activities:
Non-cash compensation expense (credit) on stock options	(100,615)	20,921
Compensation expense related to stock options issued to consultant	2,421	2,421
Imputed interest on advances from shareholder	97,280	—
Depreciation and amortization	33,987	23,444
Impairment of patents	3,610	—
Changes in operating assets and liabilities net of acquisitions:
Accounts receivable	52,130	102,951
Inventories	(33,227)	10,072
Prepaid expenses, other current assets and other assets	(62,055)	(56,940)
Accounts payable and accrued expenses	(4,449)	118,096

Net cash used in operating activities	(1,060,719)	(793,342)

Investing activities
Purchases of property and equipment	(24,443)	(22,110)
Payments for patents	(82,765)	(16,469)

Net cash used in investing activities	(107,208)	(38,579)

Financing activities
Advances from shareholder	1,335,000	840,000
Net proceeds from issuance of common stock	—	—
Net proceeds from issuance of preferred stock	—	—

Net cash provided by financing activities	1,335,000	840,000

Increase in cash	167,073	8,079
Cash at beginning of period	8,759	17,321

Cash at end of period	$175,832	$25,400

See accompanying notes.

Optical Sensors Incorporated d/b/a väsamed

Notes to Financial Statements

(Unaudited)

March 31, 2005

Note A – Summary of Significant Accounting Policies

Basis of Presentation:

The accompanying unaudited condensed financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-QSB and Item 310(b) of Regulation S-B. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three month period ended March 31, 2005 are not necessarily indicative of the results that may be expected for the year ending December 31, 2005. For further information, refer to the financial statements and footnotes thereto included in the Optical Sensors Incorporated Annual Report on Form 10-KSB for the year ended December 31, 2004.

Classification:

Certain 2004 operating amounts have been reclassified to conform to the 2005 presentation.

Stock-Based Compensation:

The Company follows Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees (APB No. 25), and related interpretations in accounting for its stock options. Under APB No. 25, when the exercise price of stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

The following table illustrates the effect on net loss and net loss per share if the Company had applied the fair value recognition provisions of SFAS No. 123, Accounting for Stock-Based Compensation, to its stock-based employee compensation for the three months ended March 31.

	2005	2004
Net loss as reported	$(1,049,801)	$(1,014,307)
Add: stock-based compensation cost(credit) included in the determination of net loss as reported	(98,194)	23,342
Less: stock-based compensation that would have been included in the determination of net loss if the fair value method had been applied	(93,246)	(74,961)

Pro forma net loss	$(1,241,241)	$(1,065,926)

Net basic and diluted loss per share:
As reported	$(.29)	$(0.32)
Pro forma	$(.34)	$(0.33)

Net Loss Per Share:

The net loss per share has been computed in accordance with the provisions of the Financial Accounting Standards Board’s Statement No. 128, Earnings Per Share. All potential common shares from stock options and convertible promissory notes have been excluded from the computation of diluted net loss per share for the applicable periods presented because the effect would have been anti-dilutive.

Note B – Research and Development Supplies

At December 31, 2003, research and development supplies with a carrying value of $414,332 consisted of electro-optical modules. These modules were originally a component of the Company’s proprietary SensiCath Arterial Blood Gas System. The Company discontinued sales of the SensiCath product in January of 1999 and subsequently disposed of all related inventories, with the exception of these modules, which the Company utilizes from time to time in prototyping new applications of the Company’s technologies, as components of test equipment, and for use in performing clinical studies. The Company believed these modules were important to the Company’s development of products for itself and other companies by allowing the Company to respond quickly and economically to such needs as they arise. However, in the first three quarters of 2004 the Company experienced declining spending patterns on the part of the Company’s business partners plus lower internal consumption of the modules. In particular, the Company had believed Nellcor would purchase a significant quantity of the modules to be used in test stations in their production of CapnoProbe Sensors. However, in August of 2004, Nellcor experienced a recall of the CapnoProbe product and, at that time, provided no indication as to when, if ever, it would re-launch the product. In addition, towards the end of the third quarter of 2004 the Company made a strategic decision to re-direct the Company’s research and development resources towards the recently acquired Steorra technology and away from contract development work, further limiting the anticipated usage of the modules. The Company concluded at that time that future use of the modules would most likely not be at a level sufficient to consume significant quantities of the modules. Accordingly, the Company recognized an impairment expense of $387,766 in the third quarter of 2004, reducing the carrying value to zero at September 30, 2004.

Note C – Inventories

Inventories consisted of the following:

	March 31, 2005	December 31, 2004
Finished goods	$68,925	$70,587
Raw materials	158,518	123,629

	$227,443	$194,216

Note D – Exclusive License Agreement

In September 2001, the Company entered into a Development and License Agreement and an Exclusive Supply Agreement with Nellcor (the “Nellcor Agreements”). Under the terms of the Development and License Agreement, the Company granted Nellcor exclusive manufacturing and distribution rights to the Company’s CapnoProbe product.

Nellcor agreed to pay the Company milestone payments totaling $2,000,000 upon completion of various product development, manufacturing, and commercialization milestones. A payment of $750,000 was received in September 2001, a payment of $500,000 was received in December 2001, and a payment of $400,000 was received in November 2002. The final milestone payment of $350,000 was received in February 2003. Nellcor also agreed to pay the Company percentage royalties based on future product sales. The Company earned royalties of $132,223 in 2004 and $1,524 in 2003. The Company also entered into a Supply Agreement with Nellcor under which the Company was to manufacture the CapnoProbe for Nellcor for a transition period of up to one year, or until a certain quantity of units had been produced, while Nellcor established its own manufacturing operations. The Supply Agreement was mutually terminated in 2003 prior to the end of the one year transition period and prior to the Company producing the specified number of units. As a result, the Company charged Nellcor an early termination fee of $147,000, which was reported as sales revenue in 2003.

On August 24, 2004, Nellcor initiated a voluntary recall of the CapnoProbe Sublingual Sensor. According to Nellcor’s press release, the recall was prompted following the finding of pathogenic bacteria in the buffered saline solution of inventory samples Nellcor manufactured and the heightened risks the bacteria poses to individuals with compromised immune systems.

On July 7, 2005, we entered into a termination agreement and mutual release with Nellcor to terminate the license agreement and reaffirm the termination of the supply agreement with Nellcor. The termination agreement provides for the transfer of certain tooling and unused monitoring devices from Nellcor to us, subject to certain restrictions on their use. Subject to certain exclusions, the parties have also agreed to release each other from any and all claims related to, among other things, the license agreement, the supply agreement and the recall of the CapnoProbe. As consideration for the termination agreement, we have agreed to issue 175,000 shares of our common stock to Nellcor. The Company received royalty payments from Nellcor of $62,500 in the first quarter of 2005 and $3,596 in the first quarter of 2004.

Note E – Variable Accounting Rules and Compensation Expense

In accordance with the terms of the Securities Purchase Agreement with Circle F Ventures executed in August 2000, all options then held by current employees and current directors were amended so that the exercise price was equal to the average price per share paid by Circle F Ventures, LLC for the Series A preferred stock. Accordingly, the exercise price has been reduced to $2.08 per share. This repricing has resulted in the plan being subject to variable accounting. The Company recognized $(100,615) and $20,921 of compensation expense (credit) under variable accounting for stock options for the quarters ended March 31, 2005 and March 31, 2004, respectively.

Note F – Advances from Shareholder

The Company has been dependent upon cash advances from Circle F Ventures for continued funding of its operations. From December 11, 2003 through March 31, 2005, Circle F has advanced an aggregate of $5,518,000 to the Company in funds on a continuing basis to enable it to continue operations, $150,000 was advanced in December 2003, $4,033,000 was advanced in the 2004 and $1,335,000 through March 31, 2005. These advances bear no interest, are unsecured and contain no conversion features. The Company has imputed interest on the advances from Circle F at an interest rate of prime plus 2% (7.75% at March 31, 2005) and recorded interest expense of $97,280 for the quarter ended March 31, 2005, which was recorded as a contribution to equity as additional paid-in-capital.

Note G – Purchase of Non-invasive Cardiac Output (NICO) Technology

On May 14, 2004, the Company completed its acquisition from SORBA Medical Systems, Inc. (“SORBA”) of all assets related to SORBA’s Steorra™ impedance cardiograph device and RTea™ advanced signal processing technology (the ”Technology”), consisting primarily of intellectual property rights and other ancillary equipment and supplies. The Company did not acquire any cash, receivables or miscellaneous items not related to the Technology. The Company acquired the Technology for consideration consisting of cash in the amount of $300,000 and 425,000 shares of common stock valued at $4.00 per share which was the stock closing price on the date of closing. As part of the agreement, the Company issued 403,750 shares of common stock (95% of the total) on May 14, 2004 and the remaining 21,250 shares of common stock (5% of the total) on September 1, 2004. The Company did not assume any debts or liabilities of SORBA. When the Company acquires technology from another entity, the purchase price is allocated, as applicable, between purchased in-process research and development expense (“IPR&D”), other identifiable intangible assets and net tangible assets. The Company’s policy defines IPR&D as the value assigned to those projects for which related products have not received regulatory approval and have no alternative future use. The Steorra device is an FDA regulated product currently being used in hospitals and clinics. The Company intends to revise the device’s user interface and aesthetics and re-launch in mid 2005 after receiving CE mark approval and ISO certification. However, the Company has concluded that the Steorra technology does not meet the definition of alternative future use and has classified the Steorra technology purchase as IPR&D and written it off as research and development expense of $2,000,000 during the year ended December 31, 2004. Also, the Company has concluded that the ancillary equipment and supplies purchased with the Steorra technology are not of material value and no value has been assigned to those items.

Note H – Patents

Patents are stated at cost and are amortized upon issuance of a patent on a straight-line basis over 60 months. Amortization expense was $19,107 and $12,856 for the three months ended March 31, 2005 and 2004, respectively. Estimated amortization expense for the next five years of patents issued as of December 31, 2004 is as follows:

Year ending December 31:
2005	$77,292
2006	59,390
2007	52,040
2008	35,241
2009	4,935

$228,898

Note I – Subsequent Event – Sale of Preferred Stock and Conversion of Debt to Capital Stock

On May 6, 2005, the Company secured $750,000 of new financing concomitant with Circle F Ventures, LLC and affiliates converting cash advances, outstanding interest and fees and expenses in the amount of $6,001,849, into shares of Series C preferred stock. To complete the transactions, väsamed issued 75,020 shares of the Company’s Series C preferred stock at a purchase price of $90.00 per share. Each share of Series C preferred stock is convertible into 40 shares of common stock at a conversion price of $2.25 per share. As a result of the conversions, Circle F and its affiliates now beneficially own 6,488,972 shares of väsamed’s common stock on an as converted basis representing a 72.4% ownership interest in the Company.

In connection with the issuance of the Series C Preferred Stock, the Company issued Fleming Securities, Inc. a five-year warrant to purchase 300,084 shares of the Company’s common stock, par value $0.01, at a per share exercise price of $2.70, subject to adjustment for issuances of certain other securities below the then current exercise price and in the event of certain capital adjustments or similar transactions, such as a stock split or merger.

7,452,361 Shares

Common Stock

Prospectus

, 2005

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers.

Delaware law and väsamed’s Restated Certificate of Incorporation provide that väsamed shall, under certain circumstances and subject to certain limitations, indemnify any person made or threatened to be made a party to a proceeding by reasons of that person’s former or present official capacity with väsamed against judgments, penalties, fines, settlements and reasonable expenses. Any such person is also entitled, subject to certain limitations, to payment or reimbursement of reasonable expenses in advance of the final disposition of the proceeding.

väsamed also maintains a directors and officers insurance policy pursuant to which directors and officers of väsamed are insured against liability for certain actions in their capacity as directors and officers.

Item 25. Other Expenses of Issuance and Distribution.

The following table sets forth estimated expenses incurred by us in connection with the issuance and distribution of the shares being registered. All such expenses are estimated except for the SEC registration fee.

SEC registration fee	$2,125
Printing expenses	1,000
Fees and expenses of counsel for the Company	25,000
Fees and expenses of accountants for Company	6,000
Blue sky fees and expenses	5,000
Miscellaneous	5,000

*Total	$44,125

*	None of the expenses listed above will be borne by the selling stockholders.

Item 26. Recent Sales of Unregistered Securities.

Since March 2000, we have issued the following securities without registration under the Securities Act:

1. In March 2000, we issued convertible promissory notes in the aggregate principal amount of $1,400,000, pursuant to an Investment Agreement with Circle F and Special Situations Fund III, L.P. In December 2001, the $700,000 note held by Special Situations Fund III converted into units at a conversion price equal to $25,000 per unit, each unit consisting of 8,333 shares of common stock and a five-year warrant to purchase 2,083 shares of common stock at an exercise price of $3.00 per share for a total of 233,333 shares of common stock and a warrant to purchase 58,333 shares of common stock. In December 2001, the $700,000 principal amount of notes held by Circle F and certain of its affiliates converted into units at a conversion price equal to $12,500 per unit, each unit consisting of 8,333 shares of common stock and a five-year warrant to purchase 2,083 shares of common stock at an exercise price of $1.50 per share for a total of 466,667 shares of common stock and warrants to purchase 116,666 shares of common stock.

2. In August 2000, we entered into a Securities Purchase Agreement pursuant to which we agreed to issue, and Circle F agreed to purchase upon our request, up to 4,333,334 shares of our Series A preferred stock for an aggregate purchase price of $1,500,000. We sold 1,000,000 shares of the Series A preferred stock to Circle F at $.50 per share for a total of $500,000 on August 11, 2000, 1,333,334 shares of the Series A preferred stock to Circle F at $.375 per share for a total of $500,000 on October 3, 2000 and 2,000,000 shares of the Series A preferred stock to Circle F at $.25 per share for a total of $500,000 on December 28, 2000. As a result of the one-for-six reverse split of our common stock on September 13, 2002, each share of Series A preferred stock is now convertible into one-sixth of a share of our common stock. The terms of the Securities Purchase Agreement provide for all options held by our current employees and directors to be reduced to the weighted average price at which Circle F purchased Series A convertible preferred stock. Such reduction resulted in the option plan being subject to variable accounting rules.

3. Between March 8, 2001 and October 4, 2001, we entered into a series of Bridge Loan Agreements with Circle F under which Circle F advanced us $1,489,000 to fund our operations. These advances were evidenced by convertible promissory notes, and each advance was due and payable one year after the date of the advance. On June 12, 2002, Circle F converted these notes into 992,667 shares of common stock at a conversion price of $1.50 per share.

4. On June 23, 2003, we entered into a Stock Purchase Agreement pursuant to which Circle F purchased 57,667 shares of our Series B preferred stock at a purchase price of $15.00 per share and an aggregate purchase price of $865,005. Circle F also converted an aggregate of $2,689,000 in cash advances that it has made to us between March 6, 2002 and June 19, 2003 into 179,267 shares of our Series B preferred stock at a conversion prove of $15.00 per share. Each share of Series B preferred stock is currently convertible into five shares of our common stock.

5. On May 14, 2004, the Company completed its acquisition from SORBA Medical Systems, Inc. of all assets related to SORBA’s Steorra™ impedance cardiograph device and RTea™ advanced signal processing technology, consisting primarily of intellectual property rights and other ancillary equipment and supplies. The Company did not acquire any cash, receivables or miscellaneous items not related to the technology. The Company acquired the technology for consideration consisting of cash in the amount of $300,000 and 425,000 shares of common stock. As part of the agreement, the Company issued 403,750 shares of common stock (95% of the total) on May 14, 2004 with the remaining 21,250 shares of common stock (5% of the total) issued September 1, 2004 upon completion of certain post-closing matters. The Company did not assume any debts or liabilities of SORBA. SORBA subsequently distributed the shares of common stock to its shareholders upon dissolution. The Company has agreed to amend and file with the SEC this Prospectus covering the resale of up to 425,000 shares of common stock of the Company held by the SORBA shareholders. These selling shareholders executed agreements containing lock-up provisions prohibiting them from selling any of our common stock until six months after the date of this prospectus, which the Company has decreased to two months.

6. On May 6, 2005, the Company executed a Stock Purchase Agreement with Circle F Ventures, LLC and its affiliates for the conversion of cash advances, outstanding interest and fees and expenses in the amount of $6,001,849 into 66,686 shares of the Company’s newly designated Series C preferred stock, par value $0.01 per share (the “Series C Preferred Stock”), and with Barth Investment Company II, LP for the private placement of 8,334 shares of Series C Preferred Stock in exchange for an investment of $750,000. In connection with the issuance of the Series C Preferred Stock, the Company issued Fleming Securities, Inc. a five-year warrant to purchase 300,084 shares of the Company’s common stock, par value $0.01, at a per share exercise price of $2.70, subject to adjustment for issuances of certain other securities below the then current exercise price and in the event of certain capital adjustments or similar transactions, such as a stock split or merger. In addition, with respect to additional purchases of Series C

Preferred Stock under the Stock Purchase Agreement, if any, the Company agreed to issue Fleming Securities, Inc. a warrant or warrants for a number of shares of common stock equal to 10% of the shares issuable upon conversion of the Series C Preferred Stock sold through Fleming Securities, Inc. to investors at a per share exercise price of $2.70.

7. On June 15, 2005, the Company executed a Joinder Agreement with Barth Investment Company II, LP for the private placement of 3,334 shares of Series C Preferred Stock in exchange for an investment of $300,000 pursuant to the terms of the Stock Purchase Agreement executed by the parties on May 6, 2005. Each share of Series C Preferred Stock is convertible into 40 shares of common stock at a conversion price of $2.25 per share. As a result of the transaction, Barth Investment Company II, LP now owns 11,668 shares of Series C Preferred Stock, which are currently convertible into approximately 466,720 shares of the Company’s Common Stock.

No underwriting commissions or discounts were paid with respect to the sales of the unregistered securities described above. In addition, all of the above sales were made in reliance on either Section 4(2) of the Securities Act as transactions by an issuer not involving any public offering or Regulation D of the Securities Act. In all such transactions, certain inquiries were made by us to establish that such sales qualified for such exemption from the registration requirements. In particular, we confirmed that with respect to the exemption claimed under Section 4(2) of the Securities Act (i) all offers of sales and sales were made by personal contact from our officers and directors or other persons closely associated with väsamed, (ii) each investor made representations that he or she was sophisticated in relation to this investment (and we have no reason to believe that such representations were incorrect), (iii) each purchaser gave assurance of investment intent and the certificates for the shares bear a legend accordingly, and (iv) offers and sales within any offering were made to a limited number of persons.

Item 27. Exhibits.

The exhibits and index required by Item 601 of Regulation S-B are attached.

Item 28. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Form SB-2 to be signed on its behalf by the undersigned, thereunto duly authorized, in City of Minneapolis, State of Minnesota, on July 11, 2005.

OPTICAL SENSORS INCORPORATED

By	/s/ Paulita M. LaPlante
Paulita M. LaPlante
President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Paulita M. LaPlante his or her true and lawful attorney-in-fact and agent with full powers of substitution and resubstitution, for and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Exchange Act of 1934, this registration statement on Form SB-2 has been signed by the following persons in the capacities indicated, on July 11, 2005.

Signatures	Title
/s/ Paulita M. LaPlante Paulita M. LaPlante	President and Chief Executive Officer and Director (principal executive officer)

/s/ Wesley G. Peterson Wesley G. Peterson	Chief Financial Officer, Vice President of Finance and Administration and Secretary (principal financial and accounting officer)

/s/ Richard B.Egen Richard B. Egen	Director

/s/ Charles D. Snead Jr. Charles D. Snead Jr.	Director

OPTICAL SENSORS INCORPORATED

REGISTRATION STATEMENT ON FORM SB-2

EXHIBIT INDEX

Item No.	Item	Method of Filing

3.1	Restated Certificate of Incorporation of the Company.	Incorporated by reference to Exhibit 3.3 contained in the Company’s Registration Statement on Form S-1 (File No. 33-99904).

3.2	Amendment to Restated Certificate of Incorporation of the Company	Incorporated by reference to Exhibit 3(i) contained in the Company’s Registration Statement on Form 8-A12G/A dated September 16, 2002 (File No. 0-27600).

3.3	Certificate of Designation, Preferences and Rights of Series A Junior Preferred Stock.	Incorporated by reference to Exhibit 3.2 contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 1996 (File No. 0-27600).

3.4	Certificate of Designation of Rights and Preferences of Series A Preferred Stock.	Incorporated by reference to Exhibit 4.1 contained in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2000 (File No. 0-27600).

3.5	Bylaws of the Company, as amended.	Incorporated by reference to Exhibit 3.3 contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 1998 (File No. 0-27600).

3.6	Certificate of Designation of Rights and Preferences of Series B Preferred Stock.	Incorporated by reference to Exhibit 3.1 contained in the Company’s Current Report on Form 8-K filed June 24, 2003 (File No. 0-27600).

3.7	Certificate of Decrease of Shares of Series A Preferred Stock.	Incorporated by reference to Exhibit 3.1 contained in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2005 (File No. 0-27600).

3.8	Certificate of Designation of Rights and Preferences of Series C Preferred Stock.	Incorporated by reference to Exhibit 3.2 contained in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2005 (File No. 0-27600).

3.9	Certificate of Correction to Certificate of Designation of Rights and Preferences of Series C Preferred Stock.	Incorporated by reference to Exhibit 3.3 contained in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2005 (File No. 0-27600).

4.1	Specimen Common Stock Certificate	Incorporated by reference to Exhibit 4.1 contained in the Company’s Registration Statement on Form S-1 (File No. 33-99904).

4.2	Warrant Dated August 31, 1995 issued to Comdisco, Inc.	Incorporated by reference to Exhibit 4.9 contained in the Company’s Registration Statement on Form S-1 (File No. 33-99904).

4.3	Rights Agreement dated as of December 3, 1996 between the Company and Norwest Bank Minnesota, N.A.	Incorporated by reference to Exhibit 4.1 contained in the Company’s Current Report on Form 8-K dated December 3, 1996 (File No. 0-27600).

4.4	Amendment No. 1 to Rights Agreement dated as of March 10, 2000 between the Company and Norwest Bank Minnesota, N.A.	Incorporated by reference to Exhibit 10.1 contained in the Company’s Current Report on Form 8-K dated March 10, 2000 (File No. 0-27600).

4.5	Amendment No. 2 to Rights Agreement dated as of August 8, 2000 between the Company and Wells Fargo Bank, N.A.	Incorporated by reference to Exhibit 10.1 contained in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2000 (File No. 0-27600).

4.6	Amendment No. 3 to Rights Agreement dated as of April 19, 2001 between the Company and Wells Fargo Bank, N.A.	Incorporated by reference to Exhibit 10.8 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2001 (File No. 0-27600).

4.7	Amendment No. 4 to Rights Agreement, dated as of September 13, 2002, between the Company and Wells Fargo Bank Minnesota N.A., the successor of Norwest Bank Minnesota, N.A.	Incorporated by reference to Exhibit 4.5 contained in the Company’s Registration Statement on Form 8-A12G/A dated September 16, 2002 (File No. 0-27600).

4.8	Warrant Dated May 6, 2005 issued to Fleming Securities, Inc.	Incorporated by reference to Exhibit 4.1 contained in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2005 (File No. 0-27600).

5.1	Opinion of Counsel	Filed herewith.

10.1	Lease dated October 7, 1991 between Registrant and First Industrial L.P. (successor to MIG Kappa III Companies)	Incorporated by reference to Exhibit 10.1 contained in the Company’s Registration Statement on Form S-1 (File No. 33-99904).

10.2	First Amendment to Lease Agreement dated April 26, 1996 between First Industrial Financing Partnership, L.P. and the Company.	Incorporated by reference to Exhibit 10.21 contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 1996 (File No. 0-27600).

10.3	Second Amendment to Lease Agreement, dated April 14, 1997, between First Industrial Financing Partnership, L.P. and the Company.	Incorporated by reference to Exhibit 10.21 contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 1997 (File No. 0-27600).

10.4	Third Amendment to Lease Agreement dated September 3, 1999 between First Industrial Financing Partnership, L.P. and the Company	Incorporated by reference to Exhibit 10.25 contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 1999 (File No. 0-27600).

10.5	Fourth Amendment to Lease Agreement dated June 1, 2000 between First Industrial L.P. and the Company	Incorporated by reference to Exhibit 10.18 contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2000 (File No. 0-27600).

10.6	Fifth Amendment to Lease Agreement dated March 28, 2001 between First Industrial L.P. and the Company	Incorporated by reference to Exhibit 10.33 contained in the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2001 (File No. 0-27600).

10.7	Sixth Amendment to Lease Agreement effective January 7, 2002 between First Industrial L.P. and the Company	Incorporated by reference to Exhibit 10.34 contained in the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2001 (File No. 0-27600).

10.8	1989 Omnibus Stock Option Plan, as amended	Incorporated by reference to Exhibit 10.11 contained in the Company’s Registration Statement on Form S-1 (File No. 33-99904).

10.9	Amended and Restated 1993 Stock Option Plan (as of July 26, 2001)	Incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-QSB for the quarter ended September 30, 2001 (File No. 0-27600).

10.10	Form of Non-Statutory Stock Option Agreement for Nonemployees pursuant to 1993 Stock Option Plan	Incorporated by reference to Exhibit 10.21 contained in the Company’s Registration Statement on Form S-1 (File No. 33-99904).

10.11	Form of Non-Statutory Stock Option Agreement for Nonemployee Directors pursuant to 1993 Stock Option Plan	Incorporated by reference to Exhibit 10.18 contained in the Company’s Registration Statement on Form S-1 (File No. 33-99904).

10.12	Form of Incentive Stock Option Agreement for Employees pursuant to 1993 Stock Option Plan	Incorporated by reference to Exhibit 10.19 contained in the Company’s Registration Statement on Form S-1 (File No. 33-99904).

10.13	Patent License Agreement dated July 20, 1998 between the Company and the Institute of Critical Care Medicine (1)	Incorporated by reference to Exhibit 10.1 contained in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 1998 (File No. 0-27600).

10.14	Executive Severance Pay Plan	Incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 1999 (File No. 0-27600).

10.15	Amendment No. 1, dated August 15, 2000 to Executive Severance Pay Plan	Incorporated by reference to Exhibit 10.20 contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2000 (File No. 0-27600).

10.16	Amendment No. 2, dated April 19, 2001 to Executive Severance Pay Plan	Incorporated by reference to Exhibit 10.7 to the Company’s Quarterly Report on Form 10-QSB for the quarter ended March 31, 2001 (File No. 0-27600).

10.17	Development and License Agreement, dated September 28, 2001, between the Company and Nellcor Puritan Bennett, Inc. (1)	Incorporated by reference to Exhibit 10.2 to the Company’s Quarterly Report on Form 10-QSB/A for the quarter ended September 30, 2001 (File No. 0-27600).

10.18	Asset Purchase Agreement, dated October 1, 2002, among Optical Sensors Incorporated, Vasamedics LLC, John Borgos and Ramon Diaz	Incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-QSB for the quarter ended March 31, 2003 (File No. 0-27600).

10.19	Stock Purchase Agreement, dated as of June 23, 2003, by and among the Company, Circle F Ventures, LLC and Circle F Ventures II, LLC	Incorporated by reference to Exhibit 10.1 contained in the Company’s Current Report on Form 8-K filed June 24, 2003 (File No. 0-27600).

10.20	2003 Stock Option Plan	Incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-QSB for the quarter ended September 30, 2003 (File No. 0-27600).

10.21	Form of Non-Statutory Stock Option Agreement pursuant to 2003 Stock Option Plan.	Incorporated by reference to Exhibit 10.23 to the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2004 (File No. 0-27600).

10.22	Asset Purchase Agreement, dated April 14, 2004, between Optical Sensors Incorporated and SORBA Medical Systems, Inc.	Incorporated by reference to Exhibit 10.1 contained in the Company’s Current Report on Form 8-K filed May 17, 2004 (File No. 0-27600).

10.23	Stock Purchase Agreement, dated as of May 6, 2005, by and among the Company, Circle F Ventures, LLC, Circle F Ventures II, LLC, the Hayden R. Fleming and LaDonna M. Fleming Revocable Trust and certain investors.	Incorporated by reference to Exhibit 10.1 contained in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2005 (File No. 0-27600).

10.24	Joinder Agreement to Stock Purchase Agreement by and between Optical Sensors Incorporated and Barth Investment Company II, LP dated June 15, 2005.	Incorporated by reference to Exhibit 10.1 contained in the Company’s Current Report on Form 8-K filed June 21, 2005 (File No. 0-27600).

16.1	Letter from Ernst & Young LLP dated June 10, 2004 regarding change in certifying accountant.	Incorporated by reference to Exhibit 16.1 contained in the Company’s Current Report on Form 8-K filed June 14, 2004 (File No. 0-27600).

23.1	Consent of Independent Auditors	Filed herewith.

23.2	Consent of Independent Auditors	Filed herewith.

24.1	Power of Attorney	Contained on Page II-5 herein.

(1)	Confidential treatment has been granted by the Commission with respect to designated portions contained within document. Such portions have been omitted and filed separately with the Commission pursuant to Rule 24b-2 of the Securities and Exchange Act of 1934, as amended.